Exhibit 99.2

Feldman Financial Advisors, Inc.

 1001 Connecticut Avenue, NW ● Suite 840
                                                                                                                                         Washington, DC  20036
 (202) 467-6862 ● Fax (202) 467-6963

ViewPoint Financial Group Plano, Texas Conversion Valuation Appraisal Report Valued as of March 5, 2010 Prepared By Feldman Financial Advisors, Inc. Washington, D.C.

Feldman Financial Advisors, Inc.

1001 Connecticut Avenue, NW ● Suite 840
Washington, DC  20036
(202) 467-6862 ● Fax (202) 467-6963

March 5, 2010

Board of Directors
ViewPoint Financial Group
1309 West 15th Street
Plano, Texas  75075

Members of the Board:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated aggregate pro forma market value of ViewPoint Financial Group (“ViewPoint” or the “Company”) on a fully converted basis as of March 5, 2010 in conjunction with the mutual-to-stock conversion (“Conversion”) of ViewPoint MHC (the “MHC”).  Currently, the MHC is a federally chartered mutual holding company that owns a majority interest approximating 57% in the Company, a federally chartered stock holding company that owns all of the outstanding common stock of ViewPoint Bank (the “Bank”).  The remainder of the Company’s shares (approximately 43%) is owned by public stockholders.  At the conclusion of the Conversion, the MHC will no longer exist.  ViewPoint Financial Group, Inc., a newly formed holding company (“New ViewPoint”), will be the successor corporation to ViewPoint upon completion of the Conversion.  New ViewPoint will own all of the outstanding shares of common stock of the Bank upon completion of the Conversion.

New ViewPoint is offering for sale common stock representing the majority ownership interest in the Company that is currently held by the MHC in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members.  Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a community offering, with a preference given to the communities and the shareholders of the Company.  New ViewPoint also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a syndicated community offering.  At the conclusion of the Conversion, existing public stockholders of the Company will receive shares of common stock of New ViewPoint in exchange for their shares of the Company’s common stock.  The Appraisal is furnished pursuant to the filing by the MHC of the Application for Conversion (the “Application”) with the Office of Thrift Supervision (“OTS”).

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries.  The background of Feldman Financial is presented in Exhibit I.  In preparing the Appraisal, we conducted an analysis of the Company that included discussions with the Company’s management, the Company’s legal counsel, Silver, Freedman & Taff, L.L.P., and the Company’s independent auditor, Crowe Horwath LLP.  In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

feldman financial advisors, inc.

Board of Directors
ViewPoint Financial Group
March 5, 2010

We also reviewed, among other factors, the economy in the Company’s primary market area and compared the Company’s financial condition and operating performance with that of selected publicly traded thrift institutions.  We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Company’s representation that the information contained in the Application and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete.  We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company.  The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.

It is our opinion that, as of March 5, 2010, the estimated aggregate pro forma market value of the Company based on the Conversion of the MHC, including: (i) shares sold in the Conversion that represent the MHC’s ownership interest in the Company, and (ii) exchange shares issued to existing public shareholders of the Company, was $351,515,620 at the midpoint. The resulting valuation range (“Valuation Range”) was a minimum of $298,788,270, a maximum of $404,242,960, and an adjusted maximum of $464,879,400.  Pursuant to OTS regulations, the Valuation Range is based upon a 15% decrease from the midpoint to determine the minimum, a 15% increase from the midpoint to establish the maximum, and a 15% increase from the maximum to reflect the adjusted maximum.

The aggregate offering price of the shares of common stock sold in the Conversion will be equal to the Valuation Range multiplied by the approximate 57% ownership interest that the MHC has in the Company.  The number of shares offered will be equal to the aggregate offering price divided by the offering price per share.  Based on the Valuation Range, the percentage of the Company’s common stock owned by the MHC, and the offering price of $10.00 per share, the resulting offering range (“Offering Range”) represents a minimum of 17,000,000 shares, a midpoint of 20,000,000 shares, a maximum of 23,000,000 shares, and an adjusted maximum of 26,450,000 shares.  On an aggregate basis, the Offering Range reflects a minimum amount of $170,000,000, a midpoint amount of $200,000,000 a maximum amount of $230,000,000, and an adjusted maximum of $264,500,000.

Pursuant to OTS regulations, the minority interest stockholders are entitled to exchange the existing public shares for newly issued shares of New ViewPoint’s common stock on a fully converted basis.  The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in the Company equal to approximately 57%.  The exchange ratio to be received by the existing minority interest shareholders will be determined as of the closing of the Conversion.  Based upon this calculation, and the Valuation Range and Offering Range, the exchange ratio would be 1.1985 shares, 1.4101 shares, 1.6216 shares, and 1.8648 of newly issued shares of the Company’s common stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum, and adjusted maximum of the Offering Range, respectively.

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Board of Directors
ViewPoint Financial Group
March 5, 2010

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion.  Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value.  Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The Valuation Range reported herein will be updated as appropriate.  These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks.  Should any such new developments or changes be material, in our opinion, to the valuation of the Company, appropriate adjustments to the estimated pro forma market value will be made.  The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Peter W. L. Williams
Principal

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TABLE OF CONTENTS

TAB			PAGE

	INTRODUCTION		1

I.	Chapter One – BUSINESS OF VIEWPOINT FINANCIAL GROUP

	General Overview		4
	Financial Condition		11
	Income and Expense Trends		25
	Interest Rate Risk Management		34
	Asset Quality		37
	Subsidiary Activity		39
	Office Facilities		40
	Market Area		41
	Summary Outlook		55

II.	Chapter Two – COMPARISONS WITH PUBLICLY TRADED THRIFTS

	General Overview		56
	Selection Criteria		57
	Recent Financial Comparisons		61

III.	Chapter Three – MARKET VALUE ADJUSTMENTS

	General Overview		76
	Earnings Growth Potential		77
	Financial Condition		78
	Market Area		79
	Management		80
	Dividend Policy		81
	Liquidity of the Issue		81
	Subscription Interest		82
	Effect of Government Regulations and Regulatory Reform		84
	Recent Acquisition Activity		84
	Stock Market Conditions		86
	New Issue Discount		88
	Adjustments Conclusion		90
	Valuation Approach		91
	Valuation Conclusion		94

IV.	Appendix – EXHIBITS

	I	Background of Feldman Financial Advisors, Inc.	I-1
	II-1	Consolidated Balance Sheets	II-1
	II-2	Consolidated Income Statements	II-2
	II-3	Loan Portfolio Composition	II-3
	II-4	Net Lending Activity	II-4
	II-5	Investment Portfolio Composition	II-5
	II-6	Deposit Account Distribution	II-6
	II-7	Borrowed Funds Distribution	II-7
	II-8	Office Network	II-8
	III	Financial and Market Data for All Public Thrifts	III-1
	IV-1	Pro Forma Assumptions for Second-Step Stock Offering	IV-1
	IV-2	Pro Forma Second-Step Stock Offering Range	IV-2
	IV-3	Pro Forma Conversion Analysis at the Maximum Valuation	IV-3
	IV-4	Comparative Valuation Ratio Differential	IV-4

i

feldman financial advisors, inc.

LIST OF TABLES

ii

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INTRODUCTION

As requested, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated aggregate pro forma market value of ViewPoint Financial Group (“ViewPoint” or the “Company”) on a fully converted basis as of March 5, 2010 in conjunction with the mutual-to-stock conversion (“Conversion”) of ViewPoint MHC (the “MHC”).  Currently, the MHC is a federally chartered mutual holding company that owns a majority interest approximating 57% in the Company, a federally chartered stock holding company that owns all of the outstanding common stock of ViewPoint Bank (the “Bank”).  The remainder of the Company’s shares (approximately 43%) is owned by public stockholders.

At the conclusion of the Conversion, the MHC will no longer exist.  ViewPoint Financial Group, Inc., a newly formed holding company (“New ViewPoint”), will be the successor corporation to ViewPoint upon completion of the Conversion.  New ViewPoint will own all of the outstanding shares of common stock of the Bank upon completion of the Conversion.  New ViewPoint is offering for sale common stock representing the majority ownership interest in the Company that is currently held by the MHC in a subscription offering to eligible depositors.  Shares not sold in the subscription offering may be sold to certain members of the general public in a community offering or syndicated offering.  The Appraisal is furnished pursuant to the filing by the MHC and the Company of the Application for Conversion (the “Application”) with the Office of Thrift Supervision (“OTS”).

In the course of preparing the Appraisal, we reviewed and discussed with ViewPoint’s management and the Company’s independent accountants, Crowe Horwath, LLP, the audited financial statements of the Company’s operations for the years ended December 31, 2008 and 2009.  We also reviewed and discussed with management other financial matters of the Company.

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Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information.  We visited the Company’s primary market area and examined the prevailing economic conditions.  We also examined the competitive environment within which the Company operates and assessed the Company’s relative strengths and weaknesses.

We examined and compared the Company’s financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions.  We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular.  We included in our analysis an examination of the potential effects of the Conversion on the Company’s operating characteristics and financial performance as they relate to the estimated pro forma market value of the Company.

In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by ViewPoint and its independent accountants.  We did not independently verify the financial statements and other information provided by the Company and its independent accountants, nor did we independently value the assets or liabilities of the Company.  The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.

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Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion.  Moreover, because such the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s aggregate pro forma market value.  Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

           The Valuation Range reported herein will be updated as appropriate.  These updates will consider, among other factors, any developments or changes in the Company’s financial performance or management policies, and current conditions in the securities market for thrift institution common stocks.  Should any such developments or changes be material, in our opinion, to the valuation of the Company, appropriate adjustments to the estimated aggregate pro forma market value will be made.  The reasons for any such adjustments will be explained in detail at that time.

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I.  BUSINESS OF VIEWPOINT FINANCIAL GROUP

General Overview

The Company is a federally chartered stock holding company that is headquartered in Plano, Texas.  The Company owns all of the capital stock of ViewPoint Bank.  The Company provides financial services through 23 community bank (branch) offices and 15 loan production offices. The Company’s community bank offices are located in its primary market area, the Dallas/Fort Worth Metroplex.  The Company’s loan production offices are located in the Dallas/ Fort Worth Metroplex, as well as in Houston, San Antonio, Austin, and other Texas cities.   At December 31, 2009, the Company had total assets of $2.4 billion, net loans of $1.4 billion, total deposits of $1.8 billion, and total equity of $205.7 million, or 8.64% of total assets.

Prior to January 1, 2006, the Bank was a state-chartered credit union known as Community Credit Union, which was established originally in 1952.  The Bank reorganized into mutual holding company form of organization and formed the Company on September 29, 2006. As part of the reorganization, the Bank converted from mutual to stock form and became a wholly owned subsidiary of the Company.  The Company raised net proceeds of $106.8 million in a stock offering that was completed on September 29, 2006.  The Company owns 100% of the common stock of the Bank, and the MHC currently owns approximately 57% of the common stock of the Company.  The MHC has no other activities or operations other than its ownership interest in the Company.  The Company (parent only) has no significant assets or liabilities other than all of the outstanding shares of common stock of the Bank, its loan to the ViewPoint Bank Employee Stock Ownership Plan (“ESOP”), liquid investments, and certain borrowings.

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The Bank is subject to regulation and oversight by the OTS and the Federal Deposit Insurance Corporation (“FDIC”).  The FDIC also insures the deposit accounts of the Bank to the maximum extent permitted by law.  The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Dallas.

Prior to 2006, ViewPoint operated as a credit union and concentrated its lending efforts on the origination of direct and indirect automobile lending and other general consumer lending.  In recent years, the Company expanded its one- to four-family and commercial real estate lending and de-emphasized its automobile lending.  Its principal business consists of attracting retail deposits and investing those funds along with borrowings in residential and commercial real estate mortgages, as well as in secured and unsecured commercial non-mortgage and consumer loans.  Additionally, ViewPoint has an active program with mortgage banking companies that allows them to close residential mortgages in their own name and temporarily finance their inventory of these closed loans until the loans are sold to investors approved by the Company (the “Purchase Program”).  The Company also offers brokerage services for the purchase and sale of non-deposit investment and insurance products through a third party brokerage arrangement.

ViewPoint’s principal objective is to remain an independent, community-oriented financial institution serving customers in its primary market area.  The Company has attempted to accomplish this objective through the adoption of a strategy designed to maintain profitability, strong capital, and high asset quality.  This strategy primarily involves:

●	Continuing the growth and diversification of the loan portfolio.
●	Maintaining a historically high level of asset quality.
●	Capturing its customers’ full relationship.
●	Expand the reach of the Company.

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Continuing the growth and diversification of the loan portfolio.  During the past five years, ViewPoint has transitioned its lending activities from a predominantly consumer-driven model to a more diversified consumer and business lender by emphasizing three key lending initiatives: the Purchase Program, through which it funds third party mortgage bankers; residential mortgage lending through its own mortgage banking company; and commercial real estate lending.   Additionally, the Company seeks to diversify its loan portfolio by increasing secured commercial and industrial lending to small to mid-size businesses in its market area.  Loan diversification potentially improves the Company’s earnings because commercial real estate and commercial business loans generally have higher interest rates than residential mortgage loans.  Another benefit of commercial lending is that it improves the sensitivity of the Company’s interest-earning assets because commercial loans typically have shorter terms than residential mortgage loans and frequently have variable interest rates.

Maintaining a historically high level of asset quality.  ViewPoint believes that strong asset quality is a key to long-term financial success.  The Company has sought to maintain a high level of asset quality and moderate credit risk by strictly adhering to its strong lending policies, as evidenced by historical low charge-off ratios and non-performing assets.  Although it intends to continue efforts to grow the loan portfolio, including through commercial real estate and business lending, ViewPoint intends to continue its philosophy of managing credit risk exposure through its conservative approach to lending.

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Capturing its customers’ full relationship.  ViewPoint offers a wide range of products and services that provide diversification of revenue sources and help solidify customer relationships.  The Company focuses on core retail and business deposits, including savings and checking accounts, that lead to long-term customer retention.  It recently introduced the “Absolute Checking” account product, which offers a higher rate of interest when required electronic transaction amounts and other requirements are satisfied, provides cost savings, and drives fee revenue while providing what the Company believes to be a stable customer relationship.  As part of its commercial lending process, the Company cross-sells the entire business banking relationship, including non-interest bearing deposits and business banking products, such as online cash management, treasury management, wires, and direct deposit/ payment processing.

Expanding the reach of the Company.  In addition to deepening relationships with existing customers, ViewPoint intends to expand its business to new customers by leveraging its well-established involvement in the community and by selectively emphasizing products and services designed to meet their banking needs.  The Company also intends to continue to pursue expansion in its market area through growth of its branch network.  The Company may also consider the acquisition of other financial institutions or branches of other banks in or contiguous to its market area, although currently no specific transactions are planned.

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Since completing its first-step MHC offering, the Company’s assets have expanded steadily from $1.5 billion at December 31, 2006 to $2.4 billion at December 31, 2009, representing a compound annual growth rate of 15.9% over the three-year period.  The Company has significantly expanded its mortgage origination capacity and leveraged the balance sheet.  As total assets expanded, the ratio of total equity to total assets declined from 14.04% at year-end 2006 to 8.64% at year-end 2009.  Part of the Company’s expansion was fueled by the acquisition in September 2007 of the assets and loan origination business of Bankers Financial Mortgage Group, Ltd. (“BFMG”), which was absorbed into a subsidiary of the Company, ViewPoint Bankers Mortgage, Inc. (“VPBM”).  VPBM primarily originates one- to four-family residential mortgage loans in the local market area.  Although the Company closed ten in-store banking centers in 2009, it has furthered its banking presence in recent years through the opening of other traditional free-standing banking offices and additional loan production offices. Also, the expansion of ViewPoint’s warehouse lending and Purchase Program operations contributed to the Company’s overall growth.

While the Company’s asset base has grown at a noteworthy rate, its reported earnings performance has not fared as favorably.  Net income declined from $5.1 million in 2007 to a loss of $3.3 million in 2008 and net profits of $2.9 million in 2008.  The lower earnings in 2008 and 2009 were attributable largely to impairment charges that the Company recognized on collateralized debt obligations (trust preferred securities).  These pre-tax impairment charges amounted to $13.8 million in 2008 and $12.2 million in 2009.  Excluding the effect of these impairment charges, adjusted earnings amounted to $5.8 million in 2008 and $10.8 million in 2009.  The underlying securities that produced the impairment charges were sold by the Company in June 2009 and no gain or loss was recognized on the sale of the securities because of the related impairment charges.

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While ViewPoint has achieved notable asset expansion since its MHC reorganization and first-step stock offering, its future growth potential is constrained by the ability to grow its capital base through retained earnings.  In order to facilitate its growth objectives and maintain appropriate capital levels, the Board of Directors of the Company has decided at this time to convert to the fully public stock form of ownership and raise additional capital through a second-step offering.  ViewPoint believes that completing the second-step offering is necessary for it to continue to grow and execute its business strategy.  The Company’s primary reasons for converting and raising additional capital through the offering are:

●	to support internal growth through lending in the communities it serves;

●	to improve its capital position during a period of significant economic uncertainty, especially for the financial services industry;

●
to finance the acquisition of branches from other financial institutions or build or lease new branch facilities primarily in, or adjacent to, the State of Texas, although it does not currently have any agreements or understandings regarding any specific acquisition transaction;

●	to enhance existing products and services, and support the development of new products and services by, for example, investing in technology to support growth and enhanced customer service;

●	to improve the liquidity of its shares of common stock and shareholder returns through higher earnings and more flexible capital management strategies;

●
to finance, where opportunities are presented, the acquisition of financial institutions or other financial service companies primarily in, or adjacent to, the State of Texas, although it does not currently have any understandings or agreements regarding any specific acquisition transaction;

●	to use the additional capital for other general corporate purposes.

As a fully converted stock holding company, ViewPoint also will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that it can use to pay for an acquisition.  ViewPoint’s current mutual holding company structure limits its ability to offer shares of its common stock as consideration for a merger or acquisition since ViewPoint MHC is required to own a majority of the Company’s shares.  Potential sellers often want stock for at least part of the purchase price.  ViewPoint’s new stock holding company structure will enable it to offer stock or cash consideration, or a combination of stock and cash, and will therefore enhance its ability to compete with other bidders when acquisition opportunities arise.

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The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Bank’s economic and competitive environment, and recent management initiatives.  The discussion is supplemented by the exhibits in the Appendix.  Exhibit II-1 summarizes the Company’s consolidated balance sheets as of December 31, 2008 and 2009.  Exhibit II-2 presents the Company’s consolidated income statements for the years ended December 31, 2007 to 2009.

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Financial Condition

Table 1 presents selected financial condition and operations data for the Company as of or for the years ended December 31, 2005 to 2009.  Table 2 displays selected financial ratios and other data as of or for the years ended December 31, 2005 to 2009.

Table 1
Selected Financial Condition and Operations Data
As of and For the Years Ended December 31, 2005 to 2009
(Dollars in Thousands)

	As of and For the Year Ended December 31,
	2009	2008	2007	2006	2005

Selected Financial Condition Data
Total assets	$2,379,504	$2,213,415	$1,658,204	$1,529,760	$1,428,062
Loans held for sale	341,431	159,884	13,172	3,212	2,306
Loans receivable, net	1,108,159	1,239,708	908,650	965,452	1,073,167
Securities available for sale, at fair value	484,058	483,016	542,875	324,523	101,560
Securities held to maturity, at amortized cost	254,724	172,343	20,091	11,271	41,962
Federal Home Loan Bank stock	14,147	18,069	6,241	3,724	3,958
Bank-owned life insurance	28,117	27,578	26,497	-	-
Deposits	1,796,665	1,548,090	1,297,593	1,234,881	1,257,727
Borrowings	347,504	435,841	128,451	55,762	47,680
Shareholders’ equity	205,682	194,139	203,794	214,778	101,181

Selected Operations Data
Total interest income	$108,301	$97,243	$84,232	$72,726	$64,421
Total interest expense	49,286	46,169	41,121	31,386	23,342
Net interest income	59,015	51,074	43,111	41,340	41,079
Provision for loan losses	7,652	6,171	3,268	2,565	6,120
Net interest income after provision	51,363	44,903	39,843	38,775	34,959

Service charges and fees	18,866	19,779	22,389	20,589	20,359
Net gain on sale of loans	16,591	9,390	1,298	199	351
Impairment of collateralized debt obligations	(12,246)	(13,809)	-	-	-
Other non-interest income	3,988	3,504	2,238	2,646	3,775
Total non-interest income	27,199	18,864	25,925	23,434	24,485
Total non-interest expense	74,932	69,359	57,957	56,080	56,720
Income (loss) before income tax expense (benefit)	3,630	(5,592)	7,811	6,129	2,724
Income tax expense (benefit)	960	(2,277)	2,744	(3,557)	-
Net income (loss)	$2,670	$(3,315)	$5,067	$9,686	$2,724

Source:  ViewPoint Financial Group.

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Table 2
Selected Financial Ratios and Other Data
As of and For the Year Ended December 31, 2005 to 2009

	As of and For the Year Ended December 31,
	2009	2008	2007	2006	2005
Performance Ratios
Return on average assets	0.12%	(0.17)%	0.32%	0.65%	0.19%
Return on average equity	1.35%	(1.65)%	2.40%	6.76%	2.72%
Net interest rate spread (during period)	2.37%	2.31%	2.14%	2.41%	2.83%
Net interest rate spread (end of period)	2.30%	2.11%	2.14%	2.19%	2.78%
Net interest margin	2.73%	2.87%	2.92%	3.00%	3.13%
Non-interest income to operating revenue	20.07%	16.25%	23.53%	24.37%	27.54%
Operating expense to average total assets	3.27%	3.66%	3.62%	3.79%	4.00%
Efficiency ratio	76.10%	82.82%	83.95%	86.58%	86.51%
Dividend payout ratio	92.58%	NM	41.74%	NA	NA

Asset Quality Ratios
Non-performing assets to total assets	0.70%	0.29%	0.26%	0.26%	0.36%
Non-performing loans to total loans	1.13%	0.38%	0.38%	0.35%	0.43%
Allowance for loan losses to non-performing loans	97.29%	191.11%	175.49%	193.03%	167.51%
Allowance for loan losses to total loans	1.10%	0.73%	0.67%	0.67%	0.72%

Capital Ratios
Total equity to total assets	8.64%	8.77%	12.29%	14.04%	7.09%
Average equity to average assets	8.67%	10.59%	13.22%	9.69%	7.07%

Other Data
Number of locations (including in-store banking centers and loan production offices)	38	45	37	34	33
Number of in-store banking centers	2	12	12	16	18

Source:  ViewPoint Financial Group.

Asset Composition

The Company’s assets experienced relatively steady growth over the past five years, increasing by a compound annual rate of 13.6% from $1.4 billion at year-end 2005 to $2.4 billion at year-end 2009.  The net asset expansion of $951.4 million over this period occurred largely in the securities portfolio.  Investment securities increased by $605.4 million from $147.5 million at year-end 2005 to $752.2 million at year-end 2009.  Loans increased by $374.1 million from $1.1 billion at year-end 2005 to $1.4 billion at year-end 2009.  While the loan portfolio did not expand as much as the securities portfolio, the composition of the loan portfolio changed significantly.

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Table 3
Relative Balance Sheet Concentrations
As of December 31, 2005 to 2009
(Percent of Total Assets)

	December 31,
	2009	2008	2007	2006	2005

Cash and cash equivalents	2.33	1.47	4.43	10.19	8.79
Investment securities	31.64	30.42	34.33	22.19	10.33
Loans receivable, net	46.57	56.01	54.80	63.11	75.15
Loans held for sale	14.35	7.22	0.79	0.21	0.16
Other assets	5.11	4.88	5.65	4.88	5.57
Total Assets	100.00	100.00	100.00	100.00	100.00

Total deposits	75.51	69.94	78.25	80.72	88.07
Borrowed funds	14.60	19.69	7.75	3.65	3.34
Other liabilities	1.25	1.60	1.71	1.59	1.50
Total Liabilities	91.36	91.23	87.71	85.96	92.91
Retained earnings	8.64	8.77	12.29	14.04	7.09
Total Liabilities and Equity	100.00	100.00	100.00	100.00	100.00

    Source:  ViewPoint Financial Group; Feldman Financial calculations.

After its charter conversion from a credit union to a savings bank, ViewPoint began to place more emphasis on diversified lending and decreased originations of automobile loans.  The Company’s loan portfolio composition is presented in Exhibit II-3 as of December 31, 2007 to 2009.  Total real estate loans increased from $456.6 million or 42.6% of total loans at year-end 2005 to $998.8 million or 89.0% of total loans at year-end 2009.  Total consumer loans, predominantly comprising automobile loans, decreased from $607.4 million or 56.6% of total loans at year-end 2005 to $94.9 million or 8.5% of total loans at year-end 2009.  The increase in the Company’s real estate loans resulted from the targeted goal to expand its residential and commercial mortgage lending operations and to increase the portfolio holding of assets that met the criteria for the Qualified Thrift Lender (“QTL”) test.  In recent years, the Company added additional personnel, acquired a mortgage banking company, and instituted operating policies and procedures as part of its planned emphasis on real estate lending.

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Residential Lending. ViewPoint originates loans secured by first mortgages on owner-occupied, one- to four-family residences in its area.  The Company primarily originates one- to four-family residential mortgage loans through VPBM.  All of the residential mortgage originated are funded by the Company and either retained in its portfolio or sold into the secondary market.  The Company sells a majority of its residential mortgage loans on a servicing released basis.  An evaluation is conducted at the time of origination based on yield, term, price, and servicing released premium to determine if the loan is to be sold or retained.  Sales of one- to four-family real estate loans can increase liquidity, provide funds for additional lending activities, and generate income.

At December 31, 2009, one- to four-family residential mortgage loans (which included a limited amount of home improvement and construction loans) totaled $447.0 million, or 39.9% of the gross loan portfolio, of which $312.8 million were fixed-rate loans and $134.2 million were adjustable-rate loans.  In 2009, the Company sold $629.9 million, or 90.5%, of the one- to four-family loans it originated to investors.  These loans were sold servicing released.  The remainder of one- to four-family loans originated were retained in portfolio.

In 2009, ViewPoint originated $647.0 million of one- to four-family fixed-rate mortgage loans and $48.7 million of one- to four-family adjustable-rate mortgage (“ARM”) loans, which included a limited amount of home improvement and construction loans.  All ARM loans are offered with annual adjustments that begin after the initial reset date, which is typically five or seven years, and lifetime rate caps that vary based on the product, generally with a maximum annual rate change of 2.0% and a maximum overall rate change of 6.0%.  The Company uses a variety of indices to reprice its ARM loans.  As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as the Company’s cost of funds.  As of December 31, 2009, 81% of the Company’s ARM loans will reset in the next five years.

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Exhibit II-4 displays the Company’s net lending activity from 2007 to 2009.  Residential mortgage originations amounted to $127.2 million in 2007 and increased to $503.1 million and $685.0 million in 2008 and 2009, respectively, following the expansion of VPBM’s lending operations.  The Company’s loan purchases increased dramatically from $45.6 million and $299.9 million in 2007 and 2008, respectively, to $5.2 billion in 2009 in conjunction with the operation of its Purchase Program lending activity.  The Company sold $5.6 billion of residential mortgage loans in 2009, as compared to $77.4 million in 2007 and $444.5 million in 2008.

Purchase Program. ViewPoint’s Purchase Program enables its mortgage banking company customers to close conforming one- to four-family real estate loans in their own name and temporarily finance their inventory of these closed loans until the loans are sold to investors approved by the Company.  ViewPoint initiated the Purchase Program in July 2008 and began funding these types of loans in October 2008.  At December 31, 2009, the Purchase Program had 22 clients, compared to eight clients at December 31, 2008.  The approved maximum borrowing amounts for the Company’s existing Purchase Program clients ranged from $10.0 million to $30.0 million at December 31, 2009.  During 2009, the average daily outstanding balance per client was $11.7 million.  The underwriting standards for Purchase Program relationships include a minimum tangible net worth of $2.0 million and a requirement for personal guarantees and historical profitability of the mortgage banking company client.  Purchase Program fundings, which are made under the Company’s standard loan participation agreement, are secured by one- to four-family mortgage loans and are classified as mortgage loans held for sale.  This type of lending has a lower risk profile than other one- to four-family loans because the loans are conforming one- to four-family real estate loans that are sold to an approved investor with specific curtailments.  If the loan is not sold within 90 days, the mortgage banking company client is required to take back the loan.  A significant portion of Purchase Program loan production consists of FHA-insured loans.

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At December 31, 2009, Purchase Program loans outstanding totaled $311.4 million.  During 2009, ViewPoint purchased $5.2 billion in mortgage loans made under these loan participation agreements.  Purchase Program loans adjust with changes to the daily LIBOR.  These loans have a yield that is based on the daily LIBOR, with a floor of 2.50% per annum, plus a margin rate.  The margin rate, which is based on the underlying mortgage loan as contracted and disclosed in the pricing schedule of each Purchase Program client, ranges between 2.00% and 3.00% per annum, which results in a minimum total rate for Purchase Program loans of 4.50%.  All loans in this portfolio were performing at December 31, 2009.

Commercial Real Estate Lending. ViewPoint offers a variety of commercial real estate loans.  These loans are generally secured by commercial, income-producing, multi-tenanted properties located in the Company’s market area or elsewhere in Texas.  These properties include office buildings, retail centers, light industrial facilities, warehouses and multifamily properties.  This category also includes small business real estate loans for owner-occupied or single tenant properties.  At December 31, 2009, commercial real estate loans (including a limited amount of construction loans) totaled $454.5 million, or 40.5% of the gross loan portfolio.  The Company’s commercial real estate loans are originated internally by its Commercial Real Estate Lending and Business Lending departments.

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ViewPoint’s commercial real estate loans are generally originated with a fixed interest rate for terms between three and ten years, 25 to 30-year amortization periods, and balloon payments due at maturity.  Most loans with a fixed interest rate are generally originated with a term of five years or less.  Commercial real estate adjustable-rate loans generally have fixed rates for the first three to five years, and then have a one-time rate adjustment to a new fixed rate for the remaining term (generally an additional three to five years).  Loan-to-value ratios on the Company’s commercial real estate loans typically do not exceed 75% of the appraised value of the property securing the loan.  At December 31, 2009, the average loan-to-value ratio of the commercial real estate portfolio was 59.3%, using the current loan balances and collateral values at origination (or adjusted values for those properties which have required updated appraisals as a result of loan modification requests or evaluations of classified assets).

Loans for non-owner-occupied properties are generally originated without recourse to the borrower, except in cases of breach of representation, warranty or covenant, and at lower loan-to-value ratios.  Loans for owner-occupied or single tenant properties may have higher loan-to-value ratios, but generally require personal recourse.  At December 31, 2009, $24.4 million or 5.4% of the commercial real estate loan portfolio was owner-occupied.  Approximately $200.1 million or 44.1% of the commercial real estate portfolio was secured by office properties as of December 31, 2009, followed by $135.3 million or 29.8% of retail properties, $39.5 million or 8.7% of industrial properties, and $27.7 million or 6.1% of office/warehouse properties.

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Loans secured by commercial real estate properties generally involve a greater degree of credit risk than one- to four-family residential mortgage loans.  These loans typically involve large balances to single borrowers or groups of related borrowers.  Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of these loans may be subject to adverse conditions in the real estate market or the economy.  If the cash flow from the property is reduced, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired.  The Company’s largest commercial real estate lending relationship at December 31, 2009, consisted of two loans that totaled $18.3 million which are secured by three office buildings in Austin, Texas.  At December 31, 2009, this relationship was performing in accordance with its terms.

Home Equity Lending.  The Company’s home equity loans totaled $97.2 million and comprised 8.7% of the gross loan portfolio at year-end 2009, including $21.9 million of home equity lines of credit.  Most of the home equity loans are secured by Texas real estate.  Under Texas law, home equity borrowers are allowed to borrow a maximum of 80% (combined loan-to-value of the first lien, if any, plus the home equity loan) of the fair market value of their primary residence.  The same 80% combined loan-to-value maximum applies to home equity lines of credit, which are further limited to 50% of the fair market value of the home.   As a result, the Company’s home equity loans and lines of credit have low loan-to-value ratios compared to similar loans in other states.  Home equity lines of credit are originated with an adjustable rate, based on the Wall Street Journal prime rate of interest plus a margin, or with a fixed rate of interest.  Home equity lines of credit have up to a ten-year draw period and amounts may be re-borrowed after payment at any time during the draw period.  Once the draw period has lapsed, the payment is amortized over a ten-year period based on the loan balance at that time. At December 31, 2009, unfunded commitments on these lines of credit totaled $19.7 million.

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Consumer Lending.  ViewPoint offers a variety of secured consumer loans, including new and used automobile loans, recreational vehicle loans and loans secured by savings deposits. The Company also offers unsecured consumer loans.  ViewPoint originates its consumer loans primarily in its market area.  At December 31, 2009, consumer loans totaled $94.9 million or 8.5% of the gross loan portfolio.

The Company originates automobiles loans on a direct basis only.  Automobile loans totaled $67.9 million at December 31, 2009, or 6.1% of the gross loan portfolio, with $57.2 million in direct loans and $10.7 million in indirect loans.  As a result of its charter conversion from a credit union to a savings bank, the Company has diversified its loan portfolio to become less reliant on automobile loans, leading to the decline in direct and indirect automobile loan balances from prior years.  The Company discontinued its indirect automobile lending program in 2007, and as a result, the indirect automobile loan portfolio has declined by $353.3 million or 97.1% since December 31, 2005.  New automobile loans may be written for a term of up to six years and have fixed rates of interest.  Loan-to-value ratios are up to 110% of the manufacturer’s suggested retail price for new automobile loans and of the National Automobile Dealers Association (“NADA”) retail value for used automobile loans.

The Company also originates unsecured consumer loans.  At December 31, 2009, unsecured consumer loans totaled $14.8 million or 1.3% of the gross loan portfolio.  These loans have either a fixed rate of interest for a maximum term of 48 months or are revolving lines of credit with an adjustable rate of interest tied to the prime rate.  At December 31, 2009, unfunded commitments on the unsecured lines of credit totaled $42.1 million, and the average outstanding balance on these lines was approximately $4,000.

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Commercial Non-Mortgage Lending.  At December 31, 2009, commercial non-mortgage loans totaled $28.0 million or 2.5% of the gross loan portfolio.  ViewPoint’s commercial non-mortgage lending activities encompass loans with a variety of purposes and security, including loans to finance business working capital, commercial vehicles and equipment, as well as lines of credit.  Approximately $9.2 million of the commercial non-mortgage loans are unsecured.

The Company’s commercial non-mortgage lending policies include requirements related to credit file documentation and analysis of the borrower’s background, capacity to repay the loan, the adequacy of the borrower’s capital and collateral, as well as an evaluation of other conditions affecting the borrower.  A review of the borrower’s past, present, and future cash flows is also an important aspect of the Company’s credit analysis.  ViewPoint generally obtains personal guarantees on secured and unsecured commercial non-mortgage loans.  The majority of the Company’s commercial non-mortgage loans are to borrowers in its market area.  ViewPoint intends to continue its commercial non-mortgage lending within this geographic area.

Warehouse Lines of Credit. From July 2008 to August 2009, ViewPoint originated warehouse lines of credit to mortgage banking companies in the form of participations in warehouse lines extended by other financial institutions or multi-bank warehouse lending syndications originated in conjunction with other banks.  These warehouse lines of credit were classified as secured commercial lines of credit.  The income generated by this program assisted in funding the Company’s new Purchase Program.  As the Purchase Program began to season, the Company decided to discontinue participating in warehouse lines of credit originated by others and instead focus on serving mortgage banking companies directly through its Purchase Program, due to the added benefits these direct relationships bring.

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Investment Portfolio. Exhibit II-5 presents a summary of ViewPoint’s investment portfolio as of December 31, 2007 to 2009.  As of year-end 2009, the Company’s investment portfolio reflected total securities with an amortized cost of $747.1 million and a fair value of $759.0 million.  ViewPoint had gross unrealized gains losses of $11.9 million in its investment portfolio at year-end 2009.  The weighted average portfolio yield was 3.45% at year-end 2009.

The general objectives of ViewPoint’s investment portfolio are to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low, and to optimize earnings while satisfactorily managing risk, including credit risk, re-investment risk, liquidity risk, and interest rate risk.  The Company’s securities currently consist of agency collateralized mortgage obligations (“CMOs”), agency mortgage-backed securities, U.S. agency notes, bonds from government sponsored enterprises such as Freddie Mac, Fannie Mae, Ginnie Mae, and the Small Business Administration, and municipal bonds.  These securities generally are considered of high quality, possess minimal credit risk and had an aggregate market value in excess of total amortized cost at year-end 2009.  As a member of the FHLB of Dallas, ViewPoint also held $14.1 million of FHLB stock at year-end 2009.

Liability Composition

Deposits are ViewPoint’s major external source of funds for lending and other investment purposes.  Exhibit II-6 presents a summary of the Company’s deposit composition as of December 31, 2007 to 2009.  Total deposits amounted to $1.8 billion or 75.5% of total assets and 82.7% of total liabilities at December 31, 2009.  Total deposits increased by a compound annual rate of 17.7% between year-end 2007 and year-end 2009.

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ViewPoint offers a variety of deposit accounts with a wide range of interest rates and terms to both consumers and businesses.  The Company’s deposits consist of savings, money market and demand accounts and certificates of deposit.  ViewPoint solicits deposits primarily in its market areas.  At December 31, 2008 and 2009, the Company had $59.6 million and $74.0 million in brokered deposits, respectively, which consisted entirely of certificates of deposit made under its participation in the Certificate of Deposit Account Registry Service (“CDARS”).  Through CDARS, ViewPoint can provide a depositor the ability to place up to $50.0 million on deposit with the Bank while receiving FDIC insurance on the entire deposit by placing customer funds in excess of the FDIC deposit limits with other financial institutions in the CDARS network.  In return, these financial institutions place customer funds with the Bank on a reciprocal basis.

ViewPoint primarily relies on competitive pricing policies, marketing, and customer service to attract and retain deposits.  The flow of deposits is influenced significantly by general economic conditions, prevailing interest rates and competition.  The variety of deposit accounts that ViewPoint offers has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand.  The Company has have become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious.  ViewPoint attempts to manage the pricing of its deposits in keeping with its asset/liability management, liquidity, and profitability objectives, subject to competitive factors.

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The Company’s deposit base consists primarily of non-certificate accounts, which totaled $1.2 billion or 64.8% of total deposits at year-end 2009.  Certificates of deposit amounted to $633.2 million or 35.2% of total deposits.  Retail certificate of deposit accounts in excess of $100,000 totaled $165.8 million or 9.2% of total deposits at year-end 2009.  Public funds (deposits from governmental and other public entities) amounted to $336.3 million or 18.7% of total deposits at year-end 2009.  The Company’s weighted average cost of deposits was 2.30% in 2009, as compared to 2.97% in 2008.

Exhibit II-7 presents a summary of ViewPoint’s borrowed funds as of or for the years ended December 31, 2007 to 2009.  Although deposits are its primary source of funds, the Company may utilize borrowings to manage interest rate risk or as a cost-effective source of funds when they can be invested at a positive interest rate spread for additional capacity to fund loan demand according to its asset/liability management goals.  ViewPoint’s borrowings consist primarily of advances from the FHLB of Dallas and a $25.0 million repurchase agreement with Credit Suisse.  Additionally, in October 2009, the Company entered into four promissory notes for unsecured loans totaling $10.0 million obtained from local private investors to increase funds available at the Company (parent only) level.  Of this amount, $7.5 million has been used to increase the capital of the Bank to support loan demand and continued growth.

The Company’s borrowings amounted to $347.5 million at December 31, 2009 and consisted of $312.5 million of FHLB advances, $25.0 million in repurchase agreement, and $10.0 million in promissory notes.  The weighted average interest rate on outstanding borrowings at year-end 2009 was 4.12%.  The weighted average cost of FHLB advances, repurchase agreements, and notes payable was 4.13%, 3.22%, and 6.00%, respectively, as of year-end 2009.

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Equity Capital

The Company had total equity of $205.7 million or 8.64% of total assets as of December 31, 2009.  After its initial MHC offering, the Company’s equity increased from $101.2 million or 7.09% of total assets at year-end 2005 to $214.8 million or 14.04% at year-end 2006.  The Company’s total equity actually declined on a net basis over the next three years due chiefly to stock repurchases and an operating loss in 2008.  The combination of a lower capital amount and increased assets has further leveraged the balance sheet and compressed the ratio of equity to assets to 12.29%, 8.77%, and 8.64% at year-end 2007, 2008, and 2009, respectively.  Total equity increased from $194.1 million at year-end 2008 to $205.7 million at year-end 2009 as a result of $2.7 million in earnings for 2009 and a $5.4 million increase in unrealized gains and losses on securities available for sale.  This increase was primarily attributable to the impairment and sale of the collateralized debt obligations in June 2009, which removed the loss position in accumulated other comprehensive income.

The Bank’s capital levels remain solid in comparison to its minimum regulatory requirements.  The Bank’s regulatory capital ratios of Tier 1 Core Capital, Tier 1 Risk-based Capital, and Total Risk-based Capital were 7.99%, 14.39%, and 15.27%, respectively, as of December 31, 2009.  In comparison, the minimum regulatory requirements under OTS and FDIC guidelines were 4.00%, 4.00%, and 8.00%, and the threshold requirements for regulatory “well-capitalized” levels were 5.00%, 6.00%, and 10.00%, respectively.

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Income and Expense Trends

Table 4 displays the main components of the Company’s earnings performance over the years ended December 31, 2007 to 2009.  Table 5 displays the Company’s principal income and expense ratios as a percent of average assets for the corresponding periods.  Table 6 displays the Company’s weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities for various periods.

Three-Year Overview

The Company recorded earnings of $2.7 million in 2009, representing a return on average assets (“ROA”) of 0.12% and a return on average equity (“ROE”) of 1.35%.  The Company incurred a loss of $3.3 million in 2008.  ViewPoint’s operating results for both 2008 and 2009 were adversely impacted by impairment charges on collateralized debt obligations that amounted to $13.8 million in 2008 and $12.2 million in 2009.  Excluding the tax-adjusted effect of the charges, the Company’s adjusted earnings of $10.8 million represented an ROA of 0.47% and ROE of 5.42%.  The Company’s adjusted earnings of $5.8 million in 2008 correlated to a 0.31% ROA and 2.89% ROE.  The Company’s earnings of $5.1 million in 2007 represented a 0.32% ROA and ROE of 2.40%.

The expansion of the balance sheet fueled the increase in net interest income, which increased by a compound annual growth rate of 12.6% from 2006 to 2009.  The expanded operations of the Company contributed to the increase total non-interest expense, which increased by a compound annual growth rate of 10.1% between 2006 and 2009.  Total non-interest income increased at a lower compound rate of 5.1% between 2006 and 2009, largely due to the uneven level of revenue related to gains on sale and impairment charges.

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Table 4
Income Statement Summary
For the Years Ended December 31, 2007 to 2009
(Dollars in Thousands)

	Year Ended December 31,
	2009	2008	2007

Total interest income	$108,301	$97,243	$84,232
Total interest expense	49,286	46,169	41,121

Net interest income	59,015	51,074	43,111
Provision for loan losses	7,652	6,171	3,268
Net interest income after provision	51,363	44,903	39,843

Service charges and fees	18,866	19,779	22,389
Brokerage fees	347	434	602
Net gain on sale of loans	16,591	9,390	1,298
Bank-owned life insurance income	539	1,081	460
Impairment of collateralized debt obligations	(12,246)	(13,809)	-
Gain on sale of available for sale securities	2,377	-	-
Other gains (losses) and valuation adjustments	(1,232)	744	(198)
Other non-interest income	1,957	1,245	1,374
Total non-interest income	27,199	18,864	25,925

Total non-interest expense	74,932	69,359	57,957

Income (loss) before income tax expense	3,630	(5,592)	7,811
Income tax expense (benefit)	960	(2,277)	2,744

Net income	$2,670	$(3,315)	$5,067

        Source:  ViewPoint Financial Group.

Recent Years Ended December 31, 2008 and 2009

ViewPoint reported net income of $2.7 million for the year ended December 31, 2009, an increase of $6.0 million from a net loss of $3.3 million for the year ended December 31, 2008.  The net loss for 2008 was caused by a $13.8 million pre-tax impairment charge on collateralized debt obligations (trust preferred securities).  These collateralized debt obligations were sold in June 2009, and the Company no longer owns any collateralized debt obligations.  Prior to the sale, ViewPoint recognized a $12.2 million pre-tax charge in 2009 for the other-than-temporary decline in the fair value of the collateralized debt obligations.  The increase in net income for 2009 was also attributable to higher net interest income, increased net gain on sale of loans and a lower effective tax rate, and was partially offset by a higher provision for loan losses and increased non-interest expense.

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Net interest income increased by $7.9 million, or 15.5%, from $51.1 million in 2008 to $59.0 million for 2009.  Net interest income was bolstered by the increase in the balance of average loans from $1.1 million in 2008 to $1.4 billion in 2009.  Total interest income increased by $11.0 million in 2009, while total interest expense increased by only $3.1 million because of generally lower market rates for most deposit accounts.  The weighted average yield on interest-earning assets declined by 46 basis points from 5.47% in 2008 to 5.01% in 2009, largely due to the addition of lower yielding Purchase Program loans.  The cost of interest-bearing liabilities declined by 52 basis points from 3.16% in 2008 to 2.64% in 2009.  As a result, the net interest rate spread increased six basis points to 2.37% for the year ended December 31, 2009, from 2.31% for the year ended December 31, 2008.

The net interest margin decreased 14 basis points to 2.73% in 2009 from 2.87% for 2008. The decrease in the net interest margin was primarily attributable to the increased leverage of the balance sheet.  The ratio of average equity to average assets declined from 10.59% in 2008 to 8.67% for 2009.  Also contributing to the lower net interest margin was the addition of Purchase Program loans with an average balance of $211.1 million that were added to the loan portfolio at an average rate of 4.89%.

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Table 5
Income Statement Ratios
For the Years Ended December 31, 2007 to 2009
(Percent of Average Assets)

	Year Ended December 31,
	2009	2008	2007

Total interest income	4.73%	5.13%	5.26%
Total interest expense	2.15	2.44	2.57

Net interest income	2.58	2.69	2.69
Provision for loan losses	0.34	0.32	0.20
Net interest income after provision	2.24	2.37	2.49

Services charges and fees	0.82	1.04	1.40
Brokerage fees	0.02	0.02	0.04
Net gain on sale of loans	0.73	0.50	0.08
Bank-owned life insurance income	0.02	0.06	0.03
Impairment of collateralized debt obligations	(0.54)	(0.73)	0.00
Gain on sale of available for sale securities	0.10	0.00	0.00
Other gains (losses) and valuation adjustments	(0.05)	0.04	(0.01)
Other non-interest income	0.09	0.07	0.08
Total non-interest income	1.19	1.00	1.62

Total non-interest expense	3.27	3.66	3.62

Income (loss) before income tax expense	0.16	(0.29)	0.49
Income tax expense (benefit)	0.04	(0.12)	0.17

Net income	0.12%	(0.17)%	0.32%

        Source:  ViewPoint Financial Group; Feldman Financial calculations.

Purchase Program loans adjust with changes to the daily LIBOR.  These loans have a yield that is based on the daily LIBOR, with a floor of 2.50% per annum, plus a margin rate.  The margin rate, which is based on the underlying mortgage loan as contracted and disclosed in the pricing schedule of each Purchase Program client, ranges between 2.00% and 3.00% per annum, which results in a minimum total rate for Purchase Program loans of 4.50%.  All of these loans ended the year at their contractual floor rates.  Additionally, the Company has purchased an increased amount of variable-rate securities over the past year, which will better position it for a rising rate environment.

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The provision for loan losses was $7.7 million for the year ended December 31, 2009, an increase of $1.5 million or 24.0% from $6.2 million for the year ended December 31, 2008.  This increase was primarily due to an increase in the Company’s assessment of qualitative factors related to the downturn in the U.S. economy and a trend of increasing non-performing and classified loans in its loan portfolio.  The increased provision was not based on any specific loan losses on classified assets.  The provision for loan losses for 2008 reflected overall loan growth during 2008 that was absent in 2009.  In 2009, the net increase in loans was $50.0 million, compared to a net increase of $477.8 million for 2008.  This change was primarily caused by an increase in one- to four-family loans that were sold rather than added to the Company’s loan portfolio.  In 2009, ViewPoint sold $629.9 million in loans originated by its mortgage banking subsidiary to outside investors, compared to $285.4 million for 2008.

Non-interest income increased by $8.3 million or 44.2% from $18.9 million in 2008 to $27.2 million for 2009, and continues to be an important source of revenue for ViewPoint.  The higher level of non-interest income in 2009 was largely related to net gain on sale of loans increasing by $7.2 million as the Company sold $629.9 million in loans originated by its mortgage banking subsidiary to outside investors during the past year, compared to $285.4 million for the year ended December 31, 2008.  Net gain on sale of loans increased from $9.4 million in 2008 to $16.6 million in 2009.  Also, in June 2009, ViewPoint recognized $2.4 million in gain on the sale of agency residential collateralized mortgage obligations and agency residential mortgage-backed securities with an aggregate cost basis of $71.2 million.  As noted previously, non-interest income for 2009 and 2008 included pre-tax impairment charges of $12.2 million and $13.8 million, respectively, on collateralized debt obligations, which were impaired to their fair value and sold in June 2009.  The overall ratio of total non-interest income to average assets increased from 1.00% in 2008 to 1.19% in 2009.

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 Service charge and fee income declined from $19.8 million in 1008 to $18.9 million in 2009.  Fee income of $1.9 million generated by the Purchase Program partially offset the decrease in service charges and fees, which was primarily attributable to a $1.8 million decrease in non-sufficient funds fees and a $326,000 decline in debit card income.  The decrease in non-sufficient funds fees and debit card income was primarily due to a trend of lower volume in these types of transactions.  Also, fees for late loan payments and other miscellaneous lending services declined by $225,000 primarily due to the decline in the Company’s consumer lending portfolio. Bank-owned life insurance income declined by $542,000 due to a decrease in the average crediting rate, which is the yield received on the bank-owned life insurance balance carried on the balance sheet.  The average crediting rate declined due to lower market rates of interest during the year.

Non-interest expense increased by $5.5 million or 8.0% from $69.4 million in 2008 to $74.9 million for 2009.  However, the ratio of non-interest expense to average assets decreased from 3.66% in 2008 to 3.27% as the 20.7% growth rate of average assets exceeded the 8.0% growth rate of non-interest expense.  The increase in non-interest expense was primarily due to a $3.2 million, or 7.4%, increase in salaries and employee benefits expense and a $2.8 million, or 228.0%, increase in regulatory assessments.   The increase in salaries and employee benefits expense was chiefly attributable to $2.2 million of increased salary and commission expense for the mortgage banking subsidiary.  Approximately $1.2 million of the increase was due to increased commissions due to higher mortgage loan originations, while $989,000 was due to an increase in the salaried employee headcount in connection with the opening of new loan production offices and a change in salary structure.  This increase in expense was more than offset by a $7.2 million increase in the net gain on sale of loans.

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In 2009, ViewPoint opened three new full-service community bank offices in Grapevine, Frisco, and Wylie and incurred a full year’s worth of expense for its community bank offices in Oak Cliff and Northeast Tarrant County, which were opened in 2008.  Additionally, the Company initiated its Purchase Program in July 2008; therefore 2009 salary expense includes a full year of expense for this department compared to six months of expense in 2008.  These staffing increases led to additional salary expense of $1.3 million.  However, this additional expense was partially offset by $1.2 million in expense savings due to the closure of ten in-store banking centers in 2009.

Advertising expense decreased by $1.0 million or 44.1% in 2009 as ViewPoint shifted its focus to emphasize community marketing efforts rather than mass branding campaigns.  Regulatory assessments expense included a $1.1 million FDIC special assessment booked as expense in the second quarter of 2009.  This special assessment, adopted in May 2009, assessed FDIC-insured depository institutions five basis points on a base of total assets less Tier 1 capital.  Additionally, regulatory assessments were higher in 2009 due to a higher assessment rate and an increased deposit base.  Other non-interest expense increased by $515,000 primarily due to an increase in regulatory compliance expense associated with the Company’s mortgage banking subsidiary.

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During the year ended December 31, 2009, the Company recognized income tax expense of $960,000 on its pre-tax income compared to an income tax benefit of $2.3 million for the year ended December 31, 2008.  In 2008, the Company recognized a pre-tax loss of $5.6 million.    The variance in pre-tax income from 2008 to 2009 caused the increase in income tax expense.  The effective tax rate for 2009 was 26.4%, which was lower than the Company’s federal tax rate of 34.0% due to tax benefits relating to the bank-owned life insurance policy, the purchase of municipal bonds, and a tax credit received on an equity investment in a community development-oriented venture capital fund.

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Table 6
Yield and Cost Summary
For the Years Ended December 31, 2007 to 2009
(Data in Percentages)

	Year Ended December 31,
	2009	2008	2007
Weighted Average Yields
Loans receivable(1)	5.89%	6.01%	5.92%
One- to four-family real estate	5.56	5.68	5.72
Commercial real estate	6.45	6.24	6.22
Home equity	6.01	6.30	6.85
Consumer	6.20	6.09	5.55
Commercial non-mortgage	5.18	5.29	6.85
Agency mortgage-backed securities	4.05	4.86	5.17
Agency collateralized mortgage obligations	3.29	4.69	5.49
Investment securities	3.23	5.25	5.03
FHLB stock	0.10	2.66	4.66
Interest-earning deposit accounts	0.89	2.35	5.13
Total interest-earning assets	5.01	5.47	5.70

Weighted Average Costs
Interest-bearing demand deposits	2.05%	1.11%	0.65%
Savings and money market deposits	1.79	2.41	2.85
Time deposits	2.87	3.90	4.87
Borrowings	3.98	4.02	5.12
Total interest-bearing liabilities	2.64	3.16	3.56

Net interest spread(2)	2.37%	2.31%	2.14%
Net interest margin(3)	2.73%	2.87%	2.92%
Average interest-earning assets to average interest-bearing liabilities	115.67%	121.74%	127.92%

(1)	Calculated net of deferred fees, loans discounts, loans in process, and allowance for loan losses; includes loans held for sale.
(2)	Difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest income as a percentage of average interest-earning assets.

Source:  ViewPoint Financial Group.

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Interest Rate Risk Management

The Company has attempted to reduce its earnings vulnerability to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. In order to manage and monitor the potential for adverse effects of material prolonged increases or decreases in interest rates on its operating results, ViewPoint has adopted an asset and liability management policy.  The Board of Directors sets the asset and liability policy for the Company, which is implemented by the Asset/Liability Management Committee (“Committee”).

The purpose of the Committee is to communicate, coordinate, monitor, and control asset/liability management consistent with the Company’s business plan and Board-approved policies. The Committee establishes and monitors the volume and mix of assets and funding sources, taking into account relative costs and spreads, interest rate sensitivity, and liquidity needs.  The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk, and profitability goals.

A key element of ViewPoint’s asset/liability management plan is to protect net earnings by managing the inherent maturity and repricing mismatches between its interest earning assets and interest bearing liabilities.  The Company manages earnings exposure through the addition of adjustable-rate loans and investment securities, through the sale of certain fixed- rate loans in the secondary market, and by entering into appropriate term FHLB advance agreements.

As part of its efforts to monitor and manage interest rate risk, the Company uses the net portfolio value (“NPV”) methodology adopted by the OTS as part of its capital regulations.  In essence, this approach calculates the difference between the present value of expected cash flows from assets and liabilities.  Management and the Board of Directors review NPV measurements on a quarterly basis to determine whether the Company’s interest rate exposure is within the limits established by the Board of Directors.

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The Company’s asset/liability management strategy sets acceptable limits to the percentage change in NPV given changes in interest rates. For instantaneous, parallel, and sustained interest rate increases and decreases of 100 and 200 basis points, the Company’s policy indicates that the NPV ratio should not fall below 7.00% and 6.00%, respectively, and for an increase of 300 basis points the NPV ratio should not fall below 5.00%.  Table 7 presents internal analyses of the Company’s interest rate risk as measured at December 31, 2009 by changes in NPV for instantaneous, parallel, and sustained shifts in the yield curve in 100 basis point increments, up 300 basis points and down 200 basis points.  As illustrated in Table 7, the Company was within policy limits for all scenarios tested.

ViewPoint’s NPV would be negatively impacted by a parallel, instantaneous, and sustained increase in market rates.  Such an increase in rates would negatively impact NPV as a result of the duration of assets, including fixed-rate residential mortgage loans, extending longer than the duration of liabilities, primarily deposit accounts and FHLB borrowings.  As interest rates rise, the market value of fixed-rate loans declines due to both higher discount rates and anticipated slowing loan prepayments.

The Company has implemented a strategic plan to mitigate interest rate risk. This plan includes the ongoing review of its mix of fixed-rate versus variable-rate loans, investments, deposits, and borrowings. When available, high quality adjustable-rate assets are purchased. These assets reduce the Company’s sensitivity to upward interest rate shocks. On the liability side of the balance sheet, term borrowings are added as appropriate.  These borrowings will be of a size and term so as to impact and mitigate duration mismatches, reducing the Company’s sensitivity to upward interest rate shocks.  These strategies are implemented as needed and as opportunities arise to mitigate interest rate risk without materially sacrificing earnings.

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ViewPoint’s NPV was $217.1 million, or 9.11%, of the market value of portfolio assets as of December 31, 2009, a $45.6 million increase from $171.5 million, or 7.70%, of the market value of portfolio assets as of December 31, 2008.  Based upon the assumptions utilized, an immediate 200 basis point increase in market interest rates would result in a $24.9 million decrease in the NPV at December 31, 2009, and would result in a 70 basis point decrease in the NPV ratio to 8.41%.  An immediate 200 basis point decrease in market interest rates would result in a $4.7 million increase in the NPV at December 31, 2009, and would result in a ten basis point decrease in the NPV ratio to 9.01%.

Table 7
Interest Rate Risk Analysis
Net Portfolio Value
As of December 31, 2009

Interest Rate Scenario(1) (basis points)	Estimated NPV ($000s)	Change from Base ($000s)	Change from Base (%)	NPV Ratio(2)	Basis Point Change in NPV Ratio
Up 300	174,615	(42,468)	(19.56)%	7.82%	(129) b.p.
Up 200	192,168	(24,915)	(11.48)%	8.41%	(70) b.p.
Up 100	207,861	(9,222)	(4.25)%	8.90%	(21) b.p.
Base	217,083	-	-	9.11%	0 b.p.
Down 100	218,003	920	0.42%	9.00%	(11) b.p.
Down 200	221,750	4,667	2.15%	9.01%	(10) b.p.

(1)	Assumes instantaneous, parallel, and sustained shifts in interest rates.
(2)	As a percent of present value of assets.

Source:  ViewPoint Financial Group.

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Asset Quality

Table 8 summarizes the Company’s non-performing assets (“NPAs”) as of December 31, 2007 to 2009.  The Company’s overall asset quality has remained satisfactory although the amount of non-performing assets increased in 2009.  As of December 31, 2009, non-performing loans (“NPLs”) measured $12.7 million or 1.13% of gross total loans.  The Company’s non-performing loans primarily consisted of $6.2 million of non-accruing residential mortgage loans and $4.7 million of non-accruing commercial real estate loans.  The Company also had $3.9 million of foreclosed assets at year-end 2009, primarily related to commercial real estate loans.    As a result, total non-performing assets amounted to $16.6 million or 0.70% of total assets at year-end 2009.  In comparison, non-performing assets totaled $6.4 million at year-end 2008 and $4.4 million at year-end 2007.

The Company’s allowance for loan losses totaled $12.3 million at year-end 2009, measuring 1.10% of gross total loans and 97.3% of nonperforming loans.  The allowance for loan losses has been increased to reflect the Company’s diversified lending activity, and the ratio of the allowance to total loans has increased from 0.67% at year-end 2007 and 0.73% at year-end 2008.  Loan charge-offs increased from $4.0 million in 2008 to $5.0 million in 2009.  The bulk of the Company’s loan charge-offs has been related to automobile lending in recent years.  The loan loss allowance was allocated as follows at year-end 2009:  $2.6 million for residential mortgages (0.58% of total residential mortgages), $6.5 million for commercial real estate loans (1.42% of this portfolio), $556,000 or home equity loans (0.57% of this segment), $1.4 million for consumer loans (1.44% of this segment), and $1.4 million for commercial non-mortgage loans (4.94% of this portfolio).

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Table 8
Non-performing Assets and Loan Loss Allowance Summary
As of or For the Years Ended December 31, 2007 to 2009
(Dollars in Thousands)

	As of or For the Year Ended December 31,
	2009	2008	2007
Non-performing Assets
Non-accruing loans:
One- to four-family real estate	6,151	1,423	689
Commercial real estate	4,682	-	989
Other loans	842	794	424
Total	11,675	2,217	2,192

Troubled debt restructurings:
One- to four-family real estate	343	93	-
Commercial real estate	-	1,796	-
Other loans	635	639	1,411
Total	978	2,528	1,411

Foreclosed assets:
One- to four-family real estate	462	718	615
Commercial real estate	3,455	843	-
Other loans	-	83	225
Total	3,917	1,644	840

Total non-performing assets	$16,570	$6,389	$4,353

Non-performing assets to total assets	0.70%	0.29%	0.26%
Non-performing loans to total loans	1.13%	0.38%	0.38%

Allowance for Loan Losses
Beginning balance	$9,068	$6,165	$6,507

Charge-offs	4,995	4,026	5,080
Recoveries	585	758	1,470
Net charge-offs	4,410	3,268	3,610
Additions charged to operations	7,652	6,171	3,268
Ending balance	$12,310	$9,068	$6,165

Net charge-offs to average loans	0.31%	0.30%	0.39%
Net charge-offs to average NPAs	38.42%	60.85%	86.16%
Allowance as a % of NPLs	97.29%	191.11%	175.49%
Allowance as a % of total loans	1.10%	0.73%	0.67%

Source:  ViewPoint Financial Group.

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Subsidiary Activity

As a federally chartered savings bank, ViewPoint is permitted by OTS regulations to invest up to 2% of its assets, or $47.6 million at December 31, 2009, in the stock of, or unsecured loans to, service corporation subsidiaries. ViewPoint may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes.

The Bank’s operations include its wholly owned subsidiary, VPBM, which originates residential mortgages through its retail employees and wholesale division, primarily in Texas, and sells all loans it originates to the Bank or to outside investors.  At December 31, 2009, the Bank’s investment in VPBM totaled $3.8 million.

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Office Facilities

As summarized in Exhibit II-8, ViewPoint had 41 locations, including two in-store banking centers, 15 loan production offices, and five administrative offices at December 31, 2009.  The Company operates 23 community bank offices (including the in-store banking centers).  ViewPoint owns the majority of the space in which its administrative offices are located.  The Company owned 18 of its community bank offices, and leased the remaining facilities.  The net book value of the Company’s investment in premises, equipment and leaseholds, excluding computer equipment, was approximately $46.6 million at year-end 2009.

In 2009, ViewPoint opened three new full-service community bank offices in Grapevine, Frisco and Wylie.  In early January 2009, the Company announced plans to expand its community banking network by opening more free-standing, full-service community bank offices and transitioning away from limited grocery store banking centers.  As a result, the Company closed ten in-store banking centers located in Carrollton, Dallas, Garland, Plano, McKinney, Frisco, and Wylie in 2009.  These cities continue to be served by full-service community bank offices.  Approximately $1.2 million of expense was incurred in 2009 relating to these closings.

In 2009, the Company opened two new VPBM mortgage loan production offices located in San Antonio and Houston and closed the Cedar Creek and Addison VPBM mortgage loan production offices.  The loan production business from these two closed offices was consolidated into other locations. The Company plans to open a VPBM mortgage loan production office in Tulsa, Oklahoma, with an anticipated opening date in the second quarter of 2010.  The Company also intends to open several new community bank offices within its existing market area over the next few years, although no specific locations have been identified.

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Market Area

ViewPoint is headquartered in Plano, Texas, and operates 23 community bank offices primarily serving the Dallas/Fort Worth Metroplex.  Plano is the largest city in Collin County, which is located 20 miles north of downtown Dallas.  The Company’s geographic market area for loans and deposits mainly encompasses the State of Texas.  ViewPoint’s market area includes a diverse employment workforce with a wide range of education levels and ethnic backgrounds.   The Company was originally chartered in 1952 as a credit union.  Through the years, the Company has into a full-service, multi-branch community-oriented financial institution serving primarily Collin and Dallas Counties and surrounding communities in North Texas, as well as businesses and other entities located in these areas.

Table 9 displays selected demographic data for the United States, the State of Texas, the Dallas-Fort Worth Metropolitan Statistical Area (“MSA”), and Collin County.  The eight counties of the Dallas metropolitan area (Collin, Dallas, Delta, Denton, Ellis, Hunt, Kaufman, and Rockwall) together with the four counties of the Fort Worth metropolitan area (Johnson, Parker, Tarrant, and Wise) compose the 12-county Dallas-Fort Worth MSA.  The Dallas-Fort Worth MSA is also referred to collectively as “DFW” or the “Metroplex.”

With a population of over 6 million in 2009, the Metroplex is the largest market area in the Southern United States and fourth largest in the nation.  Only the New York, Los Angeles, and Chicago metropolitan areas had total populations in 2009 exceeding that of DFW.  Over the next twenty years, the diversified population of the Metroplex is expected to grow to almost 8 million.

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As shown in Table 9, the Dallas-Fort Worth MSA population increased by 24.7% from 2000 to 2009 and is projected to continue to grow steadily by 11.9% from 2009 to 2014.  The MSA reported total population of 6.4 million in 2009 which is forecast to increase to 7.2 million in 2014.  The MSA’s five-year population growth projection surpasses the state and national growth rates of 9.3% and 4.6%, respectively.  DFW is characterized by a large working-age population.  The median age of the Metroplex was 33.4 while the national median age was 36.9.

Household and per capita income levels were higher in the Dallas-Fort Worth MSA as compared to comparable demographic data for Texas and the United States.  The median household income for DFW was estimated in 2009 at $63,485, measuring above the corresponding state and national household income levels of $52,382 and $54,719, respectively.  The median household income in Collin County was even higher at $97,234.  Approximately 62.0% of the households in DFW had incomes of $50,000 or greater, as compared to 52.7% statewide and 54.6% nationally.  Approximately 78.4% of the households in Collin County had incomes exceeding $50,000.

The Dallas-Fort Worth MSA has a highly-diversified economy.  There are nearly 118,000 business establishments located in the region along with 25 Fortune 500 company headquarters.  DFW industries claming the largest numbers of employers, as measured by number of establishments, include (i) Trade, Transportation and Utilities, (ii) Professional and Business Services, and (iii) Financial Activities, which include Real Estate and Insurance.  Each of these three industry sectors report between 15,000 and 32,000 establishments.  DFW industries providing the largest numbers of jobs are (i) Trade, Transportation and Utilities, (ii) Education and Health Services, and (iii) Professional and Business Services.

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Table 9
Selected Demographic Data
United States, State of Texas, Dallas-Ft. Worth MSA, and Collin County

Demographic	United	State of	Dallas- Ft. Worth	Collin
Data	States	Texas	MSA	County

Population
Total Population – 2009	309,731,508	24,896,267	6,436,964	795,437
2000-2009 actual change	10.06%	19.40%	24.71%	61.78%
2009-2014 projected change	4.63%	9.25%	11.94%	25.80%

Households
Total Households – 2009	116,523,156	8,737,608	2,293,694	291,014
2000-2009 actual change	10.47%	18.18%	21.94%	59.92%
2009-2014 projected change	4.79%	9.12%	11.59%	25.98%

Per Capita Income
Per Capita Income – 2009	$27,277	$24,551	$29,848	$45,601
2000-2009 actual change	26.36%	25.15%	26.23%	36.76%
2009-2014 projected change	4.46%	4.22%	4.97%	5.15%

Median Household Income
Median Household Income – 2009	$54,719	$52,382	$63,485	$97,234
2000-2009 actual change	29.78%	31.19%	32.84%	38.25%
2009-2014 projected change	4.06%	4.03%	3.94%	5.80%

Household Income Distribution
$0 - $24,999	20.94%	22.27%	15.31%	7.16%
$25,000 - $49,999	24.45%	25.02%	22.74%	14.50%
$50,000 - $99,999	35.34%	34.30%	36.57%	29.41%
$100,000+	19.26%	18.41%	25.38%	48.94%

Average Household Net Worth	$448,965	$424,512	$534,000	$963,969
Median Household Net Worth	$97,724	$81,495	$107,734	$282,282

Age Group Distribution
0 - 14 years	20.17%	22.60%	22.95%	25.15%
15 - 34 years	27.29%	29.35%	29.33%	25.37%
35 - 54 years	28.36%	27.72%	29.49%	33.99%
55 - 69 years	15.12%	13.33%	12.54%	11.68%
70+ years	9.06%	6.99%	5.69%	3.81%

Median Age	36.9	33.6	33.4	34.6

Unemployment Rate
December 2009	9.7%	8.0%	8.0%	7.2%
December 2008	7.1%	5.7%	5.9%	5.5%

Source: SNL Financial; ESRI; Texas Workforce Commission

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The Metroplex emerged as an economic powerhouse in the last half of the 20th century to create one of the most diverse and vibrant metropolitan areas in the United States.  Nearly three million workers composed the DFW labor force in 2009,  The top 10 major occupations for Dallas workers reflect the diverse industrial structure and range from office and administrative support at 18.7% of the workforce or sales and related activities at 12.2%, to transportation and material moving at 7.7%, management at 5.3%, and business and financial operations at 4.5%.  In addition, excellent education and training infrastructure and the low cost of living allows DFW to provide high quality labor with competitive wage rates.

The Texas economy showed signed of renewed strength in the middle of the past decade, when the state experienced its largest rate of job growth since 2000.  Job growth is stronger historically in Texas than in the rest of the country, but after 2000 it had grown at about the same pace.  The state’s economy gained momentum as a result of its resilient energy industry, a favorable business climate, a low cost of living, and relatively inexpensive real estate.

Although the Texas economy showed some signs of contraction in 2008 and early 2009, the losses proved relatively modest, especially when considering that the national economy entered into recession in December 2007.  The current outlook, however, is that the Texas economy – in terms of real (inflation adjusted) Gross State Product – will have exhibited weakness throughout 2009 before initiating recovery in 2010.

In the current economic cycle, two factors have worked to insulate Texas from the national economic downturn.  First, oil and natural gas prices soared in 2008, resulting in rapid job growth in the energy sector, which, despite higher fuel costs at the pump, benefited the state’s economy and tax revenues through increased exploration and production and the addition of high-paying jobs. Second, Texas exports, which were boosted by a weak U.S. dollar, grew at double-digit rates through the past five years.  In recent months, fuel prices have fallen dramatically while the dollar has fluctuated, chilling the state’s energy and export-dependent industries, particularly manufacturing.  On top of these concerns, the sluggish economic recovery nationally and the ongoing weakness in the country’s housing and finance sectors have exerted increasing pressure on the Texas economy.

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The unemployment rate was 8.0% in the Dallas-Fort Worth MSA for December 2009.  The DFW unemployment rate was comparable to the state average of 8.0% and lower than the national average of 9.7%.  Collin County exhibited a lower unemployment rate at 7.2%.  In the early part of the past decade, the DFW unemployment rate consistently exceeded the national average due to downturns in major sectors of the local economy.  However, in 2005, the trend became reversed due to robust job growth in Texas and the Metroplex.

The Company’s primary market area reflects a diverse cross-section of employment sectors.  Table 10 profiles the employment base by industry sector in the Dallas-Fort Worth MSA and Table 11 highlights the major employers by industry sector.  DFW has one of the highest concentrations of corporate headquarters in the United States.  As ranked by total revenues in 2008, the largest Fortune 500 companies headquartered in the Metroplex include Exxon Mobil (petroleum refining), AT&T (telecommunications), AMR Corporation (airlines), Fluor (engineering and construction), Kimberly-Clark (household and personal products), J.C. Penney (retail merchandiser), Burlington Northern Santa Fe (railroads), Texas Instruments (electronic components), Dean Foods (consumer food products), Energy Future Holdings (utilities), Southwest Airlines (transportation), and Commercial Metals (steel and metal manufacturer).

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Table 10
Employment Concentration by Industry Sector
United States, State of Texas, and Dallas-Fort Worth MSA
As of 2008

			Dallas-
	United	State of	Ft. Worth
Industry Sector	States	Texas	MSA

Retail and Wholesale Trade	14.3%	14.6%	15.3%
Professional and Business Services	13.8	13.7	16.4
Government	13.4	13.3	9.8
Education and Health Services	12.2	10.3	9.2
Financial Activities	9.2	9.4	11.7
Leisure and Hospitality	8.8	8.3	8.5
Manufacturing	8.0	7.0	8.0
Construction	6.4	7.2	6.6
Other Services	5.6	5.7	5.5
Transportation and Utilities	3.6	4.4	4.6
Information	2.0	1.8	2.7
Agricultural	1.6	2.0	0.6
Forestry, Fishing and Other Activities	0.6	0.5	0.0
Total	100.0	100.0	100.0

Source:  U.S. Department of Commerce, Bureau of Economic Analysis.

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Table 11
Major Employers in the Dallas-Fort Worth MSA
By Industry Sector as of 2008

Company	2008 Employees	Headquarters
Extraction and Construction
Energy Transfer Partners	3,000	Dallas, TX
Austin Industries	1,800	Dallas, TX
Naturalite Inc.	1,600	Terrell, TX
Potter Concrete	1,500	Dallas, TX
Furmanite Corp	1,400	Richardson, TX
Manufacturing
Lockheed Martin Aeronautics Co.	13,647	Bethesda, MD
Texas Instruments Inc.	9,700	Dallas, TX
Raytheon Co.	7,440	Lexington, MA
Bell Helicopter Textron Inc.	7,300	Hurst, TX
L-3 Communications	4,150	New York, NY
Transportation and Utilities
AMR Corp.	25,150	Fort Worth, TX
Energy Future Holdings	8,000	Dallas, TX
FedEx Corp.	7,500	Memphis, TN
Southwest Airlines Company	6,000	Dallas, TX
Burlington Northern Santa Fe Co.	3,100	Fort Worth, TX
Trade
Wal-Mart Stores, Inc.	32,800	Bentonville, AR
Kroger Company	8,375	Cincinnati, OH
Target Corporation	8,375	Minneapolis, MN
Albertsons, Inc.	8,300	Boise, ID
J.C. Penney Company, Inc.	7,500	Plano, TX
Information
AT&T	16,600	Dallas, TX
Verizon Communications Inc.	14,000	New York, NY
Nortel Networks	3,900	Richardson, TX
Sprint Nextel Corp.	3,850	Reston, VA
Sabre Holdings Corp	2,800	Southlake, TX

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Table 11 (continued)
Major Employers in the Dallas-Fort Worth MSA
By Industry Sector as of 2008

Company	2008 Employees	Headquarters
Financial Activities
Countrywide Home Loans	11,170	Calabasas, CA
Citigroup Inc.	11,000	New York, NY
JPMorgan Chase	8,900	New York, NY
Bank of America Corp.	7,750	Charlotte, NC
Fidelity Investments	4,200	Boston, MA
Professional and Business Services
Perot Systems Corp.	3,000	Plano, TX
ACS Inc.	2,500	Dallas, TX
Ernst & Young LLP	1,450	New York, NY
KPMG LLC	1,200	New York, NY
Benemax	1,200	Irving, TX
Education and Health Care Services
Dallas Independent School District	19,691	Dallas, TX
Texas Health Resources	17,000	Arlington, TX
Baylor Health Resources	16,000	Dallas, TX
HCA Inc.	12,130	Nashville, TN
Fort Worth Independent School District	10,031	Fort Worth, TX
Leisure and Hospitality
Brinker International Inc.	8,728	Dallas, TX
CG Management LLC	4,000	Irving, TX
Pizza Hut, Inc.	3,900	Dallas, TX
Consolidated Restaurant Operations	3,800	Dallas, TX
Carlson Restaurants Worldwide	2,500	Carrollton, TX

Source:  Greater Dallas Chamber.

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Table 12 summarizes deposit market data by type of financial institution (commercial banks, thrift institutions, and credit unions) in Texas and the Dallas-Fort Worth MSA as of June 30, 2005 and 2009.  DFW has experienced steady deposit growth as exhibited by the 7.4% compound annual growth rate between 2005 and 2009.  Commercial banks in the DFW experienced a robust 9.4% annual deposit growth rate, as compared to negative 7.7% and positive 1.8% for thrift institutions and credit unions, respectively.  ViewPoint’s compound annual deposit growth rate measured 8.5% over the same time period.  The decline in credit union deposit totals in the DFW is partially due to the charter conversion of several former credit unions, including, ViewPoint, to thrift institutions.  The decline in thrift institution deposit totals was related to the acquisition by commercial banks of several large thrifts operating in the DFW. In government-assisted transactions, JPMorgan Chase acquired Washington Mutual Bank in 2008 and BBVA Compass Bancshares acquired Guaranty Bank in 2009.

Table 13 presents the deposit market leaders in the Dallas-Fort Worth MSA as of June 30, 2009.  Out-of-state commercial banks occupied the top four positions with a collective market share approaching 64%.  All four of these banks have increased their market share in the DFW through recent acquisitions.  Bank of America acquired Countrywide Bank, JPMorgan Chase acquired Washington Mutual, Wells Fargo acquired Wachovia Bank, and Compass Bank acquired Guaranty Bank.  With a deposit total of $1.7 billion and a 1.0% market share, ViewPoint ranked 10th in the DFW market as of June 30, 2009.  As of June 30, 2005, ViewPoint ranked 14th in the DFW market with deposits of $1.2 billion.  As shown in Table 14, ViewPoint ranked fourth in the Collin County deposit market as of June 30, 2009 with deposits of $1.1 billion and a market share of 8.5%.

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Table 12
Deposit Market Share Summary
By Type of Financial Institution
As of June 30, 2005 and 2009

	June 30, 2005		June 30, 2009		Comp. Growth Rate
	Deposits	Market	Deposits	Market
	(000s)	Share	(000s)	Share

State of Texas	$387,712,713	100.0%	$496,696,735	100.0%	6.39%
Commercial Banks	313,088,602	80.7	426,019,249	85.8	8.00
Thrift Institutions	25,512,696	6.6	8,572,502	1.7	-23.86
Credit Unions	49,111,415	12.7	62,104,984	12.5	6.04
ViewPoint Bank (1)	1,244,619	0.3	1,722,018	0.3	8.46

Dallas-Fort Worth MSA	133,776,232	100.0	178,204,474	100.0	7.43
Commercial Banks	104,280,972	78.0	149,406,691	83.8	9.41
Thrift Institutions	8,307,809	6.2	6,025,337	3.4	-7.72
Credit Unions	21,187,451	15.8	22,772,446	12.8	1.82
ViewPoint Bank (1)	1,244,619	0.9	1,722,018	1.0	8.46

(1)	Deposits included in credit union totals as of June 30, 2005 and thrift institution totals as of June 30, 2009.

Source:  SNL Financial.

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Table 13
Deposit Market Share Leaders
Top 25 in the Dallas-Fort Worth MSA
Data as of June 30, 2009
(Adjusted for Completed and Pending Mergers)

	Financial Institution	No. of	Inst.	Deposits	Percent
Rank	(Parent Location)	Offices	Type	(000s)	(%)

1	Bank of America Corporation (NC)	166	Bank HC	$59,994,307	35.48
2	JPMorgan Chase & Co. (NY)	255	Bank HC	28,755,927	17.01
3	Wells Fargo & Company (CA)	268	Bank HC	11,943,425	7.06
4	BBVA Compass Bancshares (TX)	111	Bank HC	7,453,856	4.41
5	American Airlines Federal CU (TX)	12	Credit Union	4,548,169	2.69
6	Cullen/Frost Bankers, Inc. (TX)	36	Bank HC	3,066,900	1.81
7	Comerica Incorporated (TX)	47	Bank HC	2,903,218	1.72
8	Texas Capital Bancshares, Inc. (TX)	6	Bank HC	2,505,384	1.48
9	BOK Financial Corporation (OK)	37	Bank HC	2,358,408	1.39
10	ViewPoint Financial Group (TX)	24	Thrift HC	1,722,088	1.02
11	A.N.B. Holding Company, Ltd. (TX)	27	Bank HC	1,562,285	0.92
12	Texans Credit Union (TX)	21	Credit Union	1,507,604	0.89
13	PlainsCapital Corporation (TX)	15	Bank HC	1,493,743	0.88
14	LegacyTexas Group, Inc. (TX)	19	Bank HC	1,412,367	0.84
15	SWS Group, Inc. (TX)	10	Thrift HC	1,262,037	0.75
16	Capital One Financial Corp. (VA)	40	Bank HC	1,180,000	0.70
17	Northern Trust Corporation (IL)	4	Bank HC	1,132,495	0.67
18	Inwood Bancshares, Inc. (TX)	15	Bank HC	1,099,988	0.65
19	Credit Union of Texas (TX)	12	Credit Union	964,629	0.57
20	Citigroup Inc. (NY)	35	Bank HC	954,121	0.56
21	Prosperity Bancshares, Inc. (TX)	32	Bank HC	943,945	0.56
22	North Dallas Bank & Trust Co. (TX)	6	Bank	886,383	0.52
23	North Texas Bancshares, Inc. (TX)	4	Bank HC	853,875	0.50
24	EECU Credit Union (TX)	12	Credit Union	784,508	0.46
25	Regions Financial Corporation (AL)	18	Bank HC	731,754	0.43

Note:  Deposits for credit unions reflect total deposits of institution; corporate credit unions excluded from table.

Source:  SNL Financial.

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Table 14
Deposit Market Share Leaders
Top 25 in Collin County
Data as of June 30, 2009
(Adjusted for Completed and Pending Mergers)

	Financial Institution	No. of	Inst.	Deposits	Percent
Rank	(Parent Location)	Offices	Type	(000s)	(%)

1	JPMorgan Chase & Co. (NY)	39	Bank HC	$1,779,811	13.46
2	Bank of America Corporation (NC)	21	Bank HC	1,635,632	12.37
3	Wells Fargo & Company (CA)	37	Bank HC	1,132,371	8.57
4	ViewPoint Financial Group (TX)	12	Thrift HC	1,119,682	8.47
5	LegacyTexas Group, Inc. (TX)	9	Bank HC	1,096,844	8.30
6	BBVA Compass Bancshares (TX)	15	Bank HC	623,548	4.72
7	Capital One Financial Corp. (VA)	12	Bank HC	537,515	4.07
8	InTouch Credit Union (TX)	5	Credit Union	530,313	4.01
9	A.N.B. Holding Company, Ltd. (TX)	5	Bank HC	313,899	2.37
10	Independent Bank Group, Inc. (TX)	6	Bank HC	249,164	1.89
11	BOK Financial Corporation (OK)	12	Bank HC	235,424	1.78
12	Sovereign Bancshares, Inc. (TX)	1	Bank HC	231,820	1.75
13	Lauritzen Corporation (NE)	3	Bank HC	229,253	1.73
14	North Dallas Bank & Trust Co. (TX)	2	Bank	208,974	1.58
15	Comerica Incorporated (TX)	10	Bank HC	205,048	1.55
16	Quinlan Bancshares, Inc. (TX)	1	Bank HC	194,489	1.47
17	Citigroup Inc. (NY)	6	Bank HC	192,510	1.46
18	Prosperity Bancshares, Inc. (TX)	7	Bank HC	189,495	1.43
19	Texas Capital Bancshares, Inc. (TX)	1	Bank HC	161,860	1.22
20	WCM Holdings, Inc. (TX)	1	Bank HC	148,207	1.12
21	First International Bancorp (TX)	1	Bank HC	143,938	1.09
22	Bank of the Ozarks, Inc. (AR)	3	Bank HC	134,186	1.02
23	Share Plus Federal Bank (TX)	3	Thrift	121,061	0.92
24	North American Bancshares, Inc. (TX)	4	Bank HC	115,617	0.87
25	Valliance Texas Fin’l Holdings (TX)	1	Bank HC	112,996	0.85

Note:  Deposits for credit unions reflect total deposits of institution; corporate credit union excluded from table.

Source:  SNL Financial.

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Table 15 presents the leading residential mortgage originators in the Dallas-Fort Worth MSA based on loans funded in 2008 (the most recent year for which data has been reported).  ViewPoint ranked 10th in the DFW with a funded loan total of $465.9 million based on data originally sourced to the Home Mortgage Disclosure Act (“HMDA”) as compiled annually by the Federal Financial Institutions Examination Council (“FFIEC”).  The leading residential lenders in the DFW were Bank of America ($3.0 billion,) Wells Fargo ($2.5 million), and JPMorgan Chase ($1.4 billion).  Total residential loans funded in the DFW declined by 19.4% from $29.5 billion in 2007 to $23.8 billion in 2008.  The average residential loan increased by 11.0% from $154,500 in 2007 to $171,500.  Based on the available mortgage data, ViewPoint’s average residential loan in the DFW increased by 27.5% from $136,900 in 2007 to $174,600 in 2008.

ViewPoint’s residential mortgage origination production has been enhanced in recent years by the acquisition in September 2007 of substantially all of the assets and the loan origination business of BFMG and the related expansion of VPBM’s lending operations.  Prior to this acquisition, ViewPoint ranked 88th in the DFW in 2006 based on residential loans funded of $62.9 million.

ViewPoint has achieved increased market share and residential loan origination totals against the background of declining mortgage volumes locally and nationally, reflective of the overall downturn in the housing sector.  Annual residential loan originations in the U.S. declined by over 50% from $2.9 trillion in 2005 to $1.4 trillion in 2008.  Annual residential loan originations in Texas declined by 23.3% from $95.4 billion in 2005 to $73.2 billion in 2008.  Annual residential loan originations in the DFW declined by 28.7% from $33.4 billion in 2005 to $23.8 billion in 2008.

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Table 15
Residential Mortgage Market Share Leaders
Top 25 Lenders in Dallas-Fort Worth MSA
Data for 2008
(Adjusted for Completed and Pending Mergers)

			Funded	Market
	Lender	Lender	Loans	Share
Rank	(Headquarters)	Type	(000s)	(%)

1	Bank of America Corp. (NC)	Bank HC	$2,954,715	12.42
2	Wells Fargo & Co. (CA)	Bank HC	2,543,476	10.69
3	JPMorgan Chase & Co. (NY)	Bank HC	1,414,012	5.94
4	PlainsCapital Corp. (TX)	Bank HC	725,792	3.05
5	PNC Financial Services (PA)	Bank HC	707,542	2.97
6	Flagstar Bancorp, Inc.	Thrift HC	655,153	2.75
7	NTFN Inc. (TX)	Mortgage Bank	621,975	2.61
8	Citigroup Inc. (NY)	Bank HC	598,212	2.51
9	New York Community Bancorp (NY)	Thrift HC	470,735	1.98
10	ViewPoint Financial Group (TX)	Thrift HC	465,917	1.96
11	Pulte Homes Inc. (MI)	Homebuilder	442,214	1.86
12	WR Starkey Mortgage LLP (TX)	Mortgage Bank	419,817	1.76
13	Aspire Financial Inc. (TX)	Mortgage Bank	348,115	1.46
14	First Horizon National Corp. (TN)	Bank HC	331,602	1.39
15	Lending Partners (TX)	Mortgage Bank	310,438	1.30
16	Deutsche Bank AG	Bank	297,760	1.25
17	D.R. Horton Inc. (TX)	Homebuilder	269,834	1.13
18	Colonial Holding Company (TX)	Thrift HC	259,102	1.09
19	Provident Funding Associates (CA)	Mortgage Bank	242,334	1.02
20	USAA Capital Corp. (TX)	Thrift HC	241,981	1.02
21	PHH Corp. (NJ)	Specialty Lender	234,427	0.99
22	Supreme Lending (TX)	Mortgage Bank	230,779	0.97
23	Franklin American Mortgage Co. (TN)	Mortgage Bank	212,326	0.89
24	GMAC Inc. (MI)	Specialty Lender	210,421	0.88
25	BBVA Compass BancsharesF (TX)	Bank HC	210,188	0.88

Source:  SNL Financial.

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Summary Outlook

ViewPoint has demonstrated a successful operating record of evolving from a credit union to a diversified, community-oriented financial institution.  It has launched several strategic initiatives and expanded its deposit franchise with the objective of increasing its profitability and improving its competitiveness in the local marketplace.  The Company’s longstanding presence in its market area and commitment to quality service provide it with a stable base of loyal customers.  The Company is now seeking to provide these customers with multiple product offerings and access through convenient delivery channels.  Given the turmoil in the financial services industry as a result of failed and distressed institutions, the Company aims to increase its market share and utilize its community bank network to cultivate expanded business opportunities.  ViewPoint believes that it can gain additional competitive advantages by positioning itself as the principal community-oriented, hometown financial institution of choice among local customers.  As observed by its mortgage banking operations and Purchase Program lending activity, the Company has specifically focused on identifying niches that are not effectively served by its competitors.

The additional capital raised in the stock offering is intended to provide the Company with a larger capital cushion for asset growth and the expansion of services.  Its future lending objectives will continue to focus on growing the real estate mortgage portfolio along with an increased emphasis on commercial business lending.  The funding for loan growth is expected to rely primarily on retail deposits and, to a lesser degree, advances from the FHLB.  One of the important challenges faced by the Company is to improve its operating efficiency by leveraging its existing cost infrastructure to generate increased revenue and business opportunities.

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II.   COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions.  The comparative market approach was utilized in determining the estimated pro forma market value of the Company because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is required by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) may be less likely to produce a valuation relevant to the future trading patterns of the related equity interest.  The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading ratios of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering.  The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered.  In Chapter II, our valuation analysis focuses on the selection and comparison of the Company with a comparable group of publicly traded thrift institutions (the “Comparative Group”).  Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Company’s pro forma market value.

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Selection Criteria

Selected market price and financial performance data for thrifts listed on the New York and NYSE Amex stock exchanges and those thrifts traded on the NASDAQ market are shown in Exhibit III.  Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.

●
Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company.  Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

●
Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale.  Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash.  We attempted to limit our selection to companies that have access to a regular trading market or price quotations.  We eliminated from the comparative group companies with market prices that were materially influenced by publicly announced or widely rumored acquisitions. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

●
Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group.  The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates.  Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

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The operations of the Company fit the general profile of a diversifying financial institution, concentrated on retail banking in its primary market and simultaneously expanding its operating presence in the residential mortgage and commercial real estate lending arenas.  Since its transition from a credit union to a savings bank, ViewPoint has emphasized residential and commercial real estate lending and curtailed its consumer lending activity.  In addition, the Company has focused on expanding its deposit franchise through new office locations and attractive product offerings.

In determining the Comparative Group composition, we focused on the Company’s asset size, capitalization, recent earnings results, credit risk exposure, and balance sheet fundamentals. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members for inclusion.  Specifically, we applied the following selection criteria:

●	Publicly traded thrift – stock-form thrift whose shares are traded on the NYSE or NYSE Amex exchanges or listed on the NASDAQ market.

●	Non-MHC –majority stock ownership interest is not held by an MHC.

●	Non-acquisition target –not subject to a pending acquisition.

●	Current financial data – publicly reported financial data available for the last twelve months (“LTM”) ended December 31, 2009.

●	Seasoned trading history – company has not completed an initial stock conversion offering within the past twelve months.

●	Profitable operating results – Positive ROA for the LTM period.

●	Asset size – total assets of between $1.5 billion and $4.5 billion.

●	Capitalization – tangible equity to assets ratio greater than or equal to 6.00%.

●	Credit quality – non-performing assets to total assets less than 3.00%.

●	Geographic area – preference to companies based in the Southwest region or major metropolitan areas.

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As a result of applying the stated criteria, the screening process produced a reliable representation of public thrifts.  A general operating summary of the ten members selected for the Comparative Group is presented in Table 16.  The Comparative Group members ranged in asset size from $1.5 billion at United Financial Bancorp to $4.1 billion at Flushing Financial Corporation.  The average asset size of the Comparative Group was $2.9 billion and the average deposit total was $1.9 billion at December 31, 2009, as compared to ViewPoint’s total assets of $2.4 billion and total deposits of $1.8 billion.

There were no companies included in the Comparative Group that are based in the Southwest region or State of Texas due to the limited number of public thrifts located in these areas and the absence of regional companies meeting the selection criteria, particularly with regard to asset size.  Only one other major exchange-traded public thrift, OmniAmerican Bancorp, is currently based in Texas.  With total assets of $1.1 billion, OmniAmerican Bancorp is headquartered in Fort Worth and recently completed its stock conversion offering on January 22, 2010.  However, its reported financial results do not yet reflect the infusion and re-investment of the net capital proceeds; therefore, OmniAmerican Bancorp was not eligible for inclusion in the Comparative Group because of its very recent offering.

All of the members of the Comparative Group except for ESB Financial Corporation are located in metropolitan areas.  Four are based in the New York-Northern New Jersey MSA (Dime Community Bancshares, Flushing Financial, OceanFirst Financial, and Provident New York Bancorp) and two (Brookline Bancorp and Danvers Bancorp) are located in the Boston MSA.  All of the Comparative Group companies are traded on the NASDAQ market.  The average market value of the Comparative Group was $356.8 million as of March 5, 2010.

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In comparison to recent performance trends of the aggregate public thrift industry, the Comparative Group companies generally exhibited above-average profitability ratios, comparable capital ratios, and superior asset quality ratios.  While some differences inevitably may exist between the Company and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes.

Table 16
Comparative Group Operating Summary
As of December 31, 2009

				Total	Tang. Equity/
		No. of	Conv.	Assets	Assets
Company		Offices	Date	($Mil.)	(%)

ViewPoint Financial Group	Plano, TX	23	09/29/06	$2,379.5	8.60

Comparative Group
Bank Mutual Corporation	Milwaukee, WI	80	10/30/03	3,512.1	10.16
Brookline Bancorp, Inc.	Brookline, MA	18	07/09/02	2,615.9	17.24
Danvers Bancorp, Inc.	Danvers, MA	26	01/10/08	2,499.7	10.10
Dime Community Bancshares	Brooklyn, NY	23	06/26/96	3,952.3	6.14
ESB Financial Corporation	Ellwood City, PA	24	06/13/90	1,958.7	6.36
Flushing Financial Corporation	Lake Success, NY	19	11/21/95	4,143.2	8.29
OceanFirst Financial Corp.	Toms River, NJ	23	07/03/96	2,030.0	9.04
Provident New York Bancorp	Montebello, NY	35	01/15/04	2,917.8	9.25
TrustCo Bank Corp NY	Glenville, NY	129	NA	3,679.9	6.66
United Financial Bancorp, Inc.	West Springfield, MA	24	12/04/07	1,541.0	14.17

Source:  ViewPoint Financial Group; SNL Financial.

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Recent Financial Comparisons

Table 17 summarizes certain key financial comparisons between ViewPoint and the Comparative Group.  Tables 18 through 23 contain the detailed financial comparisons of the Company with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, credit risk, balance sheet composition, and growth rates.  Financial data for the Company, the Comparative Group, and All Public Thrift aggregate were utilized for the LTM period ending December 31, 2009.

The Company’s LTM ROA was 0.12%, reflecting a profitability measure below the Comparative Group’s average of 0.63% and median of 0.65%.  The Company’s lower earnings level was attributable mainly to a large impairment charge on collateralized debt obligations.  Each member of the reported LTM ROA results above that of ViewPoint.  The LTM ROA of the Comparative Group companies ranged from 0.28% at Danvers Bancorp to 0.89% for Provident New York Bancorp.  In comparison, the All Public Thrift aggregate exhibited an average LTM ROA of negative 0.08% and median LTM ROA of 0.28%.

The Company’s core ROA and core ROE measured 0.47% and 5.40%, respectively, for the LTM period ended December 31, 2009.  Core earnings results exclude the effect of non-recurring items on an after-tax basis.  For ViewPoint, the $12.2 million impairment charge, $2.2 million gain on sale of securities, $1.2 million loss on disposition of assets, and $1.1 million special FDIC assessment were excluded to calculate after-tax core earnings of $10.7 million.  The Company’s core ROA of 0.47% still trailed the Comparative Group’s average core ROA of 0.63% and median core ROA of 0.68%.  However, the Company’s lower profitability versus the Comparative Group reflected a less significant disparity on a core earnings basis.

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 Table 17
Key Financial Comparisons
ViewPoint Financial Group and the Comparative Group
As of or For the Last Twelve Months Ended December 31, 2009

	ViewPoint	Comp.	Comp.
	Financial	Group	Group
	Group	Average	Median

Profitability
LTM Return on Average Assets (ROA)	0.12%	0.63%	0.65%
LTM Return on Average Equity (ROA)	1.35	6.41	6.79
Core Return on Avg. Assets (Core ROA)	0.47	0.63	6.59
Core Return on Avg. Equity (Core ROE)	5.40	6.59	5.94

Income and Expense (% of avg. assets)
Total Interest Income	4.73	4.92	4.97
Total Interest Expense	2.15	2.03	1.96
Net Interest Income	2.58	2.89	3.14
Provision for Loan Losses	0.33	0.33	0.33
Non-interest Operating Income	1.67	0.46	0.45
Net Secs. Gains and Non-recurring Inc.	(0.48)	0.07	0.02
General and Administrative Expense	3.23	2.06	2.00
Intang. Amort. Expense and Impairment	0.00	0.02	0.00
Non-recurring Expense	0.05	0.07	0.05
Pre-tax Core Earnings	0.69	0.96	1.09

Efficiency Ratio	76.10	60.65	60.87

Yield-Cost Data
Yield on Interest-earning Assets	5.01	5.21	5.23
Cost of Interest-bearing Liabilities	2.64	2.41	2.49
Net Interest Spread	2.37	2.80	2.86

Asset Utilization (% of avg. total assets)
Average Interest-earning Assets	94.50	94.64	95.09
Average Interest-bearing Liabilities	89.70	83.46	84.45
Average Net Interest-earning Assets	4.80	11.18	11.45

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Table 17 (continued)
Key Financial Comparisons
ViewPoint Financial Group and the Comparative Group
As of or For the Last Twelve Months Ended December 31, 2009

	ViewPoint	Comp.	Comp.
	Financial	Group	Group
	Group	Average	Median

Balance Sheet Composition (% of total assets)
Cash and Securities	32.46%	28.54%	25.05%
Loans Receivable, net	60.92	65.82	69.26
Real Estate	0.16	0.12	0.07
Intangible Assets	0.05	1.51	1.44
Other Assets	6.41	4.00	4.59
Total Deposits	75.51	65.18	64.54
Borrowed Funds	14.60	22.35	20.49
Other Liabilities	1.25	1.37	1.05
Total Equity	8.64	11.10	10.23

Loan Portfolio (% of total loans)
Residential Mortgage Loans	39.30	34.58	30.71
Other Real Estate Mortgage Loans	49.74	46.21	41.58
Non-mortgage Loans	10.96	19.21	18.47

Growth Rates
Total Assets	7.50	8.09	2.78
Total Loans	3.57	7.17	2.88
Total Deposits	16.06	13.75	7.36

Regulatory Capital Ratios
Tier 1 Core Capital	7.99	9.86	9.00
Tier 1 Risk-based Capital	14.39	14.46	13.82
Total Risk-based Capital	15.27	15.34	14.50

Credit Risk Ratios
Non-performing Loans / Total Loans	1.13	1.42	1.37
Non-performing Assets / Total Assets	0.70	1.07	1.00
Reserves / Total Loans	1.10	1.07	0.89
Reserves / Non-performing Assets	74.29	100.21	74.46

Source:  ViewPoint Financial Group; SNL Financial; Feldman Financial.

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As shown in Table 19, ViewPoint’s net interest margin of 2.73% was positioned below the Comparative Group’s average of 3.07% and median of 3.28%.  The Company’s lower net interest margin reflected its lower capital level, higher balance of average interest-bearing liabilities, and lower net interest spread.  The Company’s net interest spread of 2.37% was lower than the Comparative Group’s average of 2.80% and median of 2.86%.  The Company had a higher concentration of investments on its balance sheet than the Comparative Group, and a lower concentration of loans which are generally higher yielding than investments.  In addition, the Company’s yield on its loan portfolio has been restrained by the current yield on its Purchase Program loans.  The Company’s 5.01% yield on interest-earning assets was below the Comparative Group’s average of 5.21% and median of 5.23%.  The four Comparative Group companies (Bank Mutual Corporation, ESB Financial Corporation, Provident New York Bancorp, and TrustCo Bank Corp) also exhibiting lower earning asset yields are characterized by very high levels of investment holdings ranging from 33% to 59% of total assets.

The Company’s 2.64% cost of interest-bearing liabilities for the LTM period was above the Comparative Group’s average and median of 2.41% and 2.49%, respectively.  The Company has increased its deposit base by offering attractive rates on selected accounts.  Currently, the Company is promoting its Absolute Checking product at very appealing rates to expand its customer base and create additional relationship opportunities to cross-sell other products and services.  The actual average rate paid on Absolute Checking accounts for the year ended December 31, 2009 was 2.91%. The four Comparative Group companies (Bank Mutual Corporation, Dime Community Bancshares, ESB Financial Corporation, and Flushing Financial Corporation) with a cost of interest-bearing liabilities higher than the Company also had the highest borrowing concentrations ranging from 26% to 42% of total assets.

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ViewPoint’s non-interest operating income totaled 1.67% of average assets, exceeding the Comparative Group’s average and median of 0.46% and 0.45%, respectively.  Service charges and fees have traditionally been the largest contributor to the Company’s non-interest revenue and amounted to 0.82% of average assets.  The Company has a large base of deposit accounts, owing to its past history as a credit union.  The concentration of transaction deposits generates a steady stream of non-interest income from service charges on accounts and insufficient funds fees.  In addition, the Company’s brokerage and insurance activities represent a supplementary revenue source.  ViewPoint offers brokerage services for the purchase and sale of non-deposit investment and insurance products through a third party brokerage arrangement.  Also, gains on sale of mortgage loans have increased significantly in the past two years in connection with the Company’s growing mortgage banking operations and measured 0.73% of average assets for the LTM period ended December 31, 2009.

ViewPoint’s provision for loan losses measured 0.33% of average assets, equal to the Comparative Group’s average and median of 0.33%.  The Company’s non-performing loans ratio measured 1.13% of total loans and was below the Comparative Group’s average and median of 1.42% and 1.37%, respectively.   Similarly, the Company’s non-performing assets ratio measured 0.70% of total loans and was below the Comparative Group’s average and median of 1.07% and 1.00%, respectively.  The Company’s non-performing assets ratio increased from 0.29% at year-end 2008 to 0.70% at year-end 2009 due largely to an increase in non-accruing and restructured loans in its commercial real estate loan portfolio, but still compared favorably to the aggregate ratios.  In comparison, the All Public Thrift aggregate displayed an average non-performing assets ratio of 3.53% and median ratio of 2.88%.  The Comparative Group companies ranged from a low of 0.25% at ESB Financial Corporation to 2.25% at Flushing Financial Corporation.

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ViewPoint bolstered its level of loan loss reserves through increased provisions in 2008 and 2009 to reflect the expanded growth and diversification of its loan portfolio.  As shown in Table 23, the Company’s level of loan loss reserves at 1.10% of total loans at December 31, 2009 was moderately higher than the Comparative Group’s average and median 1.07% and 0.89%, respectively.  Previously, the Company’s ratio of reserves to loans measured 0.67% at year-end 2007 and 0.73% at year-end 2008.  The Company’s level of reserves at 74.3% of non-performing assets at December 31, 2009 was virtually equal to the Comparative Group’s median of 74.5% and below the corresponding average of 100.2%.

The Company’s operating expense ratio was materially higher than the Comparative Group levels.  ViewPoint’s Bank’s general and administrative expense ratio of 3.23% was above the Comparative Group’s average of 2.06% and the All Public Thrift average of 2.72%.  Among the Comparative Group, the highest operating expense ratio was reported by Danvers Bancorp at 2.90%.  Several of the Comparative Group companies have very low operating expense ratios due to their wholesale-intensive operations that include above-average concentrations of investments and borrowings on the balance sheet.  Such wholesale investment and funding activities do not typically require heavy expense support.

The Company’s diversified lending and business activities are increasingly commercial bank-like in practice and, therefore, require a higher cost infrastructure to support these operations.  In addition, due to its past history as a credit union, ViewPoint has a relatively large customer account base that must be serviced by staffing and other resources.  The expansion of the Company’s office network has also increased its operating cost structure.  The Company believes that these operating costs are necessary to service its customers and to support its diverse operations, and are offset somewhat by its revenue production from net interest and non-interest income sources.  In addition, ViewPoint is attempting to position itself to capture expanded market share and business prospects.  The Company’s efficiency ratio measured 76.1% in 2009, and has improved from 86.6%, 84.0%, and 82.8% in 2006, 2007, and 2008, respectively.  (The efficiency ratio is calculated by dividing total non-interest operating expense by net interest income and non-interest operating income.)  However, the Company’s efficiency ratio was still higher than the Comparative Group average of 60.7% and All Public Thrift average of 70.5%.

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The Company’s balance sheet composition reflected a slightly higher level of cash and securities in relation to total assets.  Cash and securities amounted to 32.5% of total assets for ViewPoint, as compared to the Comparative Group’s average and median of 28.5% and 25.1%, respectively.  Total net loans amounted to 60.9% of assets at the Company as of December 31, 2009, versus 65.8% and 69.3% for the average and median of the Comparative Group, respectively.  The Company has a small amount of goodwill on its balance sheet, arising from the BFMG acquisition and amounting to $1.1 million or 0.05% of total assets at year-end 2009.  Other assets, excluding intangibles and foreclosed real estate, composed 6.4% of the Company’s assets versus the Comparative Group’s average and median of 3.9% and 4.6%, respectively.  The Company’s other assets at year-end 2009 primarily comprised $50.4 million of premises and equipment (2.2% of assets) and $28.1 million of bank-owned life insurance (1.2% of assets).

The Company’s borrowings level at 14.6% of assets at year-end 2009 reflected a decline from 19.7% at year-end 2008.  On the whole, the Comparative Group exhibited higher utilization of borrowed funds as its average and median levels were 22.4% and 20.5%, respectively.  Conversely, the Company’s deposit level at 75.5% of assets surpassed the Comparative Group’s average of 65.2% and median of 64.5%.

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The Company’s total equity capital at December 31, 2009 measured 8.64% of total assets, which was below the Comparative Group’s average of 11.10% and median of 10.23%.  ViewPoint’s 8.60% ratio of tangible equity to assets was also below the Comparative Group’s average and median of 9.74% and 9.15%, respectively.  The Comparative Group included several very leveraged members (Dime Community Bancshares, ESB Financial Corporation, and TrustCo Bank Corp) with tangible equity ratios between 6.00% and 7.00%.  The Comparative Group also comprised several solidly capitalized companies with tangible equity ratios above 10.00%, including United Financial Bancorp at 14.17% and at Brookline Bancorp at 17.24%.

The Company’s concentration of residential mortgage loans measured 39.3% of total loans, moderately surpassing the Comparative Group’s average of 34.6% and median of 30.7%. ViewPoint’s concentration of other real estate loans (primarily comprising commercial real estate mortgage loans) amounted to 49.7% and also moderately exceeded the Comparative Group’s average of 46.2% and median of 41.3%.  The Company’s level of non-mortgage loans measured 11.0% at December 31, 2009, and was below the Comparative Group’s average and median of 19.2% and 18.5%, respectively.  While ViewPoint’s consumer and commercial business lending activity has declined in recent years, due in large part to the discontinuation of its indirect automobile lending program in 2007, several Comparative Group companies have notably targeted these lending areas for expansion.  Danvers Bancorp and Brookline Bancorp reported non-mortgage concentrations of 31.7% and 42.1% of total loans, respectively

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           The Company’s recent loan growth rates reflected its objectives to focus on portfolio mix reconfiguration instead of sheer asset growth.  The increased volume of residential mortgage loan sales restrained the balance sheet growth of the loan portfolio while generating significant gains.  The Company’s loan growth measured 3.6% for the LTM period ending December 31, 2009, as compared to the average of 7.2% and median of 2.9% for the Comparative Group.  ViewPoint achieved impressive deposit growth of 16.1% over the LTM period ending December 31, 2009, which surpassed the average of 13.8% and median of 7.4% for the Comparative Group.  Among the Comparative Group, two companies completed acquisitions in 2009 that significantly boosted their deposit growth rates.  Danvers Bancorp and United Financial Bancorp registered deposit growth rates of 57.9% and 32.7%, respectively, as a result of recent mergers.

In summary, the Company’s recent earnings performance lagged the results attained by the Comparative Group.  ViewPoint’s lower ROA in 2009 versus the Comparative Group was attributable mainly to the impairment charge on collateralized debt obligations.  On a core earnings basis, the Company’s results were hampered by a lower level of net interest income and high level of operating expense.  Although the Company generated a substantially higher level of non-interest income than the Comparative Group, this advantage was not enough to offset the other limiting factors.  With respect to credit risk exposure, the Company exhibited slightly lower levels of non-performing assets and non-performing loan along with comparable levels of loan loss reserves.

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Table 18
General Operating Characteristics
As of December 31, 2009

									Tang.
						Total	Total	Total	Common
		Ticker		No. of	Conv.	Assets	Deposits	Equity	Equity
Company	Headquarters	Symbol	Exchange	Offices	Date	($Mil.)	($Mil.)	($Mil.)	($Mil.)

ViewPoint Financial Group	Plano, TX	VPFG	NASDAQ	23	09/29/06	2,379.5	1,796.7	205.7	204.6

Comparative Group Average						2,885.1	1,896.9	307.5	264.2
Comparative Group Median						2,766.8	1,817.7	290.2	247.0

Comparative Group
Bank Mutual Corporation	Milwaukee, WI	BKMU	NASDAQ	80	10/30/03	3,512.1	2,137.5	405.4	348.5
Brookline Bancorp, Inc.	Brookline, MA	BRKL	NASDAQ	18	07/09/02	2,615.9	1,633.7	489.4	441.0
Danvers Bancorp, Inc.	Danvers, MA	DNBK	NASDAQ	26	01/10/08	2,499.7	1,765.8	285.7	248.8
Dime Community Bancshares, Inc.	Brooklyn, NY	DCOM	NASDAQ	23	06/26/96	3,952.3	2,216.8	294.8	239.1
ESB Financial Corporation	Ellwood City, PA	ESBF	NASDAQ	24	06/13/90	1,958.7	944.3	164.8	121.8
Flushing Financial Corporation	Lake Success, NY	FFIC	NASDAQ	19	11/21/95	4,143.2	2,693.1	360.1	342.1
OceanFirst Financial Corp.	Toms River, NJ	OCFC	NASDAQ	23	07/03/96	2,030.0	1,364.2	183.5	183.5
Provident New York Bancorp	Montebello, NY	PBNY	NASDAQ	35	01/15/04	2,917.8	1,869.6	420.3	254.5
TrustCo Bank Corp NY	Glenville, NY	TRST	NASDAQ	129	NA	3,679.9	3,305.2	245.7	245.1
United Financial Bancorp, Inc.	West Springfield, MA	UBNK	NASDAQ	24	12/04/07	1,541.0	1,038.9	225.6	217.1

Source:  ViewPoint Financial; SNL Financial; Feldman Financial.

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Table 19
Summary Financial Performance Ratios
As of or For the Last Twelve Months Ended December 31, 2009

		Total	Tang.		Net
	Total	Equity/	Equity/	NPAs/	Interest	Effcy.	LTM	LTM	Core	Core
	Assets	Assets	Assets	Assets	Margin	Ratio	ROA	ROE	ROA	ROE
	($Mil.)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

ViewPoint Financial	2,379.5	8.64	8.60	0.70	2.73	76.10	0.12	1.35	0.47	5.40

Comparative Group Average	2,885.1	11.10	9.74	1.07	3.07	60.65	0.63	6.41	0.63	6.59
Comparative Group Median	2,766.8	10.24	9.15	1.00	3.28	60.87	0.65	6.79	0.68	5.94

All Public Thrift Average	3,074.2	11.15	10.42	3.35	3.13	70.53	(0.08)	(1.33)	(0.03)	(1.09)
All Public Thrift Median	925.6	9.87	9.12	2.37	3.23	68.61	0.28	2.31	0.26	1.94

Comparative Group
Bank Mutual Corporation	3,512.1	11.54	10.16	1.69	2.09	70.51	0.39	3.40	0.30	2.58
Brookline Bancorp, Inc.	2,615.9	18.71	17.24	0.44	3.34	48.91	0.75	4.03	0.73	3.92
Danvers Bancorp, Inc.	2,499.7	11.43	10.10	0.73	3.27	81.66	0.28	2.30	0.31	2.53
Dime Community Bancshares, Inc.	3,952.3	7.46	6.14	0.35	2.96	46.71	0.66	9.20	0.81	11.32
ESB Financial Corporation	1,958.7	8.41	6.36	0.25	2.09	62.03	0.59	7.48	0.63	7.96
Flushing Financial Corporation	4,143.2	8.69	8.29	2.25	2.96	47.94	0.63	7.80	0.73	9.08
OceanFirst Financial Corp.	2,030.0	9.04	9.04	1.52	3.59	59.70	0.82	9.35	0.89	10.19
Provident New York Bancorp	2,917.8	14.41	9.25	0.83	3.69	65.98	0.89	6.10	0.45	3.11
TrustCo Bank Corp NY	3,679.9	6.68	6.66	1.50	3.29	55.11	0.79	11.72	0.79	11.67
United Financial Bancorp, Inc.	1,541.0	14.64	14.17	1.17	3.39	67.98	0.46	2.67	0.61	3.54

Source:  ViewPoint Financial; SNL Financial; Feldman Financial.

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Table 20
Income and Expense Analysis
For the Last Twelve Months Ended December 31, 2009

	As a Percent of Average Assets
			Net	Other	Gains &	Loan	Gen. &	Amort.		Pretax
	Interest	Interest	Interest	Oper.	Non-rec.	Loss	Admin.	& Imp.	Non-rec.	Core
	Income	Expense	Income	Income	Income	Prov.	Expense	Intang,	Expense	Earnings

ViewPoint Financial	4.73	2.15	2.58	1.67	(0.48)	0.33	3.23	0.00	0.05	0.69

Comparative Group Average	4.92	2.03	2.89	0.46	0.07	0.33	2.06	0.02	0.07	0.94
Comparative Group Median	4.97	1.96	3.14	0.45	0.02	0.33	2.00	0.00	0.05	1.09

All Public Thrift Average	4.97	2.05	2.92	0.84	(0.05)	0.96	2.72	0.11	0.06	(0.01)
All Public Thrift Median	5.01	2.04	3.02	0.59	0.00	0.52	2.74	0.00	0.05	0.36

Comparative Group
Bank Mutual Corporation	4.35	2.40	1.95	0.71	0.19	0.36	1.90	0.01	0.04	0.39
Brookline Bancorp, Inc.	5.29	2.04	3.24	0.06	0.05	0.37	1.61	0.06	0.04	1.26
Danvers Bancorp, Inc.	4.97	1.87	3.10	0.40	0.00	0.27	2.90	0.00	0.04	0.33
Dime Community Bancshares, Inc.	5.27	2.46	2.81	0.17	(0.19)	0.33	1.40	0.00	0.05	1.25
ESB Financial Corporation	4.69	2.76	1.94	0.20	(0.01)	0.05	1.32	0.00	0.05	0.77
Flushing Financial Corporation	5.66	2.84	2.82	0.38	(0.11)	0.48	1.54	0.01	0.05	1.17
OceanFirst Financial Corp.	5.05	1.60	3.45	0.82	0.00	0.30	2.55	0.00	0.11	1.42
Provident New York Bancorp	4.36	1.19	3.17	0.74	0.72	0.61	2.68	0.07	0.05	0.55
TrustCo Bank Corp NY	4.54	1.39	3.21	0.49	0.05	0.32	2.11	0.00	0.05	1.27
United Financial Bancorp, Inc.	4.97	1.73	3.23	0.65	0.04	0.24	2.64	0.00	0.27	1.00

Source:  ViewPoint Financial; SNL Financial; Feldman Financial.

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Table 21
Yield-Cost Structure and Growth Rates
For the Last Twelve Months Ended December 31, 2009

	Avg.	Avg.	Avg. Net
	Int. Earn.	Int.-Bear.	Earning	Avg.	Yield on	Cost of	Net	Asset	Loan	Deposit
	Assets/	Liabs./	Assets/	Equity/	Int.-Earn.	Int-Bear.	Interest	Growth	Growth	Growth
	Assets	Assets	Assets	Assets	Assets	Liabs.	Spread	Rate	Rate	Rate

ViewPoint Financial	94.50	89.70	4.80	8.67	5.01	2.64	2.37	7.50	3.57	16.06

Comparative Group Average	94.64	83.46	11.18	11.28	5.21	2.41	2.80	8.09	7.17	13.75
Comparative Group Median	95.09	84.45	11.45	10.19	5.23	2.49	2.86	2.78	2.88	7.36

All Public Thrift Average	93.57	80.85	12.68	11.33	5.32	2.37	3.02	5.59	2.16	12.92
All Public Thrift Median	93.91	81.73	11.17	10.13	5.30	2.45	2.96	2.77	(0.68)	10.01

Comparative Group
Bank Mutual Corporation	93.24	84.33	8.91	11.56	4.66	2.84	1.82	0.64	(17.77)	0.43
Brookline Bancorp, Inc.	97.05	77.60	19.44	18.61	5.45	2.63	2.82	0.11	2.69	20.64
Danvers Bancorp, Inc.	94.91	79.43	15.48	12.17	5.24	2.35	2.89	44.68	49.38	57.90
Dime Community Bancshares, Inc.	94.84	88.02	6.82	7.18	5.56	2.80	2.76	(2.55)	3.06	(1.91)
ESB Financial Corporation	92.68	91.08	1.60	7.91	5.06	3.03	2.03	(0.82)	(2.88)	7.64
Flushing Financial Corporation	95.42	89.38	6.04	8.06	5.93	3.17	2.76	4.91	8.09	9.08
OceanFirst Financial Corp.	95.72	84.57	11.15	8.82	5.28	1.89	3.39	7.07	(1.05)	7.07
Provident New York Bancorp	89.69	71.27	18.42	14.59	5.02	1.67	3.35	(0.13)	(4.36)	(1.50)
TrustCo Bank Corp NY	97.58	85.39	12.19	6.74	4.69	1.63	3.06	4.94	5.49	5.39
United Financial Bancorp, Inc.	95.26	83.52	11.74	17.18	5.22	2.08	3.14	22.00	29.04	32.74

Source:  ViewPoint Financial; SNL Financial; Feldman Financial.

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Table 22
Balance Sheet Composition
As of the Last Twelve Months Ended December 31, 2009

	As a Percent of Total Assets
	Cash &	Total	Real	Intang.	Other	Total	Borrowed	Other	Total	Total
	Securities	Loans	Estate	Assets	Assets	Deposits	Funds	Liabs.	Liabs.	Equity

ViewPoint Financial	32.46	60.92	0.16	0.05	6.41	75.51	14.60	1.25	91.36	8.64

Comparative Group Average	28.54	65.82	0.12	1.51	4.00	65.18	22.35	1.37	88.90	11.10
Comparative Group Median	25.05	69.26	0.07	1.44	4.59	64.54	20.49	1.05	89.77	10.23

All Public Thrift Average	23.83	69.46	0.53	0.89	4.79	70.52	17.24	1.03	88.85	11.15
All Public Thrift Median	21.14	70.76	0.21	0.03	4.63	71.53	15.41	0.89	90.05	9.87

Comparative Group
Bank Mutual Corporation	49.96	43.27	0.50	1.54	4.73	60.86	25.82	1.77	88.46	11.54
Brookline Bancorp, Inc.	15.14	81.55	0.00	1.77	1.54	62.45	17.92	0.92	81.29	18.71
Danvers Bancorp, Inc.	27.73	66.14	0.06	1.47	4.59	70.64	16.85	1.08	88.57	11.43
Dime Community Bancshares, Inc.	9.42	85.37	0.02	1.41	3.78	56.09	33.79	2.66	92.54	7.46
ESB Financial Corporation	58.81	34.28	0.04	2.19	4.68	48.21	42.36	1.02	91.59	8.41
Flushing Financial Corporation	18.30	77.24	0.05	0.43	3.97	65.00	25.59	0.72	91.31	8.69
OceanFirst Financial Corp.	14.45	80.54	0.13	0.00	4.88	67.20	20.94	2.82	90.96	9.04
Provident New York Bancorp	33.08	56.49	0.08	5.68	4.66	64.08	20.04	1.48	85.59	14.41
TrustCo Bank Corp NY	36.17	60.98	0.25	0.02	2.59	89.82	2.93	0.58	93.32	6.68
United Financial Bancorp, Inc.	22.38	72.38	0.10	0.55	4.59	67.42	17.26	0.68	85.36	14.64

Source:  ViewPoint Financial; SNL Financial; Feldman Financial.

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Table 23
Regulatory Capital, Credit Risk, and Loan Composition
As of or For the Last Twelve Months Ended December 31, 2009

	Tier 1	Tier 1	Total					Resid.	Other
	Core	Risk-	Risk-					First	Real Est.	Non-mtg.
	Capital	based	based	NPLs/	NPAs/	Resrvs./	Resrvs./	Mtgs./	Mtgs./	Loans/
	Ratio	Capital	Capital	Loans	Assets	NPAs	Loans	Loans	Loans	Loans

ViewPoint Financial	7.99	14.39	15.27	1.13	0.70	74.29	1.10	39.30	49.74	10.96

Comparative Group Average	9.86	14.46	15.34	1.42	1.07	100.21	1.07	34.58	46.21	19.21
Comparative Group Median	9.00	13.82	14.50	1.37	1.00	74.46	0.89	30.71	41.58	18.47

All Public Thrift Average	9.79	14.70	15.51	3.53	3.35	59.01	1.58	39.08	42.09	19.36
All Public Thrift Median	9.00	12.40	13.30	2.88	2.37	44.27	1.34	35.66	41.33	20.58

Comparative Group
Bank Mutual Corporation	9.84	20.32	20.86	2.72	1.69	28.65	1.11	43.07	37.56	19.37
Brookline Bancorp, Inc.	15.64	18.10	19.35	0.47	0.44	268.86	1.44	15.54	42.39	42.07
Danvers Bancorp, Inc.	12.13	14.87	15.68	1.01	0.73	80.64	0.88	17.15	51.20	31.65
Dime Community Bancshares, Inc.	7.60	10.45	11.28	0.36	0.35	156.09	0.63	3.89	96.07	0.04
ESB Financial Corporation	7.61	14.18	14.79	0.62	0.25	149.89	0.89	47.72	35.56	16.72
Flushing Financial Corporation	8.84	12.78	13.49	2.57	2.25	21.84	0.63	30.88	63.74	5.38
OceanFirst Financial Corp.	9.15	13.45	14.20	1.72	1.52	47.60	0.89	57.73	24.70	17.57
Provident New York Bancorp	8.85	12.56	13.81	1.30	0.83	123.92	1.79	26.42	44.60	28.98
TrustCo Bank Corp NY	6.71	12.04	13.30	2.02	1.50	68.28	1.65	72.90	25.52	1.58
United Financial Bancorp, Inc.	12.21	15.82	16.61	1.45	1.17	56.36	0.82	30.53	40.77	28.70

Source:  ViewPoint Financial; SNL Financial; Feldman Financial.

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III.  MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Company’s estimated pro forma market value relative to the Comparative Group selected in Chapter II.  The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community or syndicated offering.  It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Company relative to other publicly traded thrifts and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Company and thrift institutions in general.  Changes in the Company’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Company or thrift stocks in general.  Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the stock offering.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Growth Potential
(2)	Financial Condition
(3)	Market Area
(4)	Management
(5)	Dividend Policy

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(6)	Liquidity of the Issue
(7)	Subscription Interest
(8)	Effect of Government Regulations and Regulatory Reform
(9)	Recent Acquisition Activity
(10)	Stock Market Conditions
(11)	New Issue Discount

Earnings Growth Potential

Earnings growth potential is dependent upon the sensitivity of asset yields and liability costs to changes in market interest rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet.  Each of the foregoing is an important factor to investors in assessing earnings growth potential.  The Company’s profitability in recent years has been beleaguered by the impairment charges on collateralized debt obligations.  The Company has achieved steady asset and deposit growth since its first-step MHC offering in September 2006.  In addition, the Company has changed its loan portfolio composition from predominantly consumer loans to a strategic mix of residential and commercial real estate mortgages.  Also, revenue sources have broadened to include increased income from mortgage banking and Purchase Program operations.  However, in 2008 and 2009, the impairment charges impeded any solid improvements in earnings results.  Furthermore, the Company is still faced with the challenges of improving its net interest margin and operating expense ratio to more competitive levels.

Many of the Company’s expansion initiatives, such as mortgage banking, Purchase Program lending, and commercial real estate lending, have proven to be beneficial to earnings production.  However, notwithstanding the current satisfactory performance and managed credit risk exhibited by these initiatives, they do not reflect a seasoned history of experience across business and economic cycles.  Additionally, because of the Company’s existing cost structure, non-interest income is an increasingly important factor to supplement revenue and compensate for the relatively high level of operating expenses.  In recent years, gains on sale of loans have become a substantial component of non-interest income.  This revenue source is highly dependent upon market conditions and origination volume trends, and therefore subject to more unpredictability and volatility.  We therefore believe that, given the Company’s recent earnings trends and profitability fundamentals versus the Comparative Group, a slight downward adjustment is warranted for the Company’s earnings growth potential with respect to the Comparative Group.

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Financial Condition

As discussed and summarized in Chapter I, the Company’s loan composition reflects a growing concentration of residential mortgage loans and commercial real estate loans as it has transitioned from a credit union to a diversified, community-oriented financial institution.  The Company’s deposit base is characterized by a solid concentration of core transaction accounts.  The Company has also utilized wholesale investment and funding activity to leverage the balance sheet and generate increased net interest income.  The Company has a slightly lower level of non-performing assets than exhibited by the Comparative Group, but it also maintained a lower concentration of loans.  The Company’s liquidity and securities portfolio composed 32.5% of total assets at December 31, 2009 versus the Comparative Group’s average level of 28.5% and median of 25.1%.  Other than the impairment of its collateralized debt obligations, the Company has a solid track record of prudent credit risk management.

The selection criteria for the Comparative Group ensured a collection of companies with solid capital positions and satisfactory asset quality, similar to the Bank.  We believe that the balance sheet, asset quality, and funding structure fundamentals of the Company are largely similar to that of the Comparative Group.  Therefore, based on these considerations, we believe that no adjustment is necessary for financial condition relative to the Comparative Group.

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Market Area

The members of the Comparative Group were drawn from various regions of the country, including the Mid-Atlantic, Midwest, and New England.  The Comparative Group companies are generally characterized by market area locations in mid-sized to major metropolitan areas.  Four of the companies are located in the New York-Northern New Jersey MSA and two in the Boston MSA.  Other companies are located in Milwaukee (Wisconsin), Albany-Schenectady (New York), and Springfield (Massachusetts) metropolitan areas and the New Castle (Pennsylvania) micropolitan area.  The Company’s primary market area encompasses the Dallas-Fort Worth MSA, which has experienced attractive population growth and economic expansion in past years. Even during the recent recession, the economies in the State of Texas and Dallas-Fort Worth MSA weathered the correction better than the nation as a whole.  Moreover, the area’s housing sector did not experience the inflated run-up in housing prices and severe downward spiral as did many other regions of the country.

Compared to the market areas in which the Comparative Group companies operate, the recent historical and projected population growth rates of ViewPoint’s market area are unmatched.  Also, the median household income in the Dallas-Fort Worth MSA approaches the high levels reported historically by the New York-Northern New Jersey and Boston MSAs.  In fact, Collin County’s median household income of $97,234 in 2009 exceeded the levels of $75,580 and $66,039 reported for the New York-Northern New Jersey and Boston MSAs, respectively.  Furthermore, unemployment data indicated that the 8.0% unemployment rate for the Dallas-Fort Worth MSA in 2009 was only bettered by the 7.2% rate for the Albany-Schenectady MSA (primary market area for TrustCo Bank Corp) among the operating regions for the Comparative Group.  Therefore, based on the demographic trends presently demonstrated by ViewPoint’s market area and related growth opportunities for the Company, we believe that an upward adjustment is warranted for market area.

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Management

Management’s principal challenges are to generate profitable results, monitor credit risks, and control operating costs while the Company competes in an increasingly competitive financial services environment.  The challenges facing the Company in attempting to generate improvements in profitability and enhance its competitiveness are already paramount because of its current existence as a publicly owned business.

ViewPoint’s management team is composed of seasoned executive officers with extensive experience at the Company and in the local marketplace, complemented by several key additions in prior years in commercial real estate lending, retail banking, and mortgage banking.  We believe that investors will take into account that the Company is professionally and knowledgeably managed by a team of experienced banking executives, but also note that investors will likely rely upon actual earnings results as the means of evaluating the future performance of management as the Company deploys and leverages the additional capital from the second-step stock offering.  Based on these considerations, we believe no adjustment is warranted at this time for management.

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Dividend Policy

As of December 31, 2009, ViewPoint’s quarterly cash dividend amounted to $0.05 per share, which equals $0.20 per share on an annualized basis.  After the Conversion, New ViewPoint intends to continue to pay cash dividends on a quarterly basis.  The dividend rate and the continued payment of dividends will depend on a number of factors, including the Company’s capital requirements, its financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.  The Company can give no assurance can that it will continue to pay dividends or that they will not be reduced or eliminated in the future.

Payment of cash dividends has remained commonplace among publicly traded thrifts with solid capital and earnings levels.  All ten members of the Comparative Group currently pay dividends.  The average and median dividend yields of the Comparative Group were 3.18% and 3.64%, respectively, as of March 5, 2010.  In comparison, the average and median dividend yields for the All Public Thrift aggregate were 2.12% and 2.11%.  Therefore, in recognition of the Company’s stated intention to continue to pay regular cash dividends and its strong capital level following the Conversion, we believe that no adjustment is warranted for this factor.

Liquidity of the Issue

With the increased number of market makers and institutional investors following thrift stocks, the overwhelming majority of converting thrifts are able to develop a public market for their new stock issues.  Most public thrift stocks continue to trade on the NASDAQ market.  The historically improved financial condition and operating performance of selected thrifts help them to meet initial market listing requirements and adhere to such guidelines thereafter.

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All ten members of the Comparative Group are listed on the NASDAQ Global Select Market, which represents NASDAQ’s most stringent market segment based on high requirements for market value, liquidity, and earnings.  ViewPoint’s common stock currently trades on the NASDAQ Global Select Market.  Upon completion of the Conversion, the shares of common stock of New ViewPoint will replace ViewPoint’s common stock and also trade on the NASDAQ Global Select Market.  The development of a public market having the desirable characteristics of depth, liquidity and orderliness is facilitated by trading on an active exchange such as the NASDAQ Global Select Market.  Thus, we do not believe that any further adjustment is necessary to address this factor.

Subscription Interest

The Company has retained the services of Sandler O’Neill & Partners, L.P. to assist in the marketing and sale of the stock offering.  The Company’s employee stock ownership plan (“ESOP”) plans to purchase 8.0% of the amount of stock to be sold in the stock offering.  ViewPoint expects its directors, executive officers, and their associates to purchase 39,000 shares of common stock in the offering for an aggregate amount of $390,000 based on a $10.00 offering price per share.  The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly will be 200,000 shares ($2.0 million).  Persons and persons exercising subscription rights through a single qualifying deposit account held jointly will be subject to an overall purchase limitation of 400,000 shares ($4.0 million) in all categories of the offering combined.  The minimum purchase will be 25 shares ($250).

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As thrift conversion activity diminished in response to the weakened stock market, subscription interest in thrift stock conversion offerings has been mixed.  While a few have experienced robust interest and received orders above the maximum offering amount, other converting thrifts have struggled to close transactions successfully and moderately exceeded the minimum of offering ranges.  There have been only three second-step offerings since January 1, 2008, and two of these occurred recently in December 2009.  BCSB Bancorp completed its second-step offering in April 2008 at the minimum of the offering range only after extending its offering period.  Due to the difficult market conditions beginning in mid-2008, second-step conversion offerings were essentially sidelined for a sustained period.  Ocean Shore Holding Co. completed its second-step offering on December 21, 2009 at the offering minimum, but only after suspending marketing efforts following commencement of the offering in November 2008, then extending and delaying the offering period, and recommencing in November 2009.  Northwest Bancshares raised gross proceeds of $689 million in its second-step offering that was completed on December 18, 2009, and priced moderately above the offering midpoint.  Each of these transactions required a syndicated community offering to successfully close their second-step conversion.

Based on preliminary indications from its marketing agent, ViewPoint anticipates that a large portion of its second-step offering will be sold in the syndicated community portion.  As observed from the recent second-step transactions, this is not an unusual occurrence.  The recent standard conversion offering of OmniAmerican Bancorp, based in Fort Worth, Texas, was oversubscribed by eligible depositors with total orders receiving the adjusted maximum. However, the subscription characteristics of second-step offerings are significantly different because of the exchange ratio implications and the fact that investors in publicly traded issues can readily purchase shares of the predecessor company in the open market.  Therefore, absent actual results of the Company’s subscription offering (as well as actual market conditions prevailing during the subscription offering), we do not believe any adjustment is warranted at this time.

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Effect of Government Regulations and Regulatory Reform

As a fully converted stock thrift insured by the FDIC and supervised by its primary regulator, ViewPoint will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies.  As of December 31, 2009, ViewPoint was considered a well capitalized institution as were all the members of the Comparative Group.  Therefore, given these factors, we believe that no adjustment is necessary for the effect of government regulations ad regulatory reform.

Recent Acquisition Activity

Acquisition speculation is one factor underpinning the prices of newly converted thrifts in after-market trading.  Table 24 summarizes recent acquisition activity involving banks and thrifts based in Texas.  Given the state’s size and large number of financial institutions along with its attractive banking market, acquisition activity has remained lively in Texas.  Since January 1, 2008, there have been 21 acquisitions involving Texas banks and thrifts.  The largest recent acquisition of a Texas bank or thrift involved the purchase of privately held Century Bancshares, Inc. (Dallas, Texas) by Wells Fargo & Company.  The purchase of Century Bancshares closed on December 31, 2008.  The only thrift acquisition displayed was announced recently in January 2010 and involved the pending acquisition of East Texas Financial Services (Tyler, Texas) by a private entity owned principally by the chairman of the target thrift.

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Table 24
Summary of Recent Texas Acquisition Activity
Transactions Announced Since January 1, 2008

				Seller’s Prior Financial Data							Offer Value to
				Total	Equity/	YTD	YTD			Offer	Book	Tang.	LTM	Total
			B/T	Assets	Assets	ROA	ROE	Date	Status	Value	Value	Book	EPS	Assets
Buyer	State	Seller	(1)	($Mil.)	(%)	(%)	(%)	Anncd.	(2)	($Mil.)	(%)	(%)	(x)	(%)

Median: 2009-10				52.5	10.59	0.28	3.16	NA	NA	7.5	112.3	118.3	31.0	17.51
Median: 2008				109.9	9.81	1.21	11.20	NA	NA	20.0	171.6	195.4	20.4	17.21

Steele Financial Corp.	TX	East Texas Fin’l Services	T	247.4	8.66	0.28	3.16	01/28/10	P	23.5	109.8	122.2	34.6	9.51
Family Bancorp Inc.	TX	Medina Bankshares, Inc.	B	52.5	12.12	1.33	8.87	12/03/09	P	NA	NA	NA	NA	NA
TLCM Holdings, LLC	TX	EJ Financial Corporation	B	250.8	10.17	(0.44)	(4.40)	11/24/09	P	9.5	76.2	76.3	NM	15.88
Investor group	—	Texas Enterprise Bank	B	64.5	13.30	0.12	0.81	09/18/09	C	NA	114.3	114.3	NM	30.74
Bank4Texas Holdings, Inc.	TX	Northern Bancshares, Inc.	B	39.2	12.81	0.80	6.52	08/05/09	P	7.5	168.8	168.8	41.2	19.14
Happy Bancshares, Inc.	TX	First Canadian Bancorp	B	122.1	7.72	2.05	27.89	06/30/09	C	8.9	110.4	110.4	27.4	7.29
Sandhills Bancshares, Inc	TX	TransPecos Banks - Iraan	B	23.7	10.59	1.31	12.98	05/20/09	C	5.0	199.0	252.0	26.1	21.07
Austin Bancshares, Inc.	TX	La Grange Bancshares, Inc.	B	28.9	7.58	(0.20)	(2.85)	05/01/09	P	3.2	150.5	150.5	NM	11.06
Tall City Bancshares, Inc.	TX	Kent County State Bank	B	14.9	13.21	(0.73)	(6.26)	03/13/09	C	1.3	96.8	101.1	NM	58.89
Big Country Bancshares, Inc.	TX	Citizens Bank, N.A.	B	81.7	10.15	1.87	18.45	10/31/08	C	13.5	162.8	210.4	14.2	16.52
Hillister Enterprises II, Inc.	TX	Crosby Bancshares, Inc.	B	361.9	7.30	1.16	15.60	09/19/08	C	72.5	337.0	337.0	26.7	20.03
Wells Fargo & Company	CA	Century Bancshares, Inc.	B	1,424.3	6.92	0.54	7.62	08/13/08	C	188.5	191.3	195.4	22.0	13.23
BMC Bancshares, Inc.	TX	First Nat’l Bank, Graford	B	43.7	9.44	0.58	6.09	06/26/08	C	5.5	133.2	133.2	23.4	12.57
Private Investor	TX	Medina Bankshares, Inc.	B	33.5	10.31	1.62	16.65	06/12/08	C	6.0	171.6	171.6	22.7	17.90
Lone Star State Bancshares	TX	First of Brownfield Corp.	B	138.2	13.67	0.69	5.16	06/06/08	C	20.0	107.2	107.2	18.9	14.47
McCamey Financial Corp.	TX	First National Monahans	B	247.6	10.26	1.36	13.39	06/06/08	C	36.0	NM	NM	NM	NM
Pinnacle Bancorp, Inc.	NE	First Azle Bancshares, Inc.	B	202.3	9.47	1.29	13.08	05/23/08	C	47.3	276.1	276.1	18.1	23.36
ST Financial Group, Inc.	TX	Snook Bancshares, Inc.	B	41.7	7.73	(1.48)	(18.29)	05/23/08	C	5.1	148.1	148.1	NM	12.18
Heritage Bancorp, Inc.	TX	Red River Financial Corp	B	18.2	13.59	1.25	9.32	03/12/08	C	NA	NA	NA	NA	NA
First Graham Bancorp, Inc.	TX	Surety Capital Corporation	B	36.7	15.59	(2.89)	(16.49)	02/07/08	C	8.7	NM	NM	NM	23.78
Prosperity Bancshares, Inc.	TX	1st Choice Bancorp, Inc.	B	303.0	8.84	1.37	16.02	02/07/08	C	66.7	254.5	254.5	14.7	22.01

(1) B=bank; T=thrift.
(2) P=pending; C=completed.

Source: SNL Financial.

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As shown in Table 23, acquisition ratio levels for Texas banks and thrifts declined from 2008 to 2009 and into 2010, consistent with nationwide banking trends.  Given that there are significant regulatory restrictions on the ability to acquire control of the Company for a period of three years following the Conversion, we do not believe that acquisition activity is a significant factor to consider in determining the Company’s pro forma market value.

Stock Market Conditions

Table 25 displays the performance of the SNL All Public Thrift, SNL Thrift $1 Billion to $5 Billion Assets, and SNL Southwest Thrift indexes, as compared to the Standard & Poor’s 500-Stock Index (“S&P 500”) over various periods.  The public thrift indexes generally tracked the cyclical trends of the broader stock index in calendar 2008, but were outperformed by the S&P 500 during 2009.  The All Public Thrift Index declined by 38.2% in 2008, parallel with the 38.5% decline in the S&P 500.

The market for bank and thrift stocks turned sour in the middle of 2008 and plummeted further in the fall of 2008 through the spring of 2009.  Rising concerns over the health of the banking system and the viability of several large financial concerns placed increased pressure on financial stock issues.  Market prices of banks and thrift stocks were particularly hard hit by the mortgage crisis and dismal real estate market conditions.  Financial stocks rebounded starting in March 2009 as Federal Reserve Board and U.S. Treasury stimulus initiatives began to stabilize some of the long-term concerns overhanging the credit and capital markets.  While the broader market staged a strong rally in 2009, the financial sector continued to suffer due to intensifying credit losses and mounting failures of distressed institutions.  The SNL All Public Thrift index declined 10.2% from December 31, 2008 to December 31, 2009, while the S&P 500 actually increased by 23.5% over the same period.

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As the banking industry showed increased signs of stabilizing into 2010, the public thrift indexes have fared better on a year-to-date basis through March 5, 2010.  The SNL All Public Thrift index increased 3.8% from December 31, 2009 to March 5, 2010, while the S&P 500 increased by 2.1% over the same period.  The SNL Thrift $1 Billion-$5 Billion index advanced by 6.1% over the first nine weeks of 2010.  On a cumulative basis since year-end 2007, the public thrift indexes still trail the performance of the broader S&P 500 index.  It should be noted that the performance of the SNL Southwest Thrift index is impacted by the failure of two large, high-profile Texas thrifts.  Franklin Bank failed in November 2008 and Guaranty Bank failed in August 2009.  Since December 31, 2007 on a cumulative basis through March 5, 2010, the SNL Thrift index was down 42.4%, the SNL Thrift $1 Billion-$5 Billion index was down 27.9%, and the SNL Southwest Index was down 67.0%, as compared to the 22.5% decline in the S&P 500.

The OTS recently reported that the thrift industry reported essentially breakeven profits for 2009, the first annual positive earnings since 2006.  Earnings results were sustained by improving net interest margins, but continue to be dampened by loan loss provisions.  The thrift industry continued to prepare for future asset quality challenges by building its provisions for loan losses.  Simultaneously, the industry also managed to maintain a solid capital cushion, with equity capital of 10.7% of assets at year-end 2009, up from 8.9% a year earlier.  Troubled assets (non-current loans and repossessed assets) fell to 3.25% of assets in the fourth quarter of 2009 from 3.65% in the third quarter, but up from 2.54% for the one year earlier period.

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Table 25
Comparative Stock Index Performance

	12/31/07-	12/31/08-	12/31/09-	12/31/07-
Index	12/31/08	12/31/09	03/05/10	03/05/10

SNL All Public Thrift	-38.2%	-10.2%	3.8%	-42.4%

SNL Thrift $1B-$5B	-16.9%	-18.2%	6.1%	-27.9%

SNL Southwest Thrift	-52.0%	-32.1%	1.0%	-67.0%

S&P 500	-38.5%	23.5%	2.1%	-22.5%

Source:  SNL Financial.

New Issue Discount

A “new issue” discount that reflects investor concerns and investment risks inherent in all initial public offerings (“IPOs”) is a factor to be considered for purposes of valuing converting thrifts.  The magnitude of the new issue discount typically expands during periods of declining thrift stock prices as investors require larger inducements, and narrows during strong market conditions.  The thrift conversion market continues to respond to the after-market performance of recent offerings. Table 26 presents a summary of recent conversion offerings since January 1, 2008, including both second-step and standard transactions.

As noted earlier, thrift stock conversion activity had diminished considerably in the wake of the sharp marked downturn in market conditions.  There were only four standard conversion offerings and one second-step offering in 2008, followed by three standard offerings and two second-step offerings in 2009.  The after-market price performance of standard thrift conversion and second-step IPOs has been mixed.

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Table 26
Summary of Recent Second-Step and Standard Conversions
Transactions Completed Since January 1, 2008

						Pro Forma Ratios					After-Market Trading
					Gross	Price/	Price/	Price/		3/05/10	Price Change			Change
				Total	Offering	Book	Tang.	LTM	IPO	Closing	One	One	One	Thru
		Stock	Conv.	Assets	Proceeds	Value	Book	EPS	Price	Price	Day	Week	Month	3/05/10
Company	State	Exchange	Date	($Mil.)	($Mil.)	(%)	(%)	(x)	($)	($)	(%)	(%)	(%)	(%)

Second-Step — Average	NA	NA	NA	2,832.4	247.3	71.3	77.3	21.1	NA	NA	10.5	13.3	13.5	17.8
Second-Step — Median	NA	NA	NA	742.6	33.5	63.0	65.0	21.1	NA	NA	10.4	13.0	13.5	18.9

Standard — Average	NA	NA	NA	506.1	63.4	59.3	62.4	27.4	NA	NA	9.1	7.3	6.6	21.3
Standard — Median	NA	NA	NA	357.9	46.3	59.4	59.4	24.3	NA	NA	0.5	1.5	3.0	12.0

Second-Step Offerings
Ocean Shore Holding Co.	NJ	NASDAQ	12/21/09	742.6	33.5	63.0	63.0	17.3	8.00	11.35	7.5	11.9	13.1	41.9
Northwest Bancshares, Inc.	PA	NASDAQ	12/18/09	7,132.0	688.8	89.0	103.8	24.8	10.00	11.89	13.5	13.0	14.0	18.9
BCSB Bancorp, Inc.	MD	NASDAQ	04/11/08	622.5	19.8	61.8	65.0	NM	10.00	9.25	10.4	14.9	13.5	(7.5)

Standard Offerings
OBA Financial Services, Inc.	MD	NASDAQ	01/22/10	357.9	46.3	59.4	59.4	NM	10.00	10.48	3.9	1.5	3.0	4.8
OmniAmerican Bancorp, Inc.	TX	NASDAQ	01/21/10	1,006.3	119.0	62.0	62.0	NM	10.00	11.65	18.5	14.0	9.9	16.5
Versailles Financial Corp.	OH	OTCBB	01/11/10	41.6	4.3	40.5	40.5	36.0	10.00	10.00	0.0	0.0	0.0	0.0
Athens Bancshares Corp.	TN	NASDAQ	01/07/10	246.0	26.8	58.0	58.8	13.9	10.00	10.80	16.0	15.0	10.6	8.0
Territorial Bancorp Inc.	HI	NASDAQ	07/13/09	1,223.8	122.3	60.1	60.2	15.9	10.00	20.98	49.9	47.2	48.0	109.8
St. Joseph Bancorp, Inc.	MO	OTCBB	02/02/09	19.4	3.8	46.3	46.3	NM	10.00	10.00	0.0	0.0	0.0	0.0
Hibernia Homestead Bancorp	LA	OTCBB	01/28/09	50.2	11.1	48.1	48.1	NM	10.00	13.75	0.0	5.0	5.0	37.5
First Savings Fin’l Group, Inc.	IN	NASDAQ	10/07/08	215.4	24.3	51.1	51.1	NM	10.00	11.20	(1.0)	(4.0)	(8.0)	12.0
Home Bancorp, Inc.	LA	NASDAQ	10/03/08	448.1	89.3	69.7	69.7	19.2	10.00	12.50	14.9	3.5	3.1	25.0
Cape Bancorp, Inc.(1)	NJ	NASDAQ	02/01/08	633.8	78.2	73.2	105.8	50.0	10.00	7.36	0.5	0.1	(2.0)	(26.4)
Danvers Bancorp, Inc.	MA	NASDAQ	01/10/08	1,324.1	171.9	83.7	83.9	29.4	10.00	14.75	(2.6)	(2.2)	2.6	47.5

 (1) Conversion stock offering was completed in conjunction with a simultaneous acquisition.

Source:  SNL Financial.

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           Of the 11 standard conversions completed since January 1, 2008, the average and median one-week price changes were 7.3% and 1.5%, respectively.  The three second-step conversion offering exhibited an average and median one-week price change of 13.3% and 13.0%, respectively.  As noted previously, two of the second-step offerings were closed at the offering minimum with Northwest Bancshares pricing moderately above the midpoint.  However, the pro forma ratios for the second-step issues tend to reflect higher price-to-book ratios due in part to their seasoned history as a public company versus standard thrift issues converting from mutual form initially.  Also, the second-step companies have had time and experience to re-invest and leverage the capital raised through their first-step MHC offerings in attempt to improve ROE.

Thrift conversions continue to be priced at discounts to publicly traded companies.  This is due to the relatively high pro forma equity ratios, expected low returns on equity in the near term, and the uncertainty regarding the prospects of an institution to leverage the balance sheet prudently and effectively in the currently low interest rate environment and uncertain housing market conditions.  Moreover, the uneven after-market price performance of thrift IPOs provides added reason to continue to factor in a new issue discount for valuation of current thrift IPOs. Based upon the price-to-book valuation metric, second-step thrift conversions recently completed have been discounted in an approximate range of 15% to 30% relative to their selected peer groups.

Adjustments Conclusion

It is our opinion that the Company’s pro forma valuation should be assigned slight downward adjustments relative to the Comparative Group because of earnings growth potential and the new issue discount.  The magnitude of these discounts is partially offset by the upward adjustment accorded to the Company for market area.  Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other.  Currently, converting thrifts are often valued at meaningful discounts to peer institutions relative to price-to-book ratios, but at lesser discounts to the comparable institutions’ price-to-earnings ratios.  It is the role of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts and premiums.

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Valuation Approach

In determining the estimated pro forma market value of the Company, we have employed the comparative company approach and considered the following pricing ratios:  price-to-earnings per share (“P/E”), price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-assets (“P/A”).  Table 27 presents the trading market valuation ratios of the Comparative Group and All Public Thrift averages and medians as of March 5, 2010.  As shown in Table 27, the average P/B ratio for the Comparative Group was 118.9%, the average P/TB ratio was 136.5%, and the average P/E ratio was 22.8x.  On a core earnings basis, the average core P/E of the Comparative Group was 22.7x.  The median P/B ratio for the Comparative Group was 111.8%, the median P/TB ratio was 133.7%, and the median LTM P/E and core P/E ratios were 16.9x and 22.0x, respectively.

In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined a pro forma price-to-book ratio of 94.0% and price-to-tangible book ratio of 94.3% for the Company, which reflect an aggregate midpoint value of approximately $351.5 million based on the assumptions summarized in Exhibit IV.  Employing a range of 15% above and below the midpoint, the resulting minimum value of approximately $298.8 million reflects a 85.8% P/B ratio and 86.0% P/TB ratio.  The resulting maximum value of approximately $404.2 million reflects a 101.2% P/B ratio and 101.5% P/TB ratio.  The adjusted maximum, an additional 15.0% above the maximum, is positioned at approximately $464.9 million with a P/B ratio of 108.5% and P/TB ratio of 108.7%.

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The Company’s pro forma midpoint P/B ratio of 94.0% reflects a 20.9% discount to the Comparative Group average P/B ratio of 118.9% and a 15.9% discount to the Comparative Group median P/B ratio of 111.8%.  Conversely, the Company’s pro forma midpoint P/B ratio of 94.0% reflected a 28.8% premium to the All Public Thrift average P/B ratio of 73.0% and a 27.7% premium to the All Public Thrift median P/B ratio of 73.6%.  The Company’s pro forma midpoint P/TB ratio of 94.3% reflects a 30.9% discount to the Comparative Group average P/TB ratio of 136.5% and a 29.5% discount to the Comparative Group median P/B ratio of 133.7%.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of price-to-book and core earnings profitability comparisons.  The core P/E ratio is an important valuation ratio in the current thrift stock environment because of prevalent non-recurring items, and was an additional key focus in developing our estimate of the Company’s pro forma market value.  The Company’s LTM earnings for the period ended December 31, 2009 amounted to $2.7 million.  Adjusted for non-recurring items, the Company’s core earnings for the same period totaled $10.7 million.

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Based on the Valuation Range as indicated above, the Bank’s pro forma P/E ratios ranged from a minimum of 83.3x to 125.0x at the adjusted maximum based on LTM earnings and pro forma adjustments.  The Company’s P/E ratios are skewed upward by its low level of earnings.  In comparison, the average and median P/E ratios for the Comparative Group were 22.8x and 16.9x, respectively.  In consideration of the Company’s core earnings, the resulting valuation ratios reflect more normalized levels.  The Company’s core P/E ratio ranged from 23.8x at the minimum to 37.0x at the maximum.  Because ViewPoint’s core earnings results were still below the Comparative Group’s overall performance, the pro forma valuation produces slightly higher core P/E ratios than exhibited by the Comparative Group.  The Company’s pro forma midpoint core P/E ratio of 27.8x reflects a 22.5% premium to the Comparative Group average core P/E ratio of 22.7x and 26.4% premium to the Comparative Group median of 22.0x.  At the pro forma valuation minimum, the Company’s core P/E ratio of 23.8x reflects a slight 4.8% premium to the Comparative Group average core P/E ratio of 22.7x and 8.2% premium to the Comparative Group median of 22.0x.

Based on the price-to-assets valuation metric, the Company’s pro forma midpoint of $351.5 million reflects a corresponding P/A valuation ratio of 13.80%, ranging from 11.85% at the pro forma valuation minimum to 15.71% and 17.86% at the maximum and adjusted maximum, respectively.  The Company’s stronger pro forma capitalization levels after Conversion resulted in P/A ratio premiums at the upper end of the range and slight discounts at the valuation minimum in contrast to the Comparative Group average P/A ratio of 12.66% and median P/A ratio of 11.96%.  However, we note that the Company’s higher pro forma P/A valuation ratios are also indicative of the challenge facing the Company in generating a competitive ROE.  On a pro forma basis, the Company’s ratio of total equity to total assets measures 13.81%, 14.68%, 15.52%, and 16.47%, respectively, at the valuation minimum, midpoint, maximum, and adjusted maximum.

feldman financial advisors, inc.

Valuation Conclusion

It is our opinion that, as of March 5, 2010, the estimated aggregate pro forma market value of the Company based on the Conversion of the MHC, including: (i) shares sold in the Conversion that represent the MHC’s ownership interest in the Company, and (ii) exchange shares issued to existing public shareholders of the Company, was $351,515,620 at the midpoint. The resulting Valuation Range was a minimum of $298,788,270, a maximum of $404,242,960, and an adjusted maximum of $464,879,400.  Pursuant to OTS regulations, the Valuation Range is based upon a 15% decrease from the midpoint to determine the minimum, a 15% increase from the midpoint to establish the maximum, and a 15% increase from the maximum to reflect the adjusted maximum.  Exhibit IV displays the assumptions and calculations utilized in determining the Company’s estimated pro forma market value on a fully converted basis.

The aggregate offering price of the shares of common stock sold in the Conversion will be equal to the Valuation Range multiplied by the approximate 57% ownership interest that the MHC has in the Company.  The number of shares offered will be equal to the aggregate offering price divided by the offering price per share.  Based on the Valuation Range, the percentage of the Company’s common stock owned by the MHC, and the offering price of $10.00 per share, the resulting Offering Range represents a minimum of 17,000,000 shares, a midpoint of 20,000,000 shares, a maximum of 23,000,000 shares, and an adjusted maximum of 26,450,000 shares.  On an aggregate basis, the Offering Range reflects a minimum amount of $170,000,000, a midpoint amount of $200,000,000 a maximum amount of $230,000,000, and an adjusted maximum of $264,500,000.

feldman financial advisors, inc.

Table 27
Comparative Pro Forma Market Valuation Analysis
ViewPoint Financial Group and the Comparative Group
Computed from Market Price Data as of March 5, 2010

	Current	Total	Price/	Price/	Price/	Price/	Price/	Total	Tang.	Current
	Stock	Market	LTM	Core	Book	Tang.	Total	Equity/	Equity/	Dividend
	Price	Value	EPS	EPS	Value	Book	Assets	Assets	Assets	Yield
Company	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)

ViewPoint Financial Group(1)
Pro Forma Minimum	10.00	298.8	83.3	23.8	85.8	86.0	11.85	13.81	13.78	1.29
Pro Forma Midpoint	10.00	351.5	100.0	27.8	94.0	94.3	13.80	14.68	14.64	1.29
Pro Forma Maximum	10.00	404.2	111.1	32.3	101.2	101.5	15.71	15.52	15.49	1.29
Pro Forma Adj. Maximum	10.00	464.9	125.0	37.0	108.5	108.7	17.86	16.47	16.44	1.29

Comparative Group Average	NA	356.8	22.8	22.7	118.9	136.5	12.66	11.10	9.74	3.18
Comparative Group Median	NA	339.0	16.9	22.0	111.8	133.7	11.96	10.24	9.15	3.64

All Public Thrift Average(2)	NA	367.6	23.0	22.8	73.0	81.5	8.18	11.15	10.42	2.12
All Public Thrift Median(2)	NA	55.4	17.0	16.9	73.6	77.4	6.49	9.87	9.12	2.11

Comparative Group
Bank Mutual Corporation	6.82	310.1	23.5	31.2	78.2	90.2	8.97	11.54	10.16	4.11
Brookline Bancorp, Inc.	10.46	617.5	31.7	32.8	126.6	140.0	23.61	18.71	17.24	3.25
Danvers Bancorp, Inc.	14.75	320.2	47.6	43.3	112.1	128.7	12.81	11.43	10.10	0.54
Dime Community Bancshares, Inc.	13.40	460.9	17.0	13.8	156.4	189.0	11.66	7.46	6.14	4.18
ESB Financial Corporation	14.02	169.0	14.0	13.6	102.6	138.7	8.63	8.41	6.36	2.85
Flushing Financial Corporation	12.91	401.9	14.2	11.8	111.6	117.0	9.70	8.69	8.29	4.03
OceanFirst Financial Corp.	11.37	214.0	11.6	8.5	116.6	116.6	10.54	9.04	9.04	4.22
Provident New York Bancorp	9.16	357.8	13.9	27.2	85.1	140.7	12.26	14.41	9.25	2.62
TrustCo Bank Corp NY	6.22	477.5	16.8	16.9	194.1	194.4	12.96	6.68	6.66	4.02
United Financial Bancorp, Inc.	14.18	238.8	37.3	28.1	105.8	109.7	15.49	14.64	14.17	1.97

(1)   Pro forma ratios assume sale of approximately 57% of the outstanding common stock currently owned by ViewPoint MHC, reflecting gross proceeds of $170.0 million, $200.0 million, $230.0 million, and $264.5 million at the minimum, midpoint, maximum, and the adjusted maximum of the valuation range, respectively.
      Dividend yield reflects current dividend yield on market price as of March 5, 2010.

(2)   Excludes mutual holding companies and companies being acquired in announced merger transactions.

 Source: ViewPoint Financial Group; SNL Financial; Feldman Financial.

feldman financial advisors, inc.

Exhibit I
Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis.  Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates.  Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm.  Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide.  The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President.  Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions.  Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm.  Trent also has worked at the Federal Home Loan Bank Board and with the California legislature.  Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.

Peter Williams - Principal.  Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis.  Peter was with Kaplan Associates for 13 years.  Peter also served as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware.  Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

Michael Green - Principal.  Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans.  During Mike’s 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations.  Mike holds a BA in Finance and Economics from Rutgers College.

Greg Izydorczyk - Senior Vice President.  Greg specializes in merger and acquisition analysis and corporate valuations and also has experience in mark-to-market analysis and business plans.  Greg was with Kaplan Associates for three years.  Previously, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial and as a Financial Analyst with Airbus Industrie of N.A.  Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the Katz Graduate School, University of Pittsburgh.

I-1

feldman financial advisors, inc.

Exhibit II-1
Consolidated Balance Sheets
As of December 31, 2008 and 2009
(Dollars in Thousands)

	December 31,
	2009	2008
ASSETS
Cash and due from banks	$17,507	$20,886
Short-term interest-bearing deposits	37,963	11,627
Securities available for sale	484,058	483,016
Securities held to maturity	254,724	172,343
Loans held for sale	341,431	159,884
Loans, net of allowance	1,108,159	1,239,708
Federal Home Loan Bank stock	14,147	18,069
Bank-owned life insurance	28,117	27,578
Mortgage servicing rights	872	1,372
Foreclosed assets, net	3,917	1,644
Premises and equipment, net	50,440	45,937
Goodwill	1,089	1,089
Prepaid FDIC assessment	9,134	—
Other assets	27,946	30,262

TOTAL ASSETS	$2,379,504	$2,213,415

LIABILITIES AND EQUITY
Deposits:
Non-interest bearing demand	$193,581	$172,395
Interest-bearing demand	263,063	98,884
Savings and money market	701,835	635,243
Time	633,186	641,568
Total deposits	1,796,665	1,548,090

Federal Home Loan Bank advances	312,504	410,841
Repurchase agreement	25,000	25,000
Other borrowings	10,000	—
Other liabilities	29,653	35,345
Total liabilities	2,173,822	2,019,276

Common stock and additional paid-in capital	118,559	116,225
Retained earnings	111,188	108,332
Accumulated other comprehensive income (loss)	3,802	(1,613)
Unearned ESOP shares	(6,159)	(7,097)
Treasury stock	(21,708)	(21,708)
Total equity	205,682	194,139

TOTAL LIABIITIES AND EQUITY	$2,379,504	$2,213,415

Source:  ViewPoint Financial Group, audited financial statements.

feldman financial advisors, inc.

Exhibit II-2
Consolidated Income Statements
For the Years Ended December 31, 2007 to 2009
(Dollars in Thousands)

	Year Ended December 31,
	2009	2008	2007

Total interest income	$108,301	$97,243	$84,232
Total interest expense	49,286	46,169	41,121
Net interest income	59,015	51,074	43,111

Provision for loan losses	7,652	6,171	3,268
Net interest income after provision	51,363	44,903	39,843

Service charges and fees	18,866	19,779	22,389
Brokerage fees	347	434	602
Net gain on sale of loans	16,591	9,390	1,298
Loan servicing fees	239	252	305
Bank-owned life insurance income	539	1,081	460
Gain on redemption of Visa, Inc. shares	—	771	—
Valuation adjustment on mortgage servicing rights	(191)	—	—
Impairment of collateralized debt obligations	(12,246)	(13,809)	—
Gain on sale of available for sale securities	2,377	—	—
Gain (loss) on sale of foreclosed assets	179	(43)	(34)
Gain (loss) on disposition of assets	(1,220)	16	(164)
Other	1,718	993	1,069
Total non-interest income	27,199	18,864	25,925

Salaries and employee benefits	46,777	43,560	31,557
Occupancy and equipment	5,999	5,772	5,198
Data processing	4,209	4,001	4,055
Regulatory assessments	4,018	1,225	1,236
Office operations	5,984	6,111	6,287
Outside professional services	1,882	2,004	2,923
Advertising	1,284	2,296	2,238
Other	4,779	4,390	4,463
Total non-interest expense	56,720	50,650	46,083

Income (loss) before income tax expense	3,630	(5,592)	7,811
Income tax expense (benefit)	960	(2,277)	2,744

Net income	$2,670	$(3,515)	$5,067

Source:  ViewPoint Financial Group, audited financial statements feldman financial advisors, inc.

Exhibit II-3
Loan Portfolio Composition
As of December 31, 2007 to 2009
 (Dollars in Thousands)

	December 31,
	2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Loans
One- to four-family	$440,847	39.30%	$498,961	39.92%	$332,780	36.40%
Commercial	453,604	40.44	436,483	34.92	251,915	27.56
Home equity	97,226	8.67	101,021	8.08	85,064	9.31
Construction	7,074	0.63	503	0.04	225	0.02
Total real estate loans	998,751	89.04	1,036,968	82.96	669,984	73.29

Other Loans
Consumer:
Automobile indirect	10,711	0.96	38,837	3.11	104,156	11.39
Automobile direct	57,186	5.10	73,033	5.84	98,817	10.81
Other secured	12,217	1.09	14,107	1.13	12,626	1.38
Lines of credit/unsecured	14,781	1.32	15,192	1.21	16,351	1.79
Total consumer	94,895	8.47	141,169	11.29	231,950	25.37

Commercial non-mortgage	27,983	2.49	71,845	5.75	12,278	1.34

Total other loans	122,878	10.96	213,014	17.04	244,228	26.71

Total loans, gross	1,121,629	100.00%	1,249,982	100.00%	914,212	100.00%

Deferred fees and discounts	(1,160)		(1,206)		603
Allowance for loan losses	(12,310)		(9,068)		(6,165)

Total loans, net	$1,073,167		$1,239,708		$908,650

Loans held for sale	$343,431		$159,884		$13,172

Source:  ViewPoint Financial Group.

feldman financial advisors, inc.

Exhibit II-4
Net Lending Activity
For the Years Ended December 31, 2007 to 2009
 (Dollars in Thousands)

	Year Ended December 31,
	2009	2008	2007
Loan Originations
Adjustable-Rate Loans:
One- to four-family real estate	$37,998	$109,124	$5,975
Construction	10,664	3,753	900
Commercial real estate	7,134	106,756	42,848
Home equity	11,095	8,939	3,064
Total real estate loans	68,891	228,572	52,787

Consumer loans – other secured	3,778	1,278	5,621
Consumer loans – line of credit/unsecured	617	1,155	703
Total consumer loans	4,395	2,433	6,324
Commercial non-mortgage1	38,682	105,905	4,489
Total adjustable-rate loans originated	109,968	336,910	63,600

Fixed-Rate Loans:
One- to four-family real estate	647,014	393,927	121,209
Commercial real estate	61,019	159,303	75,655
Home equity	12,394	34,599	24,276
Total real estate loans	720,427	587,829	221,140
Consumer loans – automobile	25,626	31,643	27,397
Consumer loans – other secured	2,680	2,882	2,299
Consumer loans – line of credit/unsecured	2,556	2,881	2,241
Total consumer loans	30,862	37,406	31,937
Commercial non-mortgage	4,853	8,692	3,6767
Total fixed-rate loans originated	756,142	633,927	256,844
Total loans originated	866,110	970,837	320,444
Loan Purchases
One- to four-family loans purchased2	5,242,511	296,572	44,407
Commercial real estate loans purchased	-	3,376	1,160
Total loans purchased	5,242,511	299,948	45,567

Sales and Repayments
One- to four family loans sold2	5,561,052	444,506	77,418
Commercial real estate loans sold	29,322	30,200	1,128
Consumer loans sold	3,418	813	4,012
Total loans sold	5,593,792	475,519	82,558
Principal repayments	461,635	312,784	327,664

Total reductions	6,055,427	788,303	410,222
Increase (decrease) in other items, net	(3,196)	(4,712)	(2,631)

Net increase (decrease)	$49,998	$477,770	$(46,842)

1   Includes warehouse lines of credit.
2  Includes purchase program loans.

Source:  ViewPoint Financial Group.

feldman financial advisors, inc.

Exhibit II-5
Investment Portfolio Composition
As of December 31, 2007 to 2009
(Dollars in Thousands)

	December 31,
	2009		2008		2007
	Amort. Cost	Fair Value	Amort. Cost	Fair Value	Amort. Cost	Fair Value
Securities Available for Sale
U.S. Government and agency	$47,994	$47,438	$18,502	$18,740	$35,006	$35,152
SBA pools	6,565	6,492	8,313	8,100	-	-
Collateralized debt obligations	-	-	7,940	7,940	21,946	19,616
Agency CMOs	226,242	228,501	313,391	310,065	347,376	349,234
Agency mortgage-backed securities	197,437	201,627	137,338	138,171	137,678	138,873
Total available for sale	478,238	484,058	485,484	483,016	541,556	542,875

Securities Held to Maturity
U.S. Government and agency	14,991	15,131	9,992	10,143	-	-
Municipal bonds	29,306	29,900	9,384	9,642	-	-
Agency CMOs	56,414	57,390	12,304	12,696	5,688	5,683
Agency mortgage-backed securities	154,013	158,393	140,663	144,098	14,403	14,519
Total held to maturity	254,724	260,814	172,343	176,579	20,091	20,202

Total Investment Securities	732,962	744,872	657,827	659,595	561,647	563,077

Federal Home Loan Bank stock	14,147	14,147	18,069	18,069	6,241	6,241

Total Securities	$747,109	$759,019	$675,896	$677,664	$567,888	$569,318

Source:  ViewPoint Financial Group.

feldman financial advisors, inc.

Exhibit II-6
Deposit Account Distribution
As of December 31, 2007 to 2009
(Dollars in Thousands)

	December 31,
	2009		2008		2007
		Pct. of		Pct. of		Pct. of
	Amount	Total	Amount	Total	Amount	Total

Non-certificate Accounts
Non-interest bearing demand	$193,581	10.77%	$172,395	11.13%	$190,163	14.66%
Interest bearing demand	268,063	14.92	98,884	6.39	71,934	5.54
Savings	143,506	7.99	144,530	9.34	156,129	12.03
Money market	549,619	30.59	482,525	31.17	414,483	31.94
IRA	8,710	0.49	8,188	0.53	8,116	0.63
Total non-certificates	1,163,479	64.76	906,522	58.56	840,825	64.80

Certificate accounts
0.00% - 1.99%	343,476	19.12	11,078	0.71	89	0.01
2.00% -3.99%	208,042	11.58	411,501	26.58	22,9973	1.77
4.00% - 5.99%	81,438	4.53	218,989	14.55	433,155	33.38
6.00% and over	230	0.01	0	0.00	551	0.04
Total certificates	633,186	35.24	641,568	41.44	456,768	35.20

Total deposits	$1,796,665	100.00%	$1,548,090	100.00%	$1,297,593	100.00%

Source:  ViewPoint Financial Group.

feldman financial advisors, inc.
Exhibit II-7
Borrowed Funds Distribution
As of or For the Years Ended December 31, 2007 to 2009
 (Dollars in Thousands)

	As of or For the Year Ended December 31,
	2009	2009	2007

Maximum Balance
FHLB advances	$424,872	$410,841	$128,451
Repurchase agreement	25,000	25,000	-
Other borrowings	10,000	-	-

Average Balance Outstanding
FHLB advances	346,274	242,399	78,920
Repurchase agreement	25,000	18,056	-
Other borrowings	2,083	-	-

End of Period Balance
FHLB advances	312,504	410,841	128,451
Repurchase agreement	25,000	25,000	-
Other borrowings	10,000	-	-

Weighted Average Rate
FHLB advances during the period	4.06%	4.27%	5.13%
FHLB advances at end of period	4.13%	3.80%	4.91%

Repurchase agreement during period	2.83%	1.62%	-
Repurchase agreement at end of period	3.22%	1.62%	-

Other borrowings during the period	6.00%	-	-
Other borrowings at end of period	6.00%	-	-

 Source:  ViewPoint Financial Group.

feldman financial advisors, inc.

Exhibit II-8
Office Network
As of December 31, 2009
(Dollars in Thousands)

			Lease	Net Book
	Square	Owned or	Expiration	Value at
Location	Feet	Leased	Date	12/31/09

ADMINISTRATIVE OFFICES

Pitman West (Main Office)	53,022	Owned	N/A	$1,647
1309 West 15th Street
Plano, TX 75075

Contact Center	31,762	Owned	N/A	2,576
2101 Custer Road
Plano, TX 75075

Pitman East	54,409	Owned	N/A	4,135
1201 West 15th Street
Plano, TX 75075

Richardson Annex	3,900	Owned	N/A	50
700 East Arapaho Road
Richardson, TX 75081

Purchase Program Office	657	Leased	01/31/11	N/A
13984 W. Bowles Ave., Suite 200
Littleton, CO 80127

BANK OFFICES

Addison	6,730	Leased	04/30/13	N/A
4560 Beltline Road, Suite 100
Addison, TX 75001

Allen	4,500	Owned	N/A	340
321 East McDermott Drive
Allen, TX 75002

Carrollton	6,800	Owned	N/A	1,109
1801 Keller Springs Road
Carrollton, TX 75006

Coppell	5,674	Owned	N/A	1,538
687 Denton Tap Road
Coppell, TX 75019

East Plano	5,900	Owned	N/A	1,219
2501 East Plano Parkway
Plano, TX 75074

Frisco	4,800	Owned	N/A	972
3833 Preston Road
Frisco, TX 75034

feldman financial advisors, inc.
Exhibit II-8 (continued)
Office Network
 (Dollars in Thousands)

Location	Square Feet	Owned or Leased	Lease Expiration Date	Net Book Value at 12/31/09

Garland	4,800	Owned	N/A	$779
2218 North Jupiter Road
Garland, TX 75046

Grand Prairie Albertsons*	452	Leased	08/08/12	N/A
215 North Carrier Parkway
Grand Prairie, TX 75050

Grapevine	3,708	Leased	12/31/28	N/A
301 South Park Boulevard
Grapevine, TX 76051

Lake Highlands Albertsons*	391	Leased	11/14/11	N/A
10203 East Northwest Hwy
Dallas, TX 75238

McKinney	4,500	Owned	N/A	643
2500 West Virginia Parkway
McKinney, TX 75071

McKinney Mini	1,800	Owned	N/A	83
231 North Chestnut Street
McKinney, TX 75069

Northeast Tarrant County	4,338	Owned with	06/30/18	1,646
3040 State Highway 121		Ground
Euless, TX 76039		Lease

Oak Cliff	2,800	Leased	09/30/13	N/A
2498 West Illinois Avenue
Dallas, TX 75233

Plano Central	1,681	Owned	N/A	787
1201 West 15th Street
Plano, TX 75075
(inside Pitman East admin. Office)

Richardson	22,000	Owned	N/A	726
720 East Arapaho Road
Richardson, TX 75081

Richardson Mini	2,500	Owned	N/A	94
1775 North Plano Road
Richardson, TX 75081

feldman financial advisors, inc.

Exhibit II-8 (continued)
Branch Office Network
(Dollars in Thousands)

			Lease	Net Book
	Square	Owned or	Expiration	Value at
Location	Feet	Leased	Date	12/31/09

West Allen	4,800	Owned	N/A	$775
225 South Custer Road
Allen, TX 75013

West Frisco	4,338	Owned	N/A	1,808
2975 Main Street
Frisco, TX 75034

West Plano	22,800	Owned	N/A	1,777
5400 Independence Parkway
Plano, TX 75075

West Richardson	4,500	Owned	N/A	494
1280 West Campbell Road
Richardson, TX 75080

Wylie	4,338	Owned	N/A	1,821
3490 FM 544
Wylie, TX 75098

RESIDENTIAL MORTGAGE LOAN PRODUCTION OFFICES
Arlington LPO	1,074	Leased	07/01/10	N/A
2340 West Interstate 20
Suites 210 and 212
Arlington, TX 76017

Austin LPO	1,555	Leased	05/31/10	N/A
3839 Bee Cave Road, Suite 204
Austin, TX 78746

Clear Lake/Nassau Bay LPO	2,419	Leased	06/30/11	N/A
1120 NASA Pkwy., Stes. 308/320
Houston, TX 77058

Coppell LPO	2,540	Leased	08/31/12	N/A
275 S. Denton Tap Rd., Ste 100
Coppell, TX 75019

Dallas LPO	7,670	Leased	12/31/10	N/A
13101 Preston Road, Suite 100
Dallas, TX 75240

Ennis LPO	100	Leased	06/30/10	N/A
1905 West Ennis Ave., Suite 240B
Ennis, TX 75119

feldman financial advisors, inc.

Exhibit II-8 (continued)
Branch Office Network
(Dollars in Thousands)

			Lease	Net Book
	Square	Owned or	Expiration	Value at
Location	Feet	Leased	Date	12/31/09

Gulfgate Center LPO	3,380	Leased	08/31/12	N/A
1800 Post Oak Blvd., Suite 400
Houston, TX 77056

Park Cities LPO	3,380	Leased	08/31/12	N/A
5944 Luther Lane, Suite 10000
Dallas, TX 75225

Plano LPO	N/A	Owned	N/A	N/A
1309 West 15th Street
Plano, TX 75075
(inside Pitman West admin. Office)

San Antonio LPO	3,212	Leased	11/30/12	N/A
6800 Park Ten Boulevard
San Antonio, TX 78213

Sonterra LPO	2,136	Leased	Month to	N/A
325 Sonterra Blvd. East, Suite 220			month
San Antonio, TX 78258

Southlake LPO	2,400	Leased	03/31/13	N/A
751 E. Southlake Blvd., Suite 120
Southlake, TX 76092

Waxahachie LPO	1,273	Leased	05/31/11	N/A
102 Professional Place, Suite 101
Waxahachie, TX 75165

Weatherford LPO	1,422	Leased	06/30/13	N/A
300 South Main Street, Suite 204
Weatherford, TX 76086

COMMERCIAL REAL ESTATE LOAN PRODUCTION OFFICES

Houston LPO	400	Leased	Month to	N/A
7500 San Felipe Road, Suite 600			month
Houston, TX 77063

* Represents in-store location

Source:  ViewPoint Financial Group.

feldman financial advisors, inc.

Exhibit III
Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	3/05/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)

All Public Thrifts(1)
Abington Bancorp, Inc.	PA	ABBC	1,238	17.30	17.30	(0.60)	(3.16)	8.14	171.3	NM	NM	80.0	80.0	13.83	2.46
Anchor BanCorp Wisconsin Inc.(2)	WI	ABCW	4,459	1.37	1.28	(3.75)	(128.79)	1.16	25.2	NM	NM	NM	NM	0.57	0.00
Astoria Financial Corporation	NY	AF	20,252	5.97	5.10	0.13	2.31	14.08	1,378.5	46.9	39.5	108.1	127.7	6.45	3.69
Athens Bancshares Corporation	TN	AFCB	276	9.30	NA	0.51	5.39	10.80	30.0	NA	NA	NA	NA	NA	0.00
Bank Mutual Corporation	WI	BKMU	3,512	11.54	10.16	0.39	3.40	6.82	310.1	23.5	31.2	78.2	90.2	8.97	4.11
BankAtlantic Bancorp, Inc.	FL	BBX	4,820	3.03	2.71	(3.45)	(88.45)	1	59.9	NM	NM	41.8	46.1	1.27	0.00
BankFinancial Corporation	IL	BFIN	1,574	16.91	15.45	0.57	3.28	9.94	212.9	22.1	20.5	80.0	89.1	13.53	2.82
BCSB Bancorp, Inc.	MD	BCSB	586	10.26	10.25	(0.26)	(2.56)	9.25	28.9	NM	NM	58.1	58.2	5.02	0.00
Beacon Federal Bancorp, Inc.	NY	BFED	1,067	9.49	9.49	0.34	3.58	8.80	57.6	16.3	11.5	56.9	56.9	5.40	2.27
Berkshire Hills Bancorp, Inc.	MA	BHLB	2,700	14.24	8.26	(0.60)	(3.90)	18.45	256.8	NM	NM	66.8	123.2	9.51	3.47
BofI Holding, Inc.	CA	BOFI	1,345	7.63	7.63	1.20	17.14	13.80	113.0	8.0	8.7	121.8	121.8	8.46	0.00
Broadway Financial Corporation	CA	BYFC	520	6.40	6.40	0.31	4.38	6.10	10.6	13.9	10.6	47.5	47.5	2.09	3.28
Brookline Bancorp, Inc.	MA	BRKL	2,616	18.71	17.24	0.75	4.03	10.46	617.5	31.7	32.8	126.6	140.0	23.61	3.25
Cape Bancorp, Inc.	NJ	CBNJ	1,073	11.80	NA	(1.64)	(12.91)	7.36	98.0	NM	NA	77.4	94.9	9.13	0.00
Carver Bancorp, Inc.	NY	CARV	812	8.01	7.98	0.15	1.89	7.59	18.8	50.6	NM	40.8	41.0	2.37	5.27
Central Bancorp, Inc.	MA	CEBK	558	7.80	7.43	0.04	0.50	8.89	14.6	NM	NM	42.8	45.8	2.65	2.25
Central Federal Corporation	OH	CFBK	280	9.06	9.06	(2.66)	(24.61)	0.96	3.9	NM	NM	21.4	21.4	1.44	0.00
CFS Bancorp, Inc.	IN	CITZ	1,082	10.21	10.21	(0.05)	(0.48)	4.56	49.1	NM	NM	44.5	44.5	4.54	0.88
Chicopee Bancorp, Inc.	MA	CBNK	544	17.31	17.31	(0.30)	(1.69)	12.84	81.9	NM	NM	87.0	87.0	15.06	0.00
Citizens Community Bancorp, Inc.	WI	CZWI	567	9.74	8.67	(0.61)	(5.61)	3.85	19.7	NM	10.2	35.7	40.6	3.47	0.00
Citizens South Banking Corporation	NC	CSBC	792	9.14	9.07	(3.61)	(28.79)	4.99	37.6	NM	NA	72.6	73.4	4.88	3.21
CMS Bancorp, Inc.	NY	CMSB	227	9.19	9.19	(0.15)	(1.59)	7.99	14.9	NM	NM	71.2	71.2	6.55	0.00
Community Financial Corporation	VA	CFFC	541	8.97	8.97	0.40	4.52	3.77	16.4	12.2	10.9	45.2	45.2	3.11	0.00
Danvers Bancorp, Inc.	MA	DNBK	2,500	11.43	10.10	0.28	2.30	14.75	320.2	47.6	43.3	112.1	128.7	12.81	0.54
Dime Community Bancshares, Inc.	NY	DCOM	3,952	7.46	6.14	0.66	9.20	13.40	460.9	17.0	13.8	156.4	189.0	11.66	4.18
Elmira Savings Bank, FSB	NY	ESBK	499	10.92	NA	0.91	8.52	16.00	30.7	10.0	9.6	85.0	NA	6.39	5.00
ESB Financial Corporation	PA	ESBF	1,959	8.41	NA	0.59	7.48	14.02	169.0	14.0	NA	NA	NA	NA	2.85
ESSA Bancorp, Inc.	PA	ESSA	1,034	17.62	17.62	0.53	2.93	13.21	186.2	32.2	31.1	102.4	102.4	18.04	1.51
FFD Financial Corporation	OH	FFDF	198	9.06	9.06	0.41	4.38	12.71	12.9	16.5	15.4	71.8	71.8	6.50	5.35
Fidelity Bancorp, Inc.	PA	FSBI	736	6.38	6.04	(0.43)	(6.59)	5.00	15.2	NM	NM	37.9	40.6	2.09	1.60
First Advantage Bancorp	TN	FABK	344	20.49	20.49	0.10	0.51	10.60	47.4	NM	40.6	67.2	67.2	13.77	1.89
First Bancshares, Inc.	MO	FBSI	210	11.43	11.36	(0.45)	(4.23)	10.95	17.0	NM	NM	70.7	71.2	8.08	0.00
First Capital, Inc.	IN	FCAP	456	NA	NA	0.17	NA	14.50	40.0	51.8	44.6	NA	NA	NA	4.97
First Clover Leaf Financial Corp.	IL	FCLF	603	13.20	11.29	(1.07)	(7.50)	6.65	52.9	NM	NM	67.5	80.6	8.91	3.61
First Community Bank Corporation	FL	FCFL	550	NA	NA	(0.91)	NA	2.72	14.8	NM	NA	NA	NA	NA	0.00

III-1

feldman financial advisors, inc.

Exhibit III
Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	3/05/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)

First Defiance Financial Corp.	OH	FDEF	2,058	11.38	8.56	0.36	3.09	10.09	81.9	16.0	9.7	41.4	61.0	4.05	0.00
First Federal Bancshares of Ark.	AR	FFBH	750	8.34	8.34	(3.38)	(33.16)	3.45	16.7	NM	NM	36.1	36.1	2.28	0.00
First Federal of Northern Michigan	MI	FFNM	234	9.87	9.52	(2.79)	(24.30)	1.50	4.3	NM	NM	18.8	19.6	1.85	0.00
First Financial Holdings, Inc.	SC	FFCH	3,476	10.20	9.19	0.91	10.44	12.96	214.2	5.2	45.1	74.0	85.3	6.28	1.54
First Financial Northwest, Inc.	WA	FFNW	1,315	17.37	17.37	(3.16)	(15.55)	7.19	135.3	NM	NM	59.2	59.2	10.29	4.73
First Franklin Corporation	OH	FFHS	NA	NA	NA	NA	NA	7.00	11.8	NM	NA	NA	NA	NA	0.00
First Keystone Financial, Inc.(2)	PA	FKFS	506	6.38	6.38	(0.55)	(8.39)	13.20	32.1	NM	NM	99.8	99.8	6.35	0.00
First Niagara Financial Group, Inc.	NY	FNFG	14,585	16.27	10.54	0.69	3.95	13.84	2,609.1	30.1	20.6	107.8	177.9	NA	4.05
First PacTrust Bancorp, Inc.	CA	FPTB	894	10.85	10.85	(0.20)	(1.84)	6.51	27.6	NM	NM	35.5	35.5	3.16	3.07
First Place Financial Corp.	OH	FPFC	3,259	8.52	8.23	(0.47)	(5.75)	3.58	60.8	NM	NM	29.2	30.7	1.91	0.00
First Savings Financial Group, Inc.	IN	FSFG	491	10.71	9.13	0.47	2.99	11.20	27.1	17.0	17.0	51.4	61.4	5.50	0.00
Flagstar Bancorp, Inc.	MI	FBC	14,013	4.26	4.26	(3.16)	(60.77)	0.73	651.4	NM	NM	104.3	104.3	2.50	0.00
Flushing Financial Corporation	NY	FFIC	4,143	8.69	8.29	0.63	7.80	12.91	401.9	14.2	11.8	111.6	117.0	9.70	4.03
GS Financial Corp.	LA	GSLA	272	10.32	10.32	0.34	3.14	14.00	17.5	20.0	NA	NA	NA	NA	2.86
Hampden Bancorp, Inc.	MA	HBNK	575	16.47	16.47	(0.14)	(0.81)	10.05	72.7	NM	NM	77.0	77.0	12.67	1.19
Harleysville Savings Financial Corp.	PA	HARL	840	6.06	6.06	0.55	9.20	13.73	50.1	11.0	9.8	98.4	98.4	5.96	5.54
HF Financial Corp.	SD	HFFC	1,175	7.85	7.46	0.58	8.37	10.15	70.4	8.1	6.9	76.3	80.6	5.99	4.43
Hingham Institution for Savings	MA	HIFS	926	7.05	7.05	0.93	12.79	33.50	71.2	8.8	8.6	109.0	109.0	7.69	2.63
HMN Financial, Inc.	MN	HMNF	1,036	9.64	9.64	(1.00)	(10.33)	5.06	21.8	NM	NM	28.2	28.2	2.12	0.00
Home Bancorp, Inc.	LA	HBCP	525	25.30	25.30	0.89	3.58	12.50	109.7	21.6	16.7	82.6	82.6	20.91	0.00
Home Federal Bancorp, Inc.	ID	HOME	822	25.34	25.34	1.16	4.22	14.06	234.8	25.1	NM	112.7	112.7	28.55	1.56
HopFed Bancorp, Inc.	KY	HFBC	1,029	7.77	7.66	0.20	2.45	11.42	41.1	43.9	NM	NA	NA	NA	4.20
Hudson City Bancorp, Inc.	NJ	HCBK	60,268	8.86	8.62	0.92	10.18	13.39	7,054.8	12.5	12.6	123.4	127.2	10.93	4.48
Independence Federal Savings Bank	DC	IFSB	167	5.96	5.96	(0.06)	(1.17)	1.47	2.3	NM	NM	22.9	22.9	1.36	0.00
Jefferson Bancshares, Inc.	TN	JFBI	671	11.98	8.63	0.21	1.73	3.84	25.7	17.4	16.8	32.0	46.1	3.83	0.00
Legacy Bancorp, Inc.	MA	LEGC	946	12.83	11.72	(0.82)	(6.19)	9.82	85.8	NM	NM	70.7	78.7	9.07	2.04
Louisiana Bancorp, Inc.	LA	LABC	330	22.24	22.24	0.78	3.17	14.65	74.1	27.1	29.2	NA	NA	NA	0.00
LSB Corporation	MA	LSBX	817	7.41	7.41	0.64	7.00	12.29	55.4	14.5	19.3	91.5	91.5	6.78	2.28
LSB Financial Corp.	IN	LSBI	371	9.13	9.13	0.12	1.35	10.05	15.6	33.5	27.0	46.1	46.1	4.21	4.98
Mayflower Bancorp, Inc.	MA	MFLR	246	8.28	8.27	0.47	5.85	7.20	15.0	12.9	NA	73.6	73.7	6.09	3.33
Meta Financial Group, Inc.	IA	CASH	916	5.08	4.82	(0.11)	(1.96)	21.65	66.4	NM	NM	122.9	130.0	6.25	2.40
MutualFirst Financial, Inc.	IN	MFSF	1,399	9.27	8.89	0.23	2.42	6.30	44.0	31.5	14.9	44.8	47.7	3.22	3.81
NASB Financial, Inc.	MO	NASB	1,560	10.67	10.52	1.20	11.80	22.14	174.2	9.3	10.7	104.7	106.4	11.17	4.07
New Hampshire Thrift Bancshares	NH	NHTB	963	9.12	NA	0.74	7.75	10.70	61.8	10.1	NA	79.4	NA	6.48	4.86
New York Community Bancorp, Inc.	NY	NYB	42,154	12.73	7.13	1.20	9.29	15.60	6,758.3	13.8	14.3	125.8	238.9	16.02	6.41
NewAlliance Bancshares, Inc.	CT	NAL	8,434	17.01	11.08	0.55	3.30	12.43	1,317.2	26.5	27.2	91.9	151.0	15.63	2.25

III-2

feldman financial advisors, inc.

Exhibit III
Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	3/05/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)

Newport Bancorp, Inc.	RI	NFSB	459	11.20	11.20	0.16	1.34	11.60	44.4	64.4	51.6	86.5	86.5	9.68	0.00
North Central Bancshares, Inc.	IA	FFFD	455	10.61	10.61	0.69	6.80	15.19	20.5	7.6	7.9	53.7	53.7	4.60	0.26
Northwest Bancshares, Inc.	PA	NWBI	8,025	16.40	14.53	0.46	4.71	11.89	1,315.5	39.6	35.7	99.9	115.3	16.39	3.36
OBA Financial Services, Inc.	MD	OBAF	NA	NA	NA	NA	NA	10.48	48.5	NA	NA	NA	NA	NA	0.00
Ocean Shore Holding Co.	NJ	OSHC	770	12.64	12.64	0.58	5.95	11.35	83.0	19.2	NA	NA	NA	NA	2.11
OceanFirst Financial Corp.	NJ	OCFC	2,030	9.04	9.04	0.82	9.35	11.37	214.0	11.6	NA	116.6	116.6	10.54	4.22
OmniAmerican Bancorp, Inc.	TX	OABC	1,134	8.04	8.04	0.06	0.73	11.65	138.7	NA	NA	NA	NA	NA	0.00
Osage Bancshares, Inc.	OK	OSBK	161	15.29	14.69	0.39	2.41	8.35	22.1	34.8	20.9	93.8	98.3	14.34	4.07
Pamrapo Bancorp, Inc.(2)	NJ	PBCI	558	8.65	8.65	(1.14)	(12.78)	8.30	41.0	NM	NM	85.0	85.0	7.35	0.00
Park Bancorp, Inc.	IL	PFED	222	11.55	11.55	(1.26)	(10.68)	5.01	6.0	NM	NM	23.3	23.3	2.70	0.00
Parkvale Financial Corporation	PA	PVSA	1,916	7.91	6.49	(0.50)	(6.19)	7.31	40.3	NM	7.2	33.6	44.4	2.14	2.74
People’s United Financial, Inc.	CT	PBCT	21,257	24.00	18.16	0.49	1.97	15.60	5,647.6	52.0	56.2	102.7	146.1	24.64	3.91
Provident Financial Holdings, Inc.	CA	PROV	1,415	8.74	8.74	(0.24)	(3.22)	3.11	35.4	NM	NM	28.7	28.7	2.51	1.29
Provident Financial Services, Inc.	NJ	PFS	6,836	12.94	8.15	(1.83)	(13.33)	11.60	694.0	NM	NM	78.4	131.8	10.15	3.79
Provident New York Bancorp	NY	PBNY	2,918	14.41	9.25	0.89	6.10	9.16	357.8	13.9	27.2	85.1	140.7	12.26	2.62
Pulaski Financial Corp.	MO	PULB	1,434	8.17	7.90	0.40	4.88	6.25	65.9	16.5	14.9	73.6	77.4	4.53	6.08
PVF Capital Corp.	OH	PVFC	869	6.16	6.16	(1.52)	(24.62)	1.87	14.9	NM	NM	27.9	27.9	1.72	0.00
River Valley Bancorp	IN	RIVR	396	7.75	7.75	0.44	6.64	13.05	19.6	12.0	NA	NA	NA	NA	6.44
Riverview Bancorp, Inc.	WA	RVSB	858	10.38	7.59	(0.16)	(1.60)	2.45	26.8	NM	NM	30.2	43.1	3.12	0.00
Rome Bancorp, Inc.	NY	ROME	330	18.30	18.30	0.92	5.21	9.01	61.7	19.2	18.9	102.3	102.3	18.71	4.00
Severn Bancorp, Inc.	MD	SVBI	968	10.98	10.94	(1.54)	(13.22)	3.89	39.2	NM	NA	49.2	49.4	4.16	0.00
Superior Bancorp	AL	SUPR	3,222	5.95	5.46	(0.63)	(8.16)	3.12	36.5	NM	5.2	19.0	20.8	1.13	0.00
Teche Holding Company	LA	TSH	757	9.55	9.11	0.91	9.77	31.96	67.1	9.5	8.8	92.7	97.6	8.85	4.44
Territorial Bancorp Inc.	HI	TBNK	1,390	15.81	15.81	0.66	5.52	20.98	256.7	NA	NA	116.8	116.8	18.47	0.95
TF Financial Corporation	PA	THRD	714	10.04	9.46	0.63	6.63	19.05	50.9	10.6	11.4	67.5	71.9	6.78	4.20
TierOne Corporation	NE	TONE	3,161	7.73	7.61	(0.84)	(10.18)	0.58	10.5	NM	NM	4.3	4.4	0.33	0.00
Timberland Bancorp, Inc.	WA	TSBK	716	12.17	11.39	(0.06)	(0.42)	4.12	29.0	NM	47.4	40.6	44.5	4.14	0.97
TrustCo Bank Corp NY	NY	TRST	3,680	6.68	6.66	0.79	11.72	6.22	477.5	16.8	16.9	194.1	194.4	12.96	4.02
United Community Financial Corp.	OH	UCFC	2,338	9.40	9.37	(0.67)	(6.91)	1.59	49.1	NM	NM	22.4	22.4	2.10	0.00
United Financial Bancorp, Inc.	MA	UBNK	1,541	14.64	NA	0.46	2.67	14.18	238.8	37.3	28.1	105.8	109.7	15.49	1.97
United Western Bancorp, Inc.	CO	UWBK	2,628	7.43	7.43	0.03	0.53	2.30	67.4	7.0	NM	32.2	32.2	2.39	0.00
Washington Federal, Inc.	WA	WFSL	12,662	13.69	11.93	0.28	2.16	19.39	2,180.4	62.6	85.4	125.8	147.6	17.22	1.03
Wayne Savings Bancshares, Inc.	OH	WAYN	403	9.08	8.60	0.49	5.52	7.88	23.7	11.8	11.4	64.6	68.6	5.87	2.54
Westfield Financial, Inc.	MA	WFD	1,191	20.76	20.76	0.47	2.12	8.49	253.3	47.2	41.6	102.4	102.4	21.26	2.36
WSB Holdings, Inc.	MD	WSB	438	12.07	12.07	(1.27)	(10.69)	3.81	29.9	NM	NA	56.6	56.6	6.83	0.00
WSFS Financial Corporation	DE	WSFS	3,749	8.05	NA	0.02	0.24	35.43	250.8	NM	NM	100.4	106.5	6.79	1.35

III-3

feldman financial advisors, inc.
Exhibit III
Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	3/05/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)

WVS Financial Corp.	PA	WVFC	392	7.84	7.84	0.34	4.55	14.50	30.0	21.6	20.3	97.5	97.5	7.65	4.41

Average(2)	NA	NA	3,137	11.15	10.42	(0.08)	(1.33)	10.15	367.6	23.0	22.8	73.0	81.5	8.18	2.12
Median(2)	NA	NA	946	9.87	9.12	0.28	2.31	10.05	55.4	17.0	16.9	73.6	77.4	6.49	2.11

(1) Public thrifts traded on NYSE, NYSE Amex, and NASDAQ; excludes companies subject to mutual holding company ownership.

(2) Companies subject to pending acquisition are excluded from average and median calculations.

Source: SNL Financial; Feldman Financial.

III-4

feldman financial advisors, inc.

Exhibit IV-1
Pro Forma Assumptions for Second-Step Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The Company’s equity capital is increased by $250,000 to reflect consolidation of the capital of ViewPoint MHC.

3.
The net offering proceeds are invested at an assumed interest rate of 3.00% (1.98% on an after-tax basis assuming a 34.0% effective tax rate).  This interest rate was calculated assuming that net proceeds are placed into fixed-rate and variable-rate agency mortgage-backed securities, agency bonds and high grade municipal bonds, all based on market interest rates prevailing as of December 31, 2009.

4.
It is assumed that 8.0% of the total shares of common stock to be sold in the offering will be acquired by the employee stock ownership plan (“ESOP”).  Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP.  The annual expense is estimated based on a 30-year loan to the ESOP from the Company.

5.
It is assumed that 4.0% of the total shares of common stock sold in the offering will be subsequently acquired in the open market by the restricted stock plan (“RSP”).  Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP.  The annual expense is estimated based on a five-year vesting period.

6.
It is assumed that an additional 10.0% of the total shares offered for sale will be reserved for issuance by the stock option plan.  Pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $3.70 per share.  It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period, 25% of the options granted were non-qualified options for income tax purposes, the options would vest at a rate of 20% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period.

7.	Fixed offering expenses are estimated at $1.88 million.

8.
Marketing fees for the subscription and community offerings are estimated at 0.75% of the amount of stock sold in these offerings, excluding stock purchased by the ESOP and an estimated aggregate amount of $390,000 stock purchased by executive officers, directors, and their associates.  Marketing fees for the syndicated community offering are estimated at 5.50% of the stock sold in this portion.  It is assumed that 50% of the total shares offered for sale will be sold in the syndicated offering.

9.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

10.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

feldman financial advisors, inc.

Exhibit IV-2
Pro Forma Second-Step Stock Offering Range
ViewPoint Financial Group
Historical Financial Data as of December 31, 2009
(Dollars in Thousands, Except Per Share Data)

		Minimum	Midpoint	Maximum	Adj. Max.
Shares outstanding	100.0%	29,878,827	35,151,562	40,424,296	46,487,940
Exchange ratio		1.1985	1.4101	1.6216	1.8648
Shares exchanged	43.1%	12,878,827	15,151,562	17,424,296	20,037,940
Shares sold	56.9%	17,000,000	20,000,000	23,000,000	26,450,000
Offering price		$10.00	$10.00	$10.00	$10.00
Pro forma market value		$298,788	$351,516	$404,243	$464,879
Gross proceeds		$170,000	$200,000	$230,000	$264,500
Less: estimated expenses		(7,088)	(8,007)	(8,927)	(9,984)
Net offering proceeds		162,912	191,993	221,073	254,516
Plus: MHC capital addition		250	250	250	250
Less: ESOP purchase		(13,600)	(16,000)	(18,400)	(21,160)
Less: RSP purchase		(6,800)	(8,000)	(9,200)	(10,580)
Net investable proceeds		$142,762	$168,243	$193,723	$223,026
Net Income
LTM ended 12/31/09		$2,670	$2,670	$2,670	$2,670
Pro forma income on net proceeds		2,827	3,331	3,836	4,416
Pro forma ESOP adjustment		(299)	(352)	(405)	(466)
Pro forma RSP adjustment		(898)	(1,056)	(1,214)	(1,397)
Pro forma option adjustment		(1,151)	(1,354)	(1,557)	(1,791)
Pro forma net income		$3,149	$3,239	$3,330	$3,432
Pro forma earnings per share		$0.12	$0.10	$0.09	$0.08
Core Earnings
LTM ended 12/31/09		$10,715	$10,715	$10,715	$10,715
Pro forma income on net proceeds		2,827	3,331	3,836	4,416
Pro forma ESOP adjustment		(299)	(352)	(405)	(466)
Pro forma RSP adjustment		(898)	(1,056)	(1,214)	(1,397)
Pro forma option adjustment		(1,151)	(1,354)	(1,557)	(1,791)
Pro forma core earnings		$11,194	$11,284	$11,375	$11,477
Pro forma core earnings per share		$0.42	$0.36	$0.31	$0.27
Total Equity		$205,682	$205,682	$205,682	$205,682
Net offering proceeds		162,912	191,993	221,073	254,516
Plus: MHC capital consolidation		250	250	250	250
Less: ESOP purchase		(13,600)	(16,000)	(18,400)	(21,160)
Less: RSP purchase		(6,800)	(8,000)	(9,200)	(10,580)
Pro forma total equity		$348,444	$373,925	$399,405	$428,708
Pro forma book value		$11.66	$10.64	$9.88	$9.22
Tangible Equity		$204,593	$204,593	$204,593	$204,593
Net offering proceeds		162,912	191,993	221,073	254,516
Plus: MHC capital consolidation		250	250	250	250
Less: ESOP purchase		(13,600)	(16,000)	(18,400)	(21,160)
Less: RSP purchase		(6,800)	(8,000)	(9,200)	(10,580)
Pro forma tangible equity		$347,355	$372,836	$398,316	$427,619
Pro forma tangible book value		$11.63	$10.61	$9.85	$9.20
Total Assets		$2,379,504	$2,379,504	$2,379,504	$2,379,504
Net offering proceeds		162,912	191,993	221,073	254,516
Plus: MHC capital consolidation		250	250	250	250
Less: ESOP purchase		(13,600)	(16,000)	(18,400)	(21,160)
Less: RSP purchase		(6,800)	(8,000)	(9,200)	(10,580)
Pro forma total assets		$2,522,266	$2,547,747	$2,573,227	$2,602,530

feldman financial advisors, inc.

Exhibit IV-3
Pro Forma Conversion Analysis at the Maximum Valuation
ViewPoint Financial Group
Historical Financial Data as of December 31, 2009

Valuation Parameters						Symbol	Data
Net income — LTM						Y	$2,670,000
Core earnings — LTM						Y	10,715,000
Net worth						B	205,682,000
Tangible net worth						B	204,593,000
Total assets						A	2,379,504,000
Expenses in conversion						X	1,888,000
Other proceeds not reinvested						O	27,600,000
ESOP purchase						E	18,400,000
ESOP expense (pre-tax)						F	613,333
RSP purchase						M	9,200,000
RSP expense (pre-tax)						N	1,840,000
Stock option expense (pre-tax)						Q	1,702,000
Option expense tax-deductible						D	25.00%
Re-investment rate (after-tax)						R	3.00%
Tax rate						T	34.00%
Shares for EPS						S	89.07%
Pro Forma Valuation Ratios at Maximum Value
Price / LTM EPS						P/E	111.11	x
Price / Core EPS						P/E	32.26	x
Price / Book Value						P/B	101.21%
Price / Tangible Book						P/TB	101.52%
Price / Assets						P/A	15.71%

Pro Forma Calculation at Maximum Value							Based on
V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))				=	$404,242,960	[LTM earnings]
1 - (P/E / S) * R

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))				=	$404,242,960	[Core earings]
1 - (P/E / S) * R

V =	P/B * (B - X - E - M)				=	$404,242,960	[Book value]
1 - P/B

V =	P/TB * (B - X - E - M)				=	$404,242,960	[Tangible book]
1 - P/TB

V =	P/A * (B - X - E - M)				=	$404,242,960	[Total assets]
1 - P/A

Pro Forma Valuation Range						Shares Outstanding
Minimum =	$351,515,620	x	0.85	=	$298,788,270	29,878,827
Midpoint =	$351,515,620	x	1.00	=	$351,515,620	35,151,562
Maximum =	$351,515,620	x	1.15	=	$404,242,960	40,424,296
Adj. Max. =	$404,242,960	x	1.15	=	$464,879,400	46,487,940

feldman financial advisors, inc.

Exhibit IV-4
Comparative Valuation Ratio Differential
Pro Forma Conversion Valuation
Computed from Market Price Data as of March 5, 2010

		ViewPoint	Comparative		All Public
Valuation		Financial	Group		Thrifts (1)
Ratio	Symbol	Group	Average	Median	Average	Median

Price / LTM EPS	P/E		22.8	16.9	23.0	17.0
Minimum	(x)	83.3	265.4%	392.9%	261.5%	391.2%
Midpoint		100.0	338.6%	491.7%	334.0%	489.6%
Maximum		111.1	387.3%	557.4%	382.2%	555.1%
Adj. Maximum		125.0	448.2%	639.6%	442.5%	637.0%

Price / Core EPS	P/E		22.7	22.0	22.8	16.9
Minimum	(x)	23.8	4.8%	8.2%	4.3%	40.8%
Midpoint		27.8	22.5%	26.4%	21.8%	64.5%
Maximum		32.3	42.3%	46.8%	41.6%	91.1%
Adj. Maximum		37.0	63.0%	68.2%	62.2%	118.9%

Price / Book Value	P/B		118.9	111.8	73.0	73.6
Minimum	(%)	85.8	-27.8%	-23.3%	17.6%	16.5%
Midpoint		94.0	-20.9%	-15.9%	28.8%	27.7%
Maximum		101.2	-14.9%	-9.5%	38.7%	37.5%
Adj. Maximum		108.5	-8.7%	-3.0%	48.7%	47.4%

Price / Tangible Book	P/TB		136.5	133.7	81.5	77.4
Minimum	(%)	86.0	-37.0%	-35.7%	5.6%	11.2%
Midpoint		94.3	-30.9%	-29.5%	15.8%	21.9%
Maximum		101.5	-25.6%	-24.1%	24.6%	31.2%
Adj. Maximum		108.7	-20.4%	-18.7%	33.5%	40.5%

Price / Total Assets	P/A		12.66	11.96	8.18	6.49
Minimum	(%)	11.85	-6.4%	-0.9%	44.9%	82.6%
Midpoint		13.80	9.0%	15.4%	68.7%	112.6%
Maximum		15.71	24.1%	31.4%	92.1%	142.1%
Adj. Maximum		17.86	41.1%	49.3%	118.4%	175.2%

 Excludes companies subject to MHC ownership or pending acquisition.

IV-4